Filed Pursuant to Rule 424(b)(3)
 Registration No 333-261784
PROSPECTUS FOR
108,549,444 SHARES OF COMMON STOCK
7,060,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
10,222,500 SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF
INNOVID CORP.
This prospectus relates to (i) the resale from time to time of an aggregate of 86,321,962 shares of common stock, par value $0.0001 per share (the “common stock”), of Innovid Corp., a Delaware corporation (“Innovid”), issued in connection with the Merger (as defined below) by certain of the selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), (ii) the resale from time to time of 20,000,000 shares of common stock issued in the PIPE Investment (as defined below) by certain of the Selling Shareholders, (iii) the resale from time to time of 2,227,482 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the resale from time to time of 7,060,00 warrants to purchase Company Common Stock. This prospectus also relates to the issuance by us of up to 10,222,500 shares of common stock upon the exercise of outstanding warrants.
On November 30, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 24, 2021 (the “Merger Agreement”), by and among ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), Inspire Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware Limited Liability Company and a direct wholly owned subsidiary of ION (“Merger Sub 2”) and Innovid, Inc., a Delaware corporation. In connection with the Business Combination, ION was renamed “Innovid Corp.” As contemplated by the Merger Agreement, (a) Merger Sub 1 merged with and into Innovid, Inc. (the “First Merger”), the separate corporate existence of Merger Sub 1 ceased and Innovid, Inc. survived (the “Surviving Corporation”), and (b) immediately following the consummation of the First Merger and as a part of the same overall transaction, the Surviving Corporation merged with and into Merger Sub 2 (the “Second Merger” and, together the First Merger and the related transactions contemplated by the Merger Agreement, the “Business Combination”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”).
We are registering (i) the resale of shares of common stock and warrants as required by our investor rights agreement, dated as of November 30, 2021 (the “Investor Rights Agreement”), entered into by and among Innovid, certain equityholders of ION, and certain former equityholders of Innovid, Inc., (ii) the resale of shares of common stock as required by the subscription agreements entered into with certain qualified institutional buyers and accredited investors that purchased shares of common stock in private placements consummated in connection with the Business Combination and (iii) the issuance by us of common stock, in accordance with the warrant agreement, dated as of February 10, 2021, by and among ION and Continental Stock Transfer & Trust Company entered in connection with ION’s initial public offering the (“Warrant Agreement”).
We are also registering the (i) resale of shares of common stock held by certain of our affiliates and (ii) the resale of shares of common stock reserved for issuance upon the exercise of options to purchase shares of common stock held by certain of our current and former employees.
We will receive the proceeds from any exercise of the warrants for cash, but not from the resale of the shares of common stock or warrants by the Selling Shareholders.
We will bear all costs, expenses and fees in connection with the registration of the shares of common stock and warrants. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of common stock and warrants.
Our shares of common stock are listed on the New York Stock Exchange under the symbol “CTV”. On December 28, 2021, the closing sale price of shares of our common stock was $7.09. Our warrants are listed on the New York Stock Exchange under the symbol “CTV.WS”. On December 28, 2021, the closing sale price of our warrants was $1.19.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 30, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
i

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references
•“Advertising Services” means the Company’s leading independent software platform that provides ad serving and creative services.
•“Available Cash” means an amount equal to (i) all freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the redemptions of ION Class A Ordinary Shares and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds from the PIPE Investment as of immediately prior to the Closing.
•“Board” the board of directors of Innovid Corp.
•“Business Combination” are to the Merger and the related transactions contemplated by the Merger Agreement;
•“Bylaws” are to our bylaws;
•“Certificate of Incorporation” are to our Amended and Restated Certificate of Incorporation;
•“common stock” and “Innovid Corp. Common Stock” are to Innovid common stock, par value $0.0001 per share;
•“Closing” are to the closing of the Business Combination;
•“Closing Date” are to the closing date of the Business Combination;
•“Company,” “we,” “us” and “our” are to ION prior to the Business Combination or, following the name change, Innovid, as applicable;
•“Continental” are to Continental Stock Transfer & Trust Company;
•“DGCL” are to the General Corporation Law of the State of Delaware;
•“ESPP” are to our 2021 Employee Stock Purchase Plan;
•“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
•“Founder Shares” are to the 6,325,000 shares of ION Class B Ordinary Shares Stock purchased by the Sponsor in a private placement prior to the ION IPO, subject to certain forfeitures immediately prior to Closing agreed to by Sponsor in the Sponsor Support Agreement;
•“Forward Purchase Agreements” are to the forward purchase agreements entered into, or amended and restated, by ION on January 26, 2021;
•“GAAP” are to accounting principles generally accepted in the United States of America;
•“Innovid Corp. Incentive Plan” are to our 2021 Incentive Award Plan;
•“Innovid” are to Innovid Corp. and prior to the Business Combination and its name change to ION Acquisition Corp 2 Ltd.;
•“Innovid, Inc.” are to Innovid, Inc. prior to the Business Combination;
•“ION” are to ION Acquisition Corp 2 Ltd. prior to the Business Combination;
•“ION Class A Ordinary Share” are to the Class A Ordinary Shares of ION, par value $0.0001 per share;
•“ION Class B Ordinary Share” are to the Class B Ordinary Shares of ION, par value $0.0001 per share;
•“ION Shares” are to the ION Class A Ordinary Shares and the ION Class B Ordinary Shares, collectively;

•“ION Bylaws” are to the bylaws of ION in effect immediately before the closing of the Business Combination;
•“ION Charter” are to the Amended and Restated Certificate of Incorporation of ION in effect immediately before the closing of the Business Combination;
•“ION Domesticated Common Stock” means the then issued and outstanding ION Class A Ordinary Shares that will automatically be converted, on a one-for-one basis, into a share of common stock of ION (after the Domestication).
•“ION IPO” are to ION’s initial public offering that was consummated on February 16, 2021;
•“ION Organizational Documents” are to the ION Charter and the ION Bylaws;
•“ION units” and “units” are to the units of ION, each unit representing one ION share of common stock and one redeemable warrant, that were offered and sold by ION in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);
•“IPO registration statement” are to the Registration Statement on Form S-1 (File No. 333-252440) filed by ION in connection with its initial public offering, which became effective on February 10, 2021;
•“IRS” are to the U.S. Internal Revenue Service;
•“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;
•“Merger 1” are to the merger of Merger Sub 1 with and into Innovid, Inc., with Innovid, Inc. surviving the merger;
•“Merger 2” are to the merger of the Surviving Corporation with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of Innovid (formerly ION);
•“Merger Agreement” are to the Agreement and Plan of Merger dated June 24, 2021 by and among ION, Innovid, Inc., Merger Sub 1 and Merger Sub 2;
•“Merger Sub 1” are to Inspire Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of ION;
•“Merger Sub 2” are to Inspire Merger Sub 2, LLC, a Delaware Limited Liability Company and a direct wholly owned subsidiary of ION;
•“Mergers” are to Merger 1 and Merger 2, collectively;
•“NYSE” are to the New York Stock Exchange;
•“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;
•“PIPE Financing” are to the purchase of shares of our common stock pursuant to the Subscription Agreements, and the purchase of shares of our common stock and warrants pursuant to the Forward Purchase Agreements;
•“PIPE Investment” means the issuance and sale of $200,000,000 of common stock in a private placement to the PIPE Investors pursuant to the Subscription Agreements.
•“PIPE Investors” are to those certain investors participating in the PIPE Financing pursuant to the Subscription Agreements and the Forward Purchase Agreements;
•“pro forma” are to giving pro forma effect to the Business Combination;
•“public shares” are to the shares of ION Shares (including those that underlie the units) that were offered and sold by ION in its initial public offering and registered pursuant to the IPO registration statement or the shares of our common stock issued as a matter of law upon the conversion thereof following the Business Combination, as context requires;
•“public stockholders” are to holders of public shares, whether acquired in the ION IPO or acquired in the secondary market;
•“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by ION in its initial public offering and registered pursuant to the IPO registration statement or to the redeemable warrants of Innovid issued as a matter of law upon the conversion thereof following the Business Combination, as context requires;
•“redemption” are to each redemption of public shares for cash pursuant to ION Organizational Documents;
•“SEC” are to the United States Securities and Exchange Commission;
•“Securities Act” are to the Securities Act of 1933, as amended;
•“Sponsor” are to ION Holdings 2, LP, a Cayman Islands exempted limited partnership;
•“Sponsor Support Agreement” are to that certain Support Agreement, dated June 22, 2021, by and among the Sponsor, ION, Innovid and the other parties thereto, as amended and modified from time to time;
•“Subscription Agreements” are to the subscription agreements dated June 24, 2021 the “Initial Subscription Agreements” and October 18, 2021 the “Additional Subscription Agreements” pursuant to which (together with the Forward Purchase Agreements) the PIPE Financing will be consummated;
•“Surviving Corporation” are to Innovid, Inc., following Merger 1;
•“Trust Account” are to the trust account established at the consummation of the ION IPO and maintained by Continental, acting as trustee;
•“warrants” are to public warrants.
Additionally, unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” refer to the business of Innovid, Inc. for period prior to the Business Combination and Innovid Corp. following the Business Combination.
v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business. These statements are based on the beliefs and assumptions of the management of Innovid. Although Innovid believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
•our public securities’ potential liquidity and trading;
•our ability to raise financing in the future;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors;
•changes in applicable laws or regulations;
•Innovid’s ability to maintain and expand relationships with advertisers;
•decreases and/or changes in CTV audience viewership behavior;
•Innovid’s ability to make the right investment decisions and to innovate and develop new solutions;
•the accuracy of Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance;
•the extent of investment required in Innovid’s sales and marketing efforts;
•Innovid’s ability to effectively manage its growth;
•sustained overall demand for advertising;
•the impact of the novel coronavirus (“COVID-19”);
•the continued acceptance of digital advertising by consumers and the impact of opt-in, opt-out or ad-blocking technologies;
•Innovid’s ability to scale its platform and infrastructure to support anticipated growth and transaction volume;
•The impact of increasing competition in the digital advertising space, including with competitors who have significantly more resources;
•other risks and uncertainties indicated in this prospectus, including those set forth under the section titled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section titled “Where You Can Find More Information.”
Unless context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” are to Innovid, Inc. prior to the Business Combination, and to Innovid Corp. following the Business Combination.
Vision
Innovid was founded with a simple vision: to transform video experiences. Our name stands for innovation in video, and originated from our desire to change how the world engages with video advertisements. Our mission is to provide the infrastructure empowering advertisers to connect with consumers in a more personalized, data-driven and interactive manner.
Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of September 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. In 2020, CTV accounted for 40% of all video impressions served by Innovid, up from 31% in 2019, a year-over-year increase of almost 60%. In 2020, the year-over-year change in impressions for mobile TV was an increase of 15% and for desktop TV was a decrease of 3%. For the nine months ended September 30, 2021, impressions for CTV, mobile TV and desktop TV increased 63%, 35% and 29%, respectively, compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client (brand/advertiser).
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content over the top (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including demand side platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31,2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. In 2020 approximately 8% of Innovid’s revenue was generated by our customers outside of the US. During the nine month period ended on September 30, 2021 our non-U.S. customers generated approximately 9% of the total revenue.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
Risk Factors
Innovid’s business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary, that represent challenges that Innovid faces in connection with the successful implementation of its strategy and the growth of its business. In particular, the following considerations, among others, may offset its competitive strengths or have a negative effect on its business strategy, which could cause a decline in the price of shares of our common stock or warrants and result in a loss of all or a portion of your investment:
•Innovid’s business depends on its ability to maintain and expand relationships with advertisers;
•Innovid has a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability;
•Decrease and/or changes in CTV audience viewership behavior may adversely affect Innovid’s business and growth potential;
•Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate;
•Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results Innovid seeks;
•Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising;
•Innovid’s business depends on a limited number of advertising agencies and advertisers;
•If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition;

•The extent to which the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, could adversely affect Innovid’s business, results of operations, and financial condition will depend on future developments, which are highly uncertain and difficult to predict;
•If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected;
•If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, certain offerings could be impacted and Innovid’s business may be adversely affected;
•Market pressure may reduce Innovid’s revenue per impression;
•Innovid must scale its platform infrastructure to support anticipated growth and transaction volume and it may fail to do so;
•If advertisers, publishers and data providers do not obtain necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability;
•Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results;
•Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business;
•If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations, and financial condition generally, could be adversely affected;
•The market in which Innovid participates is intensely competitive, and Innovid may not be able to compete successfully with its current or future competitors;
•If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, Innovid’s business and reputation may be harmed;
•Innovid’s platform relies on third-party open source software components, any failure to comply with the terms of underlying open source software licenses could negatively impact Innovid’s business; and
•Innovid is subject to legislation related to data privacy and data protection in a variety of jurisdictions, failure to comply with such laws may adversely affect Innovid’s business; and
•Any failure of Innovid’s platform to operate as expected, including as a result of system failures, security breaches or cyberattacks, may adversely affect Innovid’s business.
Accounting Treatment
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ION was treated as the “acquired” company for accounting purposes and the Business Combination was treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization. The net assets of ION were stated at historical cost, with no goodwill or other intangible assets recorded.
Corporate Information
We incorporated under the name “ION Acquisition Corp 2 Ltd.” on November 23, 2020 as a Cayman Islands exempted entity for purposes of effecting a merger, share exchange, assed acquisition, share purchase, reorganization or similar business combination with one or more businesses. On November 30, 2021, we changed our name to “Innovid Corp.” in connection with the closing of the Business Combination.
Our principal executive office is located at 30 Irving Place, 12th Floor, New York, New York. Our telephone number is +1 (212) 966-7555. Our website address is www.innovid.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Innovid’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of ION’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

RISK FACTORS
An investment in Innovid involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before deciding whether to purchase our common stock. Additional risks and uncertainties, that we do not presently consider to be material or of which we are not presently aware, also may become important factors that affect our business, results of operations or financial condition, that may materially and adversely affect the investment of Innovid stockholders. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Relating to Innovid’s Business and Industry
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies and continued resilience of ad spend among existing customers. If Innovid fails to grow its advertiser base or experience continued levels of ad spend among existing customers, its business may be adversely affected. Similarly, if Innovid’s services or employees fail to perform as expected, it may lose advertisers and its business, results of operations, and financial condition may be adversely affected.
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies. Innovid depends on advertisers and agencies to specify and utilize its offering. Innovid currently relies on and expects to continue to rely on approximately 90 core clients (which may include multiple paying customers) which accounted for in excess 80% of our 2020 revenue, with no single core client (brand/advertiser) accounting for more than 13% of our 2020 revenue. To support Innovid’s continued growth, it will seek to add additional advertisers to its platform and expand current utilization with its existing advertisers. However, there are no assurances it will be able to do so. Innovid has few advertising customers with minimum commitments so there is no guarantee that existing advertiser relationships will persist. Any disruptions in Innovid’s relationships with advertisers could adversely affect its business, results of operations, and financial condition. If Innovid cannot retain or add individual advertisers, or if existing advertisers reduce their use of its offering, it could adversely affect Innovid’s business, results of operations, and financial condition. Additionally, if Innovid’s offerings do not meet the current or future expectations of its advertisers or agencies or if Innovid’s services or employees fail to perform as expected, such advertisers or agencies may seek alternative options and Innovid’s results may suffer. Furthermore, if existing advertisers significantly reduce their ad spend in response to continued supply change disruptions, labor shortages or other macroeconomic trends, Innovid’s results will suffer.
Innovid has a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
Innovid incurred net losses of $7.3 million and $0.8 million in fiscal years 2019 and 2020, respectively. Innovid may not achieve or maintain profitability in the future. Because the market for CTV advertisement, and the management and analytics tools Innovid offers, is rapidly evolving, it is difficult for Innovid to predict its future results of operations or the limits of its market opportunity. Innovid expects its operating expenses to increase over the next several years as it hires additional personnel, particularly in research and development and sales and marketing, expands it partnerships, operations, and infrastructure, both domestically and internationally and continues to develop and expand its platform’s features and capabilities. Innovid also intends to continue to build and enhance its platform through both internal research and development as well as selectively pursuing acquisitions that can uniquely contribute to its platform’s features and capabilities. In addition, now that Innovid has become a public company, it will incur additional significant legal, accounting, and other expenses that it did not incur as a private company. If Innovid’s revenue does not increase to offset the expected increases in its operating expenses, it will not be profitable in future periods. In future periods, Innovid’s revenue growth could slow or its revenue could decline for a number of reasons, including any failure to increase the number of advertisers using its platform or to increase its volume of impressions or as a result of a decrease in the growth of its overall market, its failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for CTV advertising or for its management and analytics tools, additional regulatory burdens, or increasing competition. As a result, Innovid’s past financial performance may not be indicative of its future performance. Any failure by Innovid to achieve or sustain profitability on a consistent basis could cause the value of our common stock to decline.

Decrease and/or changes in CTV audience viewership behavior may adversely affect Innovid’s business and growth potential.
Technology and competition in Innovid’s industry continue to evolve rapidly. Changes to competitor’s products and solutions which may differ from Innovid’s current offerings could have a material impact on Innovid. Also, consumer behavior relating to changes in content distribution and technological innovation may affect Innovid’s economic model and viewership in ways that are not entirely predictable. Innovid’s growth is dependent upon the continued growth of CTV, and to the extent consumer behavior regarding CTV were to change in ways that reduce the effectiveness of Innovid’s offering, its growth prospects would be significantly impacted.
If Innovid fails to make the right investment decisions, or if it fails to innovate and develop new solutions that are adopted by advertisers, it may not attract advertisers, which could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid faces intense competition in the marketplace and is confronted by rapidly changing technology, industry standards, consumer preferences, and regulatory requirements, which require it to adapt and respond quickly. Innovid needs to continuously update its platform by investing and developing in new technology in order to attract advertisers and anticipate changes in technology, evolving industry standards and regulatory requirements. Innovid’s platform is complex and new solutions can require a significant investment of time and resources to develop, test, introduce, and enhance. These activities can take longer than expected. Moreover, Innovid may not make the right decisions regarding these investments. New formats and channels related to CTV advertising present unique challenges that Innovid must address in order to succeed. Innovid’s success depends upon its ability to integrate its platform with these new formats and channels. If Innovid’s solutions are not widely adopted by advertisers, it may not attract or retain advertisers. In addition, evolving demands from advertisers, superior offerings by competitors, changes in technology, and new industry standards or regulatory requirements could render Innovid’s platform or its existing solutions less effective and require Innovid to make unanticipated changes to its platform or business model. Innovid’s failure to adapt to a rapidly changing market or failure to anticipate advertiser demand and attract advertisers could cause its revenue or revenue growth rate to decline, and may adversely affect its business, results of operations, and financial condition.
While Innovid is working on a number of innovations and enhancements designed to improve the value to its clients, these innovations may prove to be unsuccessful which could have a material impact on Innovid’s business. Also, Innovid may need to restructure or expand its sales efforts in order to maintain or increase revenues from new and existing customers and to further penetrate the market. If such efforts are ineffective, this may have a material impact on Innovid’s operations.
Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate. If such forecasts related to market growth and market opportunity prove inaccurate, Innovid may not hire or staff appropriately and its business, results of operations, and financial condition may be adversely affected.
Innovid operates in a rapidly evolving industry. Innovid’s ability to forecast its future operating results is subject to a number of uncertainties, including its ability to plan for and model future growth in both its business and the digital advertising market. The continued unpredictability of the COVID-19 pandemic on Innovid’s customers makes projecting growth and market opportunity particularly difficult. For example, certain industries served by Innovid have experienced growth during the COVID-19 pandemic while others have struggled. Furthermore the COVID-19 pandemic has recently led to supply chain disruptions across the globe - the impact of these disruptions on Innovid’s customers and, ultimately, their use of Innovid’s services is inherently difficult to predict and subject to rapid change. Innovid is subject to risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, including challenges in forecasting accuracy, determining the appropriate nature and levels of investments, assessing appropriate returns on investments, achieving market acceptance of its existing and future offerings, managing buyer implementations, and developing new solutions. If Innovid’s assumptions regarding these uncertainties, which it regularly uses to plan, are incorrect or fail to appropriately capture market changes, or if Innovid does not address these risks successfully, its operating and financial results could differ materially from its expectations and its business could suffer. Innovid’s past revenue growth is not indicative of its future performance.

In future periods, Innovid’s revenue could decline or grow more slowly than it expects. Innovid believes the growth of its revenue depends on a number of factors, including its ability to:
•attract new advertisers, and retain and expand its relationships with existing advertisers;
•leverage the growth of over-the-top (“OTT”) advertising and the proliferation of OTT advertising platforms, while remaining agile to advertisers’ needs or the possibility that OTT advertisers will revert to traditional advertising modes;
•hire or staff appropriately according to its growth needs;
•broaden its solutions portfolio to include additional marketing and monetization goals for advertisers;
•adapt its offering to meet evolving needs of, including to address market trends such as (i) the migration of consumers from desktop to mobile and from websites to mobile applications, (ii) the increasing percentage of sales that involve multiple digital devices, (iii) the growing adoption by consumers of “ad-blocking” software on web browsers on desktop and/or on mobile devices and use or consumption by consumers of advertising-free services, (iv) changes in the marketplace for and supply of advertising inventory, including the shift toward header bidding, (v) changes in the overall ecosystem such as Apple’s introduction of its Intelligent Tracking Prevention feature into its Safari browser, Microsoft’s Tracking Prevention feature in its Edge browser, and Mozilla’s introduction of Enhanced Tracking Protection into its Firefox browser; and (vi) changes in consumer acceptance of tracking technologies for targeted or behavioral advertising purposes; and
•continue to adapt to a changing regulatory landscape governing data protection and privacy matters.
Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results it seeks.
Innovid’s sales and marketing teams educate prospective advertisers about the use, technical capabilities, and benefits of its platform. Innovid’s sales cycle, from initial contact to contract execution and implementation, can take significant time with certain advertisers and agencies. Some of Innovid’s customers undertake an evaluation process that involves reviewing the offerings of Innovid’s competitors in addition to its platform. As a result, it is difficult to predict when a prospective customer will decide to execute an agreement and begin generating revenue for Innovid. Innovid is often required to explain how its platform can optimize the value of a premium publisher’s ad impressions or how a DSP can discover valuable ad impressions. Innovid may spend substantial time and resources searching for new business or responding to requests for proposals from potential advertisers and such efforts may not result in revenue. Following contract execution and implementation, ongoing sales cycles and account management can take significant time. Innovid is often required to explain how an additional platform integration can enhance incremental demand or engage multiple trading teams within an advertising agency to source ad campaigns and create additional demand. Innovid may not succeed in attracting new advertisers and agencies despite its significant investment in its business development, sales and marketing organizations. It may also be difficult to predict when new advertisers will begin generating revenue through Innovid’s platform, and the extent of that revenue. Innovid may not succeed in expanding relationships with existing advertisers, despite its significant investment in its sales, account management, and marketing organizations. Further, it may be difficult to predict when additional products will generate revenue through Innovid’s platform, and the extent of that revenue.
If Innovid does not manage its growth effectively, the quality of its platform and solutions may suffer, and its business, results of operations, and financial condition may be adversely affected.
The continued growth in Innovid’s business may place demands on its infrastructure and its operational, managerial, administrative, and financial resources. Innovid’s success will depend on the ability of its management to manage growth effectively. Among other things, this will require Innovid at various times to:
•strategically invest in the development and enhancement of its platform and data center infrastructure;
•improve coordination among Innovid’s engineering, product, operations, and other support organizations;

•manage multiple relationships with various partners, customers, and other third parties;
•manage international operations;
•develop its operating, administrative, legal, financial, and accounting systems and controls; and
•recruit, hire, train, and retain personnel.
If Innovid does not manage its growth well, the efficacy and performance of its platform may suffer, which could harm its reputation, reduce demand for its platform and solutions and have an adverse effect on its business, results of operations, and financial condition.
Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising. Factors that affect the amount of advertising spending, such as economic downturns and the COVID-19 pandemic, can make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition.
Innovid’s business depends on the overall demand for advertising and on the economic health of its current and prospective advertisers. The market for internet advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations. These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage. Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Also, various macroeconomic factors could cause advertisers to reduce the advertising budgets of Innovid’s customers, including adverse economic conditions, pandemics (including COVID-19), terrorism, and general uncertainty about economic recovery or growth, particularly in North America, Europe, and Asia, where Innovid does most of its business, instability in political or market conditions generally, and any changes in tax treatment of advertising expenses and the deductibility thereof. Reductions in overall advertising spending as a result of these factors could make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition. Recent supply chain disruptions and concerns regarding the continued pace of economic recovery following the COVID-19 pandemic have led some advertisers in certain industries, in particular the automotive industry, to reduce advertising spending. Any such reduction could negatively impact Innovid’s results of operations.
The extent to which the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, could adversely affect Innovid’s business, results of operations, and financial condition will depend on future developments, which are highly uncertain and difficult to predict.
In March 2020, the World Health Organization characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic has disrupted the economy and put unprecedented strains on governments, health care systems, educational institutions, businesses, and individuals around the world and resulted in regional quarantines, labor shortages or stoppages, changes in consumer purchasing patterns, disruptions to service providers to deliver data on a timely basis, or at all, and overall economic instability. The impact on the global population and the duration of the COVID-19 pandemic is difficult to assess or predict. It is even more difficult to predict the impact on the global economic market, which will be highly dependent upon the actions of governments, businesses, and other enterprises in response to the pandemic and the effectiveness of those actions. The pandemic has already caused, and is likely to result in further, significant disruption of global financial markets and economic uncertainty. Initially, the advertising market and Innovid’s operations were affected by the COVID-19 pandemic. However, Innovid has since recovered from the economic effects of COVID-19, although the impact of future outbreaks or new variants of COVID-19 remains difficult to predict. Innovid continues to monitor its operations, the operations of advertisers and agencies, as well as government recommendations as the pandemic continues to impact the U.S. and global economy. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, Innovid took temporary precautionary measures intended to help minimize the risk of the virus to its employees, its customers, and the communities in which it participates, which could adversely affect Innovid’s business, results of operations, or financial condition. Innovid has implemented hybrid/flexible work schedules for its employees and continues to monitor and evaluate company policies for work, company travel and company events in light of the ongoing COVID-19 pandemic. For instance, Innovid has implemented a business travel optional policy where a member of its team must get pre-approval to travel from an executive. Although Innovid continues to monitor the situation and may adjust its current policies as more information and guidance become available, temporarily suspending travel and doing business in-person could negatively impact its marketing efforts, sales cycles, contract terms, recruiting efforts, and create operational or other challenges, any of which could adversely affect Innovid’s business, results of operations, and financial condition. A recession, depression, or other sustained adverse market event resulting from the spread of COVID-19 or its variants could adversely affect Innovid’s business, results of operations, and financial condition, as well as the value of our common stock. Innovid’s customers or potential customers, particularly in industries most impacted by the COVID-19 pandemic including transportation, travel and hospitality, retail, and energy, may reduce their advertising spending or delay their advertising initiatives, which could adversely affect Innovid’s business, results of operations, and financial condition. Innovid may also experience curtailed customer demand, reduced customer spend or contract duration, delayed collections, lengthened payment terms, and increased competition due to changes in terms and conditions and pricing of its competitors’ products and services.
The COVID-19 pandemic also led to an increase in CTV viewership, which caused an increase in advertising spending and thus, Innovid’s financials. This result, as well as those of other metrics such as revenues, operating margins, net income, net cash provided by operating activities and other financial and operating data, may not be indicative of results for future periods. In addition to the potential direct impacts to Innovid’s business, the advertising industry is likely to be significantly affected as a result of the actions taken in response to COVID-19. To the extent that such a response impacts consumers’ ability or willingness to pay for Innovid’s solution, could result negatively on Innovid’s business and results of operation.
Innovid’s business depends on a limited number of advertising agencies and advertisers.
Innovid derives a substantial portion of revenues from a limited number of advertising agencies and advertisers. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of advertising agencies and advertisers. Innovid cannot predict the future level of demand for its services and products that will be generated by these advertising agencies and advertisers. In addition, revenue from these advertising agencies and advertisers may fluctuate from time to time. Further, some of Innovid’s contracts with key advertising holding groups may permit such groups to terminate use of its products at any time (subject to notice and certain other provisions). If any of these advertising agencies and advertisers terminate or reduce use of Innovid’s products, its revenues or specific solutions may be negatively impacted.
If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Consumers can, with increasing ease, implement technologies that limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise limit the effectiveness of its platform. Cookies may be deleted or blocked by consumers. Cookies have not been available on iPhone, nor across Safari or Firefox browsers for several years and we anticipate that other browsers, including Google Chrome and others will follow suit. While such limitations have not, to date, impacted Innovid’s business as a result of Innovid’s cross-channel, cross-device dynamic creative campaigns, which are not solely reliant on cookies or device IDs, Innovid’s ability to continue to respond to changes in ad-block technologies will have an impact on its business, results of operations, and financial condition.
To the extent cookies remain relevant to Innovid’s business, most commonly used Internet browsers allow consumers to modify their browser settings to block first-party cookies (placed directly by the publisher or website owner that the consumer intends to interact with) or third-party cookies (placed by parties, like us, that have no direct relationship with the consumer), and some browsers block third-party cookies by default. For example, Apple recently announced its intention to move to “opt-in” privacy models, requiring users to voluntarily choose to receive targeted ads, which may reduce the value of ad impressions on its iOS mobile application platform. Many applications and other devices allow consumers to avoid receiving advertisements by paying for subscriptions or other downloads. Mobile devices using Android and iOS operating systems limit the ability of cookies to track consumers while they are using applications other than their web browser on the device. As a consequence, fewer of Innovid’s cookies or publishers’ cookies may be set in browsers or be accessible in mobile devices, which may adversely affect Innovid’s business. Some consumers also download free or paid “ad blocking” software on their computers or mobile devices, not only for privacy reasons, but also to counteract the adverse effect advertisements can have on the consumer experience, including increased load times, data consumption, and screen overcrowding. Ad-blocking technologies and other global privacy controls may prevent some third-party cookies, or other tracking technologies, from being stored on a consumer’s computer or mobile device.
If more consumers adopt these measures, and Innovid’s alternative approaches prove unsuccessful, Innovid’s business, results of operations, and financial condition could be adversely affected. Ad-blocking technologies could have an adverse effect on Innovid’s business, results of operations, and financial condition if they reduce the volume, effectiveness or value of advertising. In addition, some ad blocking technologies block only ads that are targeted through use of third-party data, while allowing ads based on first-party data (i.e., data owned by the publisher). Even if ad blockers do not ultimately have an adverse effect on Innovid’s business, investor concerns about ad blockers could cause Innovid’s stock price to decline.
If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected.
As Innovid processes transactions through its platform, it collects large amounts of data about advertisements and where they are placed, such as advertiser preferences for media and advertising content. Innovid collects data on consumers that does not identify the individual, including browser, device location and characteristics, online browsing behavior, exposure to and interaction with advertisements, and inferential data about purchase intentions, and preferences. Innovid collects this data through various means, including from its own platform and measurement tracking capabilities. Innovid’s advertisers, publishers, and data providers may choose to provide Innovid with their proprietary data about consumers. Innovid aggregates this data and analyzes it in order to enhance its services, including the pricing, placement, and scheduling of advertisements. As part of Innovid’s real-time analytics service offering, it also shares the data, or analyses based on it, with its advertisers. There are many technical challenges relating to Innovid’s ability to collect, aggregate and associate the data, and Innovid cannot assure that it will be able to do so effectively. Evolving regulatory standards could place restrictions on the collection, management, aggregation and use of information, which could result in a material increase in the cost of collecting or otherwise obtaining certain kinds of data and could limit the ways in which Innovid may use or disclose information. Internet users can, with increasing ease, implement practices or technologies that may limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise inhibit the effectiveness of its platform. Although Innovid’s advertisers generally permit it to aggregate and use data from advertising placements, subject to certain restrictions, advertisers might decide to restrict Innovid’s collection or use of their data. Any limitations on this ability could impair Innovid’s ability to deliver certain advertising offerings, which could adversely affect its business, results of operations, and financial condition.

If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, certain offerings could be impacted and Innovid’s business may be adversely affected.
Innovid uses “cookies,” or small text files placed on consumer devices when an Internet browser is used, as well as mobile device identifiers, to gather data that enables its platform to be more effective. Innovid’s cookies and mobile device IDs do not identify consumers directly, but record information such as when a consumer views or clicks on an advertisement, when a consumer uses a mobile app, the consumer’s location, and browser or other device information. Publishers, advertisers and partners may also choose to share their information about consumers’ interests or give Innovid permission to use their cookies and mobile device IDs. Without cookies, mobile device IDs, and other tracking technology data, transactions processed through Innovid’s platform would be executed with less insight into consumer activity, reducing the precision of advertisers’ decisions about which impressions to purchase for an advertising campaign. This could make placement of advertising through Innovid’s platform less valuable, and harm its revenue. If Innovid’s ability to use cookies, mobile device IDs or other tracking technologies is limited, it may be required to develop or obtain additional applications and technologies to compensate for the lack of cookies, mobile device IDs and other tracking technology data, which could be time consuming or costly to develop, less effective, and subject to additional regulation.
Market pressure may reduce Innovid’s revenue per impression.
Innovid’s revenue may be affected by market changes, new demands by advertisers, and competitors. Innovid’s solutions may be priced too high or too low, either of which may carry adverse consequences. Innovid may receive requests from agencies and advertisers for volume discounts, fee revisions, and rebates. Any of these developments could adversely affect Innovid’s business, results of operations, or financial condition. Any failure of Innovid’s pricing approaches to gain acceptance could adversely affect its business, results of operations, and financial condition.
Innovid must scale its platform infrastructure to support anticipated growth and transaction volume. If Innovid fails to do so, it may limit its ability to process ad impressions, and it may lose revenue.
Innovid’s business depends on processing ad impressions in milliseconds, and it must handle an increasingly large volume of such transactions. The addition of new solutions, such as header bidding in mobile and the CTV and OTT formats, support for evolving advertising formats, handling, and use of increasing amounts of data, and overall growth in impressions, place growing demands upon Innovid’s platform infrastructure. If Innovid is unable to grow its platform to support substantial increases in the number of transactions and in the amount of data it processes, on a high-performance, cost-effective basis, its business, results of operations, and financial condition could be adversely affected. Innovid expects to continue to invest in its platform in order to meet these requirements, and that investment may adversely affect its business, results of operations, and financial condition.
If advertisers, publishers and data providers do not obtain necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability.
Because Innovid does not have direct relationships with consumers, it relies on advertisers, publishers and data providers, as applicable, to obtain the consent of the consumer on its behalf to process their data and deliver interest-based advertisements, and to implement any notice or choice mechanisms required under applicable laws, but if advertisers, publishers, or data providers do not follow this process (including as the legal requirements in this area continue to evolve and develop), Innovid could be subject to fines and liability. Innovid may not have adequate insurance or contractual indemnity arrangements to protect itself against any such claims and losses.
Advertisements on websites, applications and other digital media properties of publishers serviced through Innovid’s platform are viewed by consumers visiting the publishers’ digital media properties. Publishers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to consumers, or pursuant to which consumers waive rights to bring class actions against the publishers. Innovid generally does not have terms of use in place with such consumers, so it cannot disclaim or limit potential liabilities to them through terms of use, which may expose it to greater liabilities than certain of its competitors.

Innovid faces intense and increasing competition for employee talent, and if it does not retain and continue to attract highly skilled talent or retain its senior management team and other key employees, it may not be able to sustain its growth or achieve its business objectives.
Innovid is led by a strong management team that has extensive experience leading technology and digital marketing companies. Innovid’s success and future growth depends to a significant degree on the leadership, knowledge, skills and continued services of its senior management team and other key personnel. The loss of any of these persons could adversely affect Innovid’s business.
Innovid’s future success also depends on its ability to retain, attract and motivate highly skilled technical, managerial, marketing, and customer service personnel. Innovid expects to continue its growth in the near term. Innovid may incur significant costs to attract and retain qualified employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and Innovid may lose new or existing employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. Competition for personnel is intense, particularly in the technology and software industries. A substantial majority of Innovid’s workforce are at-will employees, and Innovid may experience a loss of productivity due to the departure of key personnel and the associated loss of institutional knowledge. Innovid’s inability to retain and attract the necessary personnel could adversely affect its business, financial condition and results of operations.
Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results.
Innovid’s revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of its customers spending on advertising campaigns. For example, advertisers typically allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects Innovid’s highest level of measurement activity while the first quarter reflects the lowest level of such activity. Innovid’s historical revenue growth has masked the impact of seasonality, but if its growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on its revenue, cash flow and operating results from period to period.
Innovid is subject to payment-related risks, and if its ability to accurately and timely collect payments is impaired, it’s business, financial condition and results of operations may be adversely affected.
Innovid has a large and diverse customer and integration partner base. At any given time, one or more of Innovid’s customers or partners may experience financial difficulty, file for bankruptcy protection or cease operations. Unfavorable economic and financial conditions could result in an increase in customer financial difficulties which could adversely affect Innovid. The direct impact on Innovid could include reduced revenues and write-offs of accounts receivable and expenditures billable to customers, and if these effects were severe enough, the indirect impact could include impairments of intangible assets and reduced liquidity. Furthermore, the payment risks Innovid faces are heightened since some of the media agencies Innovid deals with collects payments from their advertiser customers and then remit to Innovid such amounts on behalf of those advertiser customers, each of whom are subject to independent billing and payment risks as well. Although no core client (brand/advertiser) accounted for more than 13% of Innovid’s revenue in 2020, our approximately 90 core clients accounted for in excess of 80% of Innovid’s total revenue in 2020.
Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business.
Innovid currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States. Innovid also relies on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer its services, including database software, hardware and data from a variety of vendors. Any disruption or damage to, or failure of

Innovid’s systems generally, including the systems of its third-party platform providers, could result in interruptions in its services. Innovid has from time to time experienced interruptions in its services and such interruptions may occur in the future. Also, Innovid may contract with other third-party data centers outside of the United States, including China, which may carry risks that Innovid does not, or may not be able to, anticipate. In addition, the ongoing COVID-19 pandemic has disrupted and may continue to disrupt the supply chain of hardware needed to maintain these third-party systems or to run Innovid’s business. As Innovid increases its reliance on these third-party systems, particularly with respect to third-party cloud computing platforms, its exposure to damage from service interruptions may increase.
Innovid does not control the operation of any of these facilities, and it may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Innovid may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, as well as local administrative actions (including shelter-in-place or similar orders), changes to legal or permitting requirements and litigation to stop, limit or delay operation. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or pandemic (including the COVID-19 pandemic), an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in Innovid’s services.
These hardware, software, data and cloud computing platforms may not continue to be available at reasonable prices, on commercially reasonable terms or at all. Any loss of the right to use any of these hardware, software or cloud computing platforms could significantly increase Innovid’s expenses and otherwise result in delays of its services until equivalent technology is either developed by Innovid, or is obtained through purchase or license and integrated into Innovid’s services.
Additionally, improving Innovid’s platform’s infrastructure and expanding its capacity in anticipation of growth in new channels and formats, as well as implementing technological enhancements to its platform to improve its efficiency and cost-effectiveness are key components of its business strategy, and if Innovid’s data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on its business. Any changes in third-party service levels at Innovid’s data centers or any errors, defects, disruptions, or other performance problems could adversely affect its reputation, expose it to liability, cause it to lose customers, or otherwise adversely affect its business, results of operations, and financial condition. Service interruptions might reduce Innovid’s revenue, trigger refunds, subject Innovid to potential liability, or adversely affect its business, results of operations, and financial condition.
If Innovid does not accurately plan for its infrastructure capacity requirements and it experiences significant strains on its data center capacity, its clients could experience performance degradation or service outages that may subject Innovid to financial liabilities, result in customer losses and harm its reputation and business. As Innovid adds data centers and capacity and continues to move to cloud computing platform providers, it may move or transfer its data and its customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of Innovid’s services, which may damage its business.
Innovid’s software platform could be susceptible to errors, defects, or unintended performance problems that could adversely affect its business, results of operations, and financial condition.
Innovid depends upon the sustained and uninterrupted performance of its platform to operate its business. Software bugs, faulty algorithms, technical or infrastructure problems, or system updates could lead to an inability to process data to place advertisements or price inventory effectively, or cause advertisements to display improperly or be placed in proximity to inappropriate content, which could adversely affect Innovid’s business, results of operations, and financial condition. These risks are compounded by the complexity of Innovid’s technology and the large amounts of data Innovid utilizes. Because Innovid’s software is complex, undetected material defects, errors and failures may occur. Despite testing, errors or bugs in Innovid’s software may not be found until the software is in its live operating environment. Errors or failures in Innovid’s solution, even if caused by the implementation of changes by advertisers, publishers, or partners to their systems, could also result in negative publicity, damage to its reputation, loss of or delay in market acceptance of its solution, increased costs, loss of revenue or loss of competitive position. In such an event, Innovid may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors and failures in its software. As a result, defects or errors in Innovid’s products or services could harm its reputation, result in significant costs, impair the ability of advertisers to sell and impair its ability to fulfill obligations with its clients. Any significant interruptions could adversely affect Innovid’s business, results of operations, and financial condition.
If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations, and financial condition generally, could be adversely affected.
Innovid’s success in the mobile advertising industry depends upon the ability of its platform to provide advertising for mobile connected devices, the major operating systems or Internet browsers that run on them, and the thousands of applications that are downloaded onto them. The design of mobile devices and operating systems or browsers is controlled by third parties that may also introduce new devices and operating systems or modify existing ones, and network carriers may affect Innovid’s ability to access specified content on mobile devices. For example, Apple recently announced its intent to eliminate the Identifier for advertisers, which Innovid and other advertising firms have used to deliver targeted advertisements to consumers. While the effects of this development are uncertain and would not prevent Innovid from operating its header bidding technology on Apple products, it could reduce the value of the ad impressions it offers. If Innovid’s platform cannot operate effectively with popular devices, operating systems, or Internet browsers, including Apple devices and iOS, its business, results of operations, and financial condition could be adversely affected.
Also, as online video advertising continues to scale and evolve, the amount of online video advertising being bought and sold programmatically has increased dramatically. The online video advertising market continues to grow with the increased popularity of CTV. However, despite the opportunities created by programmatic advertising, programmatic solutions for CTV and OTT publishers are still nascent compared to desktop and mobile video solutions. Many CTV publishers have backgrounds in cable or broadcast television and have limited experience with digital advertising, and in particular programmatic advertising. For these publishers, it is extremely important to protect the quality of the viewer experience to maintain brand goodwill and ensure that online advertising efforts do not create sales channel conflicts or otherwise detract from their direct sales force. In this regard, programmatic advertising presents a number of potential challenges, including the ability to ensure that ads are brand safe, comply with business rules around competitive separation, are not overly repetitive, are played at the appropriate volume, and do not cause delays in load-time of content. Innovid believes that its platform is well-positioned to allow publishers the opportunity to achieve these goals and also reliably achieve “ad potting,” or the placement of the desired number of advertisements in commercial breaks. While Innovid believes that programmatic advertising will continue to grow as a percentage of overall CTV advertising, there can be no assurance that CTV publishers will adopt programmatic solutions such as Innovid’s, or the rate at which they may adopt such solutions, which could adversely affect Innovid’s business, results of operations, and financial condition.
The market in which Innovid participates is intensely competitive, and it may not be able to compete successfully with its current or future competitors.
Innovid’s industry and business is subject to rapid and frequent changes in technology, evolving client demands and frequent competitors with new and enhanced offerings. Innovid competes for both supply and demand with larger, well-established companies that may have technological advantages stemming from their experience in the market. Innovid’s future success will depend on its ability to continuously enhance and improve its offerings to meet client needs and address technological and industry advancements. If Innovid is unable to enhance its solutions to meet market demand in a timely manner, it may not be able to maintain its existing clients or attract new clients. Innovid has made, and intends to continue to make, substantial investments in order to further advance its brand and scale its technology capabilities. However, these investments are inherently risky and may not be successful. Addressing broader marketing and monetization goals, is relatively new to Innovid and it has had to invest in substantial resources to adapt its model, pricing and organization to support this expansion. Similarly, Innovid does not have a long or established track record of competing successfully in this space. If Innovid is not successful in expanding its solutions along broader marketing goals, its results of operations could be adversely affected. Furthermore, Innovid believes that the importance of brand recognition will increase as competition in its market increases. However, if Innovid is unable to continuously enhance and improve its offerings, it may be unable to respond effectively to changes in its industry, technology or user preferences, and its solutions may become less competitive or obsolete. Furthermore, brand promotion activities may not yield any increased revenue, and even if they do, any increased revenue may not offset the expenses Innovid incurred in building its brand.
Innovid’s business depends on the overall demand for advertising and on the economic health of Innovid’s current and prospective advertisers. The market for internet advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations. These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage. Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Innovid relies on advertisers and publishers to abide by contractual requirements and relevant laws, rules, and regulations when using its platform. Legal claims or enforcement actions resulting from their actions could expose Innovid to liabilities, damage its reputation, and be costly to defend. In addition, in certain instances Innovid’s campaigns are dependent upon the performance of third-parties hired by its clients. Any failure of such parties to meet expected performance benchmarks could have a negative impact on the success of Innovid’s services.
The advertisers and publishers engaging in transactions through Innovid’s platform impose various requirements upon each other, and Innovid and the underlying advertisers are subject to regulatory requirements by governments and standards bodies applicable to their activities. Innovid may assume responsibility for satisfying or facilitating the satisfaction of some of these requirements through the contracts it enters into with advertisers or publishers transacting business through its platform under applicable laws, regulations or common law duties, even if Innovid has not assumed responsibility contractually. These responsibilities could expose Innovid to significant liabilities, perhaps without the ability to impose effective mitigating controls upon, or to recover from, advertisers and publishers.
Innovid contractually requires its advertisers, publishers and data providers to abide by relevant laws, rules and regulations, and restrictions by their counterparties, when transacting on Innovid’s platform, and it generally attempts to obtain representations from advertisers that the advertising they place through its platform complies with applicable laws and regulations and does not violate third-party intellectual property rights. Innovid also generally receives representations from advertisers, publishers and data providers about their data privacy practices and compliance with applicable laws and regulations, including their maintenance of adequate privacy policies that disclose and permit Innovid’s data collection practices. Nonetheless, there are many circumstances in which it is difficult or impossible for Innovid to monitor or evaluate its compliance. For example, Innovid cannot control the content of advertisers and/or publisher’s media properties.
If advertisers, publishers or data providers fail to abide by relevant laws, rules and regulations, or contract requirements when transacting over Innovid’s platform or after such a transaction is completed, or if such parties fail to provide proper notice to and obtain proper consent from individuals that permit Innovid’s data collection practices where applicable, Innovid could potentially face liability to consumers for such misuse. Further, Innovid could face potential liability to consumers in the event such parties engage in malicious activities, such as the introduction of malware into consumers’ computers through advertisements served through Innovid’s platform, and code that redirects consumers to sites other than the ones consumers sought to visit, potentially resulting in malware downloads or use charges from the redirect site. Advertisers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to such consumers, or pursuant to which consumers waive rights to bring class-action lawsuits against the publishers related to advertisements, which could make Innovid a more likely target for certain lawsuits. Similarly, if such misconduct results in enforcement action by a regulatory body or other governmental authority, Innovid could become involved in a potentially time-consuming and costly investigation or it could be subject to some form of sanction or penalty and face reputational damage. Innovid may not have adequate indemnities to protect itself against, and its policies of insurance may not cover, all such claims and losses.
If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, Innovid’s business and reputation may be harmed.
If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, or if it infringes or is alleged to infringe the intellectual property rights of third parties, Innovid could be subject to claims from those third parties, which could adversely affect its business, results of operations, and financial condition. For example, channel partners may aggregate ad impressions across several publishers, and Innovid may not be able to verify that these aggregators own or have rights to all of their digital ad impressions. As a result, Innovid may face potential liability for copyright, patent, trademark or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Innovid’s business, results of operations, and financial condition. While Innovid does include indemnity provisions covering customer content in its service agreements, it can provide no assurance that it is adequately insured to cover claims related to customer content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on it as a result of claims related to customer content.
Innovid’s platform relies on third-party open source software components. Failure to comply with the terms of the underlying open source software licenses could expose Innovid to liabilities, and the combination of open source software with code that it develops could compromise the proprietary nature of its platform.
Innovid’s platform utilizes software licensed to it by third-party authors under “open source” licenses and Innovid expects to continue to utilize open source software in the future. The use of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that Innovid’s platform depends upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of Innovid’s platform, delay new solutions introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Innovid vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. Furthermore, some open source licenses contain requirements that Innovid make available source code for modifications or derivative works Innovid creates based upon the type of open source software Innovid uses. If Innovid combines its proprietary software with open source software in a specific manner, it could, under some open source licenses, be required to release the source code of its proprietary software to the public. This would allow Innovid’s competitors to create similar solutions with lower development effort and time and ultimately put Innovid at a competitive disadvantage.
Although Innovid monitors its use of open source software, it cannot be sure that the process for controlling the use of open source software in its platform will be effective. If Innovid is held to have breached the terms of an open source software license, it could be required to seek licenses from third parties to continue operating using its solutions on terms that are not economically feasible, to re-engineer its solutions or the supporting computational infrastructure, to discontinue use of the code or to make generally available, in source code form, portions of its proprietary code.

Innovid’s business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made problems such as terrorism.
Innovid’s business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for Innovid’s business, results of operations, and financial condition, many of which are beyond Innovid’s control. A significant natural disaster could have a material adverse effect on Innovid’s business, results of operations, and financial condition, and Innovid’s insurance coverage may be insufficient to compensate Innovid for losses that may occur. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in Innovid’s or its customers businesses or the economy as a whole. Innovid may also be subject to cyber security incidents – see “Risks Relating to Information Technology, Cybersecurity and Intellectual Property—System failures, security breaches, or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations” below for more details. Innovid may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting areas in which it operates. As Innovid relies heavily on technology such as computers, communications systems and the Internet to conduct its business and provide high-quality customer service, these disruptions could negatively impact Innovid’s ability to run its business and either directly or indirectly disrupt its customers businesses, which could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid relies on integrations with demand- and supply-side advertising platforms, ad servers and social platforms. A decrease in demand for advertising and public criticism of digital advertising technology in the U.S. and internationally, could adversely affect the demand for and use of Innovid’s solutions.
Innovid’s business depends, in part, on the demand for digital advertising technology. The digital advertising industry has been and may in the future be subject to reputational harm, negative media attention and public complaint relating to, among other things, the alleged lack of transparency and anti-competitive behavior among advertising technology companies. This public criticism could result in increased data privacy and anti-trust regulation in the digital advertising industry in the U.S. and internationally. In addition, Innovid’s services are delivered in web browsers, mobile apps and other software environments where online advertising is displayed, and certain of these environments have announced future plans to phase out or end the use of cookies and other third-party tracking technology on their operating systems in order to provide more consumer data privacy. While Innovid’s technology and solutions do not rely on persistent identifiers or cookie-based or cross-site tracking, these changes and other updates to software functionality in these environments could hurt Innovid’s ability to effectively deliver its services.
Innovid may not be able to accurately predict changes in overall advertiser demand for the channels in which it operates and cannot assure that its investment in formats will correspond to any such changes. Advertisers may change the fees they charge users or otherwise change their business model in a manner that slows the widespread acceptance of advertisements. In order for Innovid’s services to be successful, there must be a large base of advertisers to deliver content. Innovid has limited or no control over the availability or acceptance of those advertisements, and any change in the licensing terms, costs, availability or user acceptance of these advertisements could adversely affect its business. Any decrease in the use of mobile, display, and video advertising, whether due to customers losing confidence in the value or effectiveness of such channels, regulatory restrictions, public criticism or other causes, or any inability to further penetrate CTV or enter new and emerging advertising channels, could adversely affect Innovid’s business, results of operations, and financial condition. Any change or decrease in the demand for digital advertising, including on social media platforms as a result of avoidance campaigns or similar events, may negatively affect the demand for and use of Innovid’s solutions. If Innovid’s customers significantly reduce or eliminate their digital ad spend in response to the public criticism of the digital advertising industry or its related effects, its business, financial condition and results of operations could be adversely affected.

Innovid’s international operations and expansion expose it to several risks.
Innovid’s current global operations and future initiatives involve a variety of risks, including, in addition to risks described elsewhere in this section:
•operational and execution risk, including localization of the product interface and systems, translation into foreign languages, adaptation for local practices, adequate coordination of timing to onboard local clients and advertisers, difficulty of maintaining Innovid’s corporate culture, challenges inherent to hiring and efficiently managing an increased number of employees over large geographic distances, and the increasing complexity of the organizational structure required to support expansion and operations into multiple geographies and regulatory systems;
•insufficient, or insufficiently coordinated, demand for and supply of advertising inventory in specific geographic markets, which could impair Innovid’s ability to accurately predict user engagement in that market;
•compliance with (and liability for failure to comply with) applicable local laws and regulations, including, among other things, laws and regulations with respect to data protection, data/user privacy, tax and withholding, labor regulations, anti-corruption, consumer protection, spam and content, which laws and regulations may be inconsistent across jurisdictions;
•intensity of local competition for digital advertising budgets and internet display inventory;
•changes in a specific country’s or region’s political or economic conditions;
•risks related to pricing structure, payment and currency, including aligning Innovid’s pricing model and payment terms with local norms, higher levels of credit risk and payment fraud, difficulties in invoicing and collecting in foreign currencies and associated foreign currency exposure, restrictions on foreign ownership and investments, and difficulties in repatriating or transferring funds from or converting; currencies; and
•limited or unfavorable intellectual property protection.
Innovid currently operates in Europe through a subsidiary located in the United Kingdom and may expand to other global regions including China, other SEA countries as well as Latin America. It remains unclear what impact the withdrawal of the United Kingdom from the European Union (“Brexit”) will have on Innovid’s business in the United Kingdom, European Union and elsewhere globally. Brexit may adversely affect economic conditions in the United Kingdom, European Union and elsewhere across the globe, and could contribute to volatility in foreign exchange markets with respect to the British Pound and Euro, which Innovid may not be able to effectively manage, and its financial results could be adversely affected. Further, Brexit may add additional complexity to potential European operations. Accordingly, Innovid cannot predict the additional expense, impact on revenue, or other business impact that may stem from Brexit. Additionally, operating in international markets also requires significant management attention and financial resources. Innovid cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability. Foreign currency exchange risk exposure also arises from intra-company transactions and financing with subsidiaries that have a functional currency different than the euro. While Innovid is engaging in hedging transactions to minimize the impact of uncertainty in future exchange rates on intra-company transactions and financing, it may not hedge all of its foreign currency exchange rate risk. In addition, hedging transactions, to the extent Innovid engages in hedging, carries its own risks and costs, and could expose it to additional risks that could harm its financial condition and operating results.
Changes in tax laws or tax rulings could materially affect Innovid’s effective tax rates, financial position and results of operations.
The tax regimes Innovid is subject to or operates under may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or changes in interpretations of existing laws could cause Innovid to be subject to additional income-based taxes and non-income based taxes (such as payroll, sales, use, value-added, digital services and excise, net worth, property, and goods and services taxes), which in turn could materially affect Innovid’s financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, or the 2017 Tax Act. The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a onetime deemed repatriation toll tax on cumulative undistributed foreign earnings. Many of the provisions of the 2017 Tax Act are highly complex and may be subject to further interpretive guidance from the Internal Revenue Service, or IRS, or others. Some of the provisions of the 2017 Tax Act may be changed by a future Congress and may face future challenges by the World Trade Organization, or WTO. Although Innovid cannot predict the nature or outcome of such future interpretive guidance, or actions by a future Congress or WTO, they could adversely impact the consolidated results of Innovid’s operations and financial position. In addition, many countries in the EU, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact Innovid’s tax obligations. Any significant changes to Innovid’s future effective tax rate may materially and adversely affect Innovid’s business, financial condition, results of operations, or cash flows.
Innovid could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may adversely affect its results of operations.
One or more U.S. states or countries may seek to impose incremental or new sales, value added taxes or use or other tax collection obligations on Innovid. An increasing number of states have considered or adopted laws that impose sales tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes may be imposed on non-European Union companies making digital sales to consumers within the European Union. In addition, the U.S. Supreme Court ruled in South Dakota v. Wayfair, Inc., or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the customer’s state. In response to Wayfair, or otherwise, state and local governments may adopt, or begin to enforce, laws requiring Innovid to calculate, collect and remit sales taxes in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital services or similar indirect taxes on companies despite not having a physical presence in the foreign jurisdiction.
A successful assertion by one or more states, or other countries or jurisdictions, requiring Innovid to collect taxes where it presently does not do so, or to collect more taxes in a jurisdiction in which it currently collects some taxes, could result in substantial liabilities, including taxes on past sales as well as penalties and interest. Innovid continually monitors the ever-evolving tax landscape in the jurisdictions in which it operates and those jurisdictions where its customers reside. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for Innovid, put it at a competitive disadvantage if they do not impose similar obligations on its competitors or decrease its future sales, which may materially and adversely affect its business and results of operations.
Innovid may have exposure to greater than anticipated tax liabilities.
Innovid’s income tax obligations are based in part on its corporate operating structure and intercompany arrangements. The tax laws applicable to Innovid’s business, including the laws of the U.S. and other jurisdictions, are subject to interpretation, and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue. Innovid’s existing corporate structure and intercompany arrangements have been implemented in a manner Innovid believes is in compliance with current prevailing tax laws. However, the taxing authorities of the jurisdictions in which Innovid operates may challenge Innovid’s methodologies for intercompany arrangements, which could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operations. In addition, changes to Innovid’s corporate structure and intercompany agreements, including through acquisitions, could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operation.

Innovid may not be able to effectively integrate the businesses it acquires, which may adversely affect its ability to achieve its growth and business objectives.
Innovid explores, on an ongoing basis, potential acquisitions of additional businesses, products, solutions, technologies or teams. If Innovid identifies an appropriate acquisition candidate, it may not be successful in negotiating the terms and/or financing of the acquisition, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product, solution or technology, including issues related to intellectual property, product quality or architecture, employees or clients, regulatory compliance practices or revenue recognition or other accounting practices. Any acquisition or investment may require Innovid to use significant amounts of cash, issue potentially dilutive equity securities or incur debt, contingent liabilities or amortization of expenses, or impairment of goodwill and/or purchased long-lived assets, and restructuring charges, any of which could harm its financial condition or results. In addition, acquisitions, including Innovid’s recent acquisitions, involve numerous risks, any of which could harm its business, including:
•difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of Innovid’s core competency;
•the need to integrate operations across different geographies, cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
•cultural challenges associated with integrating employees from the acquired company into Innovid’s organization;
•ineffectiveness, lack of scalability, or incompatibility of acquired technologies or services;
•potential loss of key employees of acquired businesses;
•inability to maintain the key business relationships and the reputation of acquired businesses;
•failure to successfully further develop the acquired technology in order to recoup Innovid’s investment;
•unfavorable reputation and perception of the acquired product or technology by the general public;
•diversion of management’s attention from other business concerns;
•liability or litigation for activities of the acquired business, including claims from terminated employees, clients, former shareholders or other third parties;
•implementation or remediation of controls, practices, procedures and policies at acquired businesses, including the costs necessary to establish and maintain effective internal controls; and
•increased fixed costs.
There can be no assurance that Innovid will be able to successfully integrate the businesses that it acquires or that it will be able to leverage the acquired commercial relationships, products or technologies in the manner it anticipates. If Innovid is unable to successfully integrate the businesses it has acquired or any business, product, solution or technology it acquires in the future, its business and results of operations could suffer, and it may not be able to achieve its business and growth objectives.
Innovid has substantial client concentration in certain local markets and solutions, with a limited number of clients accounting for a substantial portion of its revenues in those areas.
Although Innovid’s overall customer base is well-diversified, in certain of its local markets and specific solutions, it derives a substantial portion of revenues from a limited number of clients. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of clients. Innovid cannot predict the future level of demand for its services and products that will be generated by these clients. In addition, revenues from these clients may fluctuate from time to time. Further, some of Innovid’s contracts with these clients may permit them to terminate use of its products at any time (subject to notice and certain other provisions). If any of these clients terminate or reduce use of Innovid’s products, its revenues within local markets or specific solutions may be negatively impacted.
Innovid experiences fluctuations in its results of operations due to a number of factors, which make Innovid’s future results difficult to predict and could cause its operating results to fall below expectations or guidance.
Innovid’s quarterly and annual results of operations fluctuate due to a variety of factors, many of which are outside of its control. As a result, comparing Innovid’s results of operations on a period-to-period basis may not be meaningful. Fluctuations in Innovid’s results of operations could cause its performance to fall below the expectations of analysts and investors, and adversely affect the price of its services. Innovid’s past results are not an indication of its future performance. Factors that may affect Innovid’s quarterly results of operations include:
•the nature of Innovid’s clients’ products or services, including the seasonal nature of its clients’ advertising spending;
•lengthy implementation cycles resulting in substantial expenses incurred without any guarantee of revenue generation;
•demand for Innovid’s offering and the size, scope and timing of digital advertising campaigns;
•the relative lack of long-term agreements with Innovid’s clients and advertisers;
•client and advertisers retention rates;
•market acceptance of Innovid’s offering and future solutions and services (i) in current industry verticals and new industry verticals, (ii) in new geographic markets, (iii) in new advertising channels, or (iv) for broader marketing goals;
•the timing of large expenditures related to expansion into new solutions, new geographic markets, new industry verticals, acquisitions and/or capital projects;
•the timing of adding support for new digital devices, platforms and operating systems;
•Innovid’s clients’ budgeting cycles;
•changes in the competitive dynamics of Innovid’s industry, including consolidation among competitors;
•consumers’ response to Innovid’s clients’ advertisements, to online advertising in general and to tracking technologies for targeted or behavioral advertising purposes;
•Innovid’s ability to control costs, including its operating expenses;
•network outages, errors in Innovid’s technology or security breaches and any associated expense and collateral effects;
•foreign currency exchange rate fluctuations, as some of Innovid’s foreign sales and costs are denominated in its local currencies;
•failure to successfully manage any acquisitions; and
•general economic and political conditions in Innovid’s domestic and international markets.
As a result, Innovid may have a limited ability to forecast the amount of future revenue and expense, and its results of operations may from time to time fall below its estimates or the expectations of public market analysts and investors.

Risks Relating to Compliance with Law, Government Regulation and Litigation
Innovid is subject to anti-bribery, anti-corruption, and similar laws and non-compliance with such laws can subject it to criminal penalties or significant fines and harm its business and reputation.
Innovid is subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, U.S. Travel Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery, and anti-money laundering laws in countries in which it conducts activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. The FCPA or other applicable anti-corruption laws may also hold Innovid liable for acts of corruption or bribery committed by its third-party business partners, representatives, and agents, even if Innovid does not authorize such activities. As Innovid increases its international sales and business, and increase its use of third parties, Innovid’s risks under these laws will increase. Innovid operates in jurisdictions that present a high risk for bribery and corruption according to the Transparency International Corruption Perceptions Index, and Innovid’s current policies and procedures may not be sufficient to mitigate Innovid’s anti-corruption risks. As a public company, the FCPA separately requires that Innovid keep accurate books and records and maintain internal accounting controls sufficient to assure management’s control, authority, and responsibility over its assets. Innovid has adopted policies and procedures and conducted training designed to prevent improper payments and other corrupt practices prohibited by applicable laws, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject Innovid to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions, and/or sanctions could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid is subject to economic and trade sanctions laws and regulations and export and import controls that could impair its ability to compete in international markets or subject it to liability if it is not in compliance with applicable laws
Innovid is subject to various U.S. export control laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce, and trade and economic sanctions laws and regulations, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce (collectively, “Trade Controls”). U.S. Trade Controls prohibit or restrict transactions and dealings, including the shipment of products and the provision of services to or involving certain countries, territories, governments, and persons. Although Innovid endeavors to conduct its business in compliance with Trade Controls, its failure to successfully comply may expose it to negative legal and business consequences, including civil or criminal penalties, governmental investigations, loss of export privileges, disgorgement of profits, significant fines, damages, suspension and/or debarment from contracting with certain persons, adverse media coverage, and other reputational harm.
Furthermore, if Innovid exports its technology or software, such exports may require authorization from U.S. regulators, including prior licensing from the U.S. Department of Commerce or other appropriate government authorization. Obtaining such authorization and otherwise complying with Trade Controls may be time-consuming and may result in the delay or loss of opportunities.
In addition, various countries regulate the import of encryption technology, including the imposition of import permitting and licensing requirements, and have enacted laws that could limit Innovid’s ability to offer its platform or could limit its customers’ ability to use Innovid’s platform in those countries. Changes in Innovid’s platform or future changes in export and import regulations may create delays in the introduction of Innovid’s platform in international markets or prevent Innovid’s customers with international operations from deploying its platform globally. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of Innovid’s platform by, or in its decreased ability to export its technology and services to, existing or potential customers. Any decreased use of Innovid’s platform or limitation on its ability to export its platform would likely adversely affect its business, results of operations, and financial condition.
Failure to comply with applicable legislation and regulation on data privacy and data protection and changes in laws and regulations that result in changes to Innovid’s data collection and storage practices may adversely affect its business.
There are a growing number of data privacy and protection laws and regulations in the digital advertising industry that apply to Innovid’s business. Innovid has dedicated, and expects to continue to dedicate, significant resources in its efforts to comply with such laws and regulations. For example, Innovid has implemented policies and procedures to comply with applicable data privacy laws and regulations, and relies on contractual representations made to it by customers and partners that the information they provide to it and their use of its solutions do not violate these laws and regulations or their own privacy policies. If Innovid’s customers’ and partners’ representations are false or inaccurate, or if its customers and partners do not otherwise comply with applicable privacy laws, Innovid could face adverse publicity and possible legal or regulatory action. Conversely, Innovid’s partners and communications services providers have adopted their own policies based on their own perceptions of legal requirements or other policy determinations, and these policies have in the past temporarily prevented Innovid, and may again in the future prevent it, from operating on their platforms and possibly result in loss of business or litigation. The application, interpretation and enforcement of data privacy and protection laws and regulations are often uncertain and continue to evolve, particularly in the new and rapidly evolving industry in which Innovid operates, and may be interpreted and applied inconsistently between states within a country or between countries, and Innovid’s current policies and practices may be found not to comply.
In the U.S., federal and state laws impose limits on, or requirements regarding the collection, distribution, use, security and storage of personal information of individuals. For example, the Children’s Online Privacy Protection Act applies to websites and other online services that collect personal information about children under thirteen (13) years of age. The Federal Trade Commission (FTC) Act grants the FTC authority to enforce against unfair or deceptive practices, which the FTC has interpreted to require companies’ practices with respect personal information comply with the commitments posted in their privacy policies. With respect to the use of personal information for direct marketing purposes, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes specific requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender. Further, the Telephone Consumer Protection Act, or the TCPA, restricts telemarketing and the use of technologies that enable automatic calling and/or messaging without proper customer consent, and is a particularly highly litigated issue.
There has also been increased regulation of data privacy and security in the U.S. particularly at the state level. For example, in 2018, California enacted the California Consumer Privacy Act, (“CPA”), which came into effect in January 2020 and places increased obligations on businesses. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, in November 2020, California voters passed the California Privacy Rights Act, or the CPRA, which significantly expands the CCPA. The CPRA, which takes effect January 1, 2023 (and applies to data collected during the prior year), introduces additional obligations such as data minimization and storage limitations, granting additional rights to consumers, such as correction of personal information and additional opt-out rights, and creates a new entity, the California Privacy Protection Agency, to implement and enforce the law. The CCPA has marked the beginning of a trend toward more stringent state data privacy legislation in the U.S., which could increase Innovid’s potential liability and adversely affect its business. For example, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, or CDPA, which is set to take effect on January 1, 2023. Further, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023. The potential effects of legislation are far-reaching and may require Innovid to modify its processing practices and policies and to incur substantial costs and expenses in an effort to comply.

Further, foreign data privacy laws are also rapidly changing and have become more stringent in recent years. In the European Economic Area (“EEA”) and the United Kingdom (“UK”), the EEA General Data Protection Regulation (the “GDPR”), the UK General Data Protection Regulation, and the UK Data Protection Act 2018 impose strict obligations on the ability to collect, analyze, use, transfer and otherwise process personal data. This includes requirements with respect to accountability, transparency, obtaining individual consent, international data transfers, security and confidentiality and personal data breach notifications, which may restrict our processing activities. Separate, restrictive obligations relating to electronic marketing and the use of cookies which may limit our ability to advertise or analyze user behavior online. In the EU and UK, informed consent is required for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. The EEA privacy laws on cookies and e-marketing are also subject to change as they are likely to be replaced by the European Commission’s Regulation on Privacy and Electronic Communications, or the ePrivacy Regulation. The ePrivacy Regulation may introduce more stringent requirements for using cookies and similar technologies for direct marketing and significantly increase fines for non-compliance in-line with the GDPR. In addition, there is an increasing regulatory focus on cookies in Europe recently following a recent court decision, privacy activists’ campaigns and various guidance issued by supervisory authorities, which has in some cases led to significant monetary penalties. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.
Innovid expects that there will continue to be new proposed laws, regulations, and industry standards concerning data privacy, data protection, and information security in the United States and other jurisdictions at all levels of legislature, governance, and applicability. These federal, state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are increasingly restricting the collection, processing and use of personal data. Innovid continues to monitor changes in laws and regulations, and the costs of compliance with, and the other burdens imposed by, these and other new laws or regulatory actions increase our costs. Although Innovid takes reasonable efforts to comply with all applicable laws and regulations, laws are constantly evolving, can be subject to significant change or interpretive application, and may be inconsistent from one jurisdiction to another.
Any perception of Innovid’s practices, platform or solutions delivery as a violation of data privacy rights may subject it to public criticism, loss of customers or partners, class action lawsuits, reputational harm, or investigations or claims by regulators, industry groups or other third parties, all of which could significantly disrupt its business and expose it to liability in ways that negatively affect its business, results of operations and financial condition. Innovid or its third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in Innovid’s or its third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Innovid’s or Innovid’s third-party service providers’ business, results of operations or financial condition. In addition, failure to comply with these and other laws and regulations may result in, among other things, administrative enforcement actions and significant fines, class action lawsuits, significant legal fees, and civil or criminal liability. Any regulatory or civil action that is brought against Innovid, even if unsuccessful, may distract its management’s attention, divert its resources, negatively affect its public image or reputation among its customers and partners and within its industry, and, consequently, harm its business, results of operations and financial condition.
Legal uncertainty and industry unpreparedness for new regulations may mean substantial disruption and inefficiency, demand constraints, and reduced value.
Some of Innovid’s advertisers may be unprepared to comply with evolving regulatory guidance under the CCPA, CPRA, CDPA, GDPR, or other new regulations, and may therefore remove personal data from their inventory before passing it into the bid stream, at least temporarily. This may lower customer inventory, resulting in loss of ad spend and revenue for Innovid. Further, since Innovid does not have direct relationships with end users, it relies on advertisers to obtain such consents as required. Even well-prepared advertisers may be confronted with difficult choices and administrative and technical hurdles as they implement their compliance programs and integrate with multiple other parties in the ecosystem. While Innovid can and does provide training and guidance on compliance, the nature of the ecosystem and technology does not support 100% verification that consent from end users has been obtained, when required, and it may unknowingly pass on consumer personal information when it should not. This exposes Innovid to potential regulatory scrutiny, investigations, fines, penalties, and other legal and financial exposure. Additionally, data privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with Innovid’s safeguards and practices that could result in fines, lawsuits and other penalties, and significant changes to its client’s businesses practices and inventory. Further, compliance program design and implementation will be an ongoing process as understanding of new regulations increase and industry compliance standards evolve. The resulting process friction could result in substantial inefficiency and loss of inventory and demand, as well as increased burdens upon Innovid’s organization as it seeks to assist customers and adapt its own technology and processes as necessary to comply with the law and industry practice. The uncertain regulatory environment may disadvantage Innovid in comparison to large, integrated competitors such as Google and Facebook, which have greater compliance resources and can take advantage of their direct relationships with end users to secure consents. Changes in the business practices of such large integrated competitors could impose additional requirements with respect to the retention and security of Innovid’s handling or ability to handle customer and end user data, could limit its marketing and core business activities, and have an adverse effect on its business, results of operations, and financial condition.
Risks Relating to Information Technology, Cybersecurity and Intellectual Property
An assertion from a third party that Innovid is infringing its intellectual property rights, whether such assertion is valid or not, could subject it to costly and time-consuming litigation, expensive licenses or other impacts to its business.
There is significant intellectual property development activity in the measurement and authentication of digital ads. Third-party intellectual property rights may cover significant aspects of Innovid’s technologies or business methods or block Innovid from expanding its platform and delivering new solutions, and it cannot be certain that its current operations do not infringe the rights of a third party. Innovid has on one occasion received and may in the future receive allegations and/or claims from third parties that Innovid’s technology infringes or violates such third parties’ intellectual property rights. The cost of defending against such claims, whether or not the claims have merit, is significant and could divert the attention of management, technical personnel and other employees from Innovid’s business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and Innovid may not be successful in defending itself in such matters. Additionally, Innovid may be obligated to indemnify its customers or partners in connection with any such litigation. Intellectual property claims could harm Innovid’s relationships with its customers and deter future customers from buying its solutions or expose Innovid to litigation. If Innovid is found to infringe intellectual property rights, it could potentially be subject to injunctive or other relief that could affect Innovid’s ability to provide its solutions. Innovid may also be required to develop alternative non-infringing technology and may be unable to do so, or such development may require significant time and expense and may not be successful. In addition, Innovid could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If Innovid cannot license or develop technology for any allegedly infringing aspect of its business, this may limit its platform and solutions, and Innovid may be unable to compete effectively. Any of these results could adversely affect Innovid’s business, financial condition and results of operations.
Innovid’s intellectual property rights may be difficult to enforce and protect, which could enable others to copy or use aspects of its technology without compensation, thereby eroding its competitive advantages and having an adverse effect on its business, results of operations, and financial condition.
Innovid relies upon a combination of trade secrets, third-party confidentiality, non-disclosure agreements, contractual restrictions on disclosure and use, and trademark, copyright, patent, and other intellectual property laws to establish and protect its proprietary technology and intellectual property rights. Innovid currently owns trademark registrations and applications for the “Innovid” name and variants thereof and other product-related marks in the United States and certain foreign countries. Innovid has also registered numerous Internet domain names related to its business.
Innovid also relies on copyright laws to protect computer programs related to its platform and its proprietary technologies, although to date Innovid has not registered for statutory copyright protection. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to Innovid for unauthorized use of its software may be limited. Some of Innovid’s proprietary technology, technology architecture, trade secrets and engineering roadmap have not been patented. As a result, Innovid cannot look to patent enforcement rights to protect some of Innovid’s proprietary technology. Furthermore, Innovid’s patent strategy is still in its early stages. Innovid may not be able to obtain any further patents, and Innovid’s pending application may not result in the issuance of a patent. Any issued patents may be challenged, invalidated, or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to Innovid. Additionally, the process of obtaining patent protection is expensive and time-consuming, and Innovid may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
While it is Innovid’s policy to protect and defend its rights to its intellectual property, it cannot predict whether steps taken by it to protect its intellectual property will be adequate to prevent infringement, misappropriation, dilution, or other violations of its intellectual property rights. Third parties may knowingly or unknowingly infringe Innovid’s intellectual property rights, third parties may challenge intellectual property rights held by Innovid, and pending and future trademark and patent applications may not be approved. These claims may result in restrictions on Innovid’s use of its intellectual property or the conduct of its business. In any of these cases, Innovid may be required to expend significant time and expense to prevent infringement or to enforce its rights. Innovid also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology Innovid relies on to conduct its business and differentiate itself from its competitors. Unauthorized parties may also attempt to copy or obtain and use Innovid’s technology to develop applications with the same functionality as its solutions, and policing unauthorized use of its technology and intellectual property rights is difficult and may not be effective. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of Innovid’s intellectual property rights in such countries may be inadequate. If Innovid is unable to protect its intellectual property rights (including in particular, the proprietary aspects of its platform) Innovid may find itself at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create, and protect their intellectual property.
Innovid’s customer agreements generally restrict the use of its confidential information solely to use in connection with the use of its services and restrict the reverse engineering of its technology. In spite of such limitations, reverse engineering Innovid’s software or the theft or misuse of Innovid’s confidential information could occur by customers or other third parties who have access to its technology. Innovid also endeavors to enter into agreements with its employees and contractors in order to limit access to and disclosure of its confidential information, as well as to clarify rights to intellectual property and technology associated with Innovid’s business. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto. In addition, these agreements may not effectively prevent unauthorized use or disclosure of Innovid’s confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Innovid’s confidential information, intellectual property, or technology. Furthermore, protecting Innovid’s intellectual property is particularly challenging after its employees or its contractors end their relationship with Innovid, and, in some cases, decide to work for Innovid’s competitors. Also, enforceability of the non-compete agreements that Innovid has in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies.
Innovid relies on licenses to use the intellectual property rights of third parties to conduct its business.
Innovid relies on products, technologies, and intellectual property that it licenses from third parties, for use in operating its business. Innovid cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to Innovid on commercially reasonable terms, if at all. Innovid cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Innovid may operate. Some of Innovid’s license agreements may be terminated by its licensors for convenience. If Innovid is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against it, or if Innovid is unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, its ability to operate and expand its business could be harmed.

If Innovid fails to detect malware intrusion into its systems or devices, advertisers could lose confidence in its platform, and Innovid could face legal claims that could adversely affect its business, results of operations, and financial condition.
Innovid may be subject to fraudulent or malicious activities undertaken by persons seeking to use its platform for improper purposes. For example, someone may attempt to divert or artificially inflate advertiser purchases through Innovid’s platform, or to disrupt or divert the operation of the systems, and devices of its advertisers, and their consumers in order to misappropriate information, generate fraudulent billings or stage cyberattacks, or for other illicit purposes. For example, sophisticated bot-nets and other complex forms of click fraud might be used to generate fraudulent impressions and divert advertising revenue from legitimate websites of publishers. Those activities could also introduce malware through Innovid’s platform in order to commandeer or gain access to information on consumers’ computers. Innovid uses third-party tools and proprietary technology to identify non-human traffic and malware, and it may reduce or terminate relationships with advertisers that Innovid finds to be engaging in such activities. Although Innovid continuously assesses the quality and performance of advertising on digital media properties, it may be difficult to detect fraudulent or malicious activity, and Innovid relies on its own and third-party tools, as well as the controls of advertisers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both Innovid and third parties to improve processes for assessing the quality of advertiser inventory and controlling fraudulent activity. If Innovid fails to detect fraudulent or malicious activity of this sort, its reputation could be damaged, advertisers may contest payment, demand refunds, or fail to give Innovid future business, or Innovid could face legal claims from advertisers. Even if Innovid is not directly involved in fraud or malicious activity, any sustained failures of others in its industry to adequately detect and prevent fraud could generate the perception that programmatic trading is unsafe, harm its reputation, and lead its advertisers to avoid programmatic advertising.
System failures, security breaches or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations.
Innovid’s success depends on the efficient and uninterrupted operation of its platform. In delivering Innovid’s solutions, it is dependent on the operation of third-party data and cloud computing platforms centers, which are vulnerable to damage or interruption from computer viruses, computer denial of service attacks or other attempts to harm Innovid’s system and similar events. In the future, in particular due to the increasingly evolving methods of bad actors, Innovid may need to expand its systems at a significant cost and at a more rapid pace than Innovid has to date. Innovid may be unable to provide its solutions on a timely basis or experience performance issues with its platform if Innovid fails to adequately expand or maintain its system capabilities to meet future requirements and address future threats. Some of Innovid’s systems are not fully redundant, and its disaster recovery planning cannot account for all eventualities. The occurrence of any issues or failures at Innovid’s data centers could result in interruptions in the delivery of its solutions to its customers. Additionally, certain of Innovid’s third-party service providers and other vendors have access to portions of its IT system. Performance failures or acts of negligence by these service providers may cause material disruptions to Innovid’s IT systems. A failure or disruption of Innovid’s computer systems, or those of its demand-side integration partners, could impede access to its platform, interfere with its data analytics and prevent the timely delivery of Innovid’s solutions.
Outside parties may also attempt in the future to fraudulently induce Innovid’s employees or users of its platform to disclose sensitive information via illegal electronic spamming, phishing or other tactics. Any breach of Innovid’s security measures or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, Innovid’s employees or its customers or integration partners, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose Innovid, its employees, its’s customers or its integration partners to risks of loss or misuse of this information.
Any such breach, loss, disclosure or dissemination may also result in potential liability or fines, governmental inquiry or oversight, litigation or a loss of customer confidence, any of which could harm Innovid’s business and damage its reputation, possibly impeding its ability to retain and attract new customers, and cause a material adverse effect on Innovid’s operations and financial condition. The cost of investigating, mitigating and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant and the risk of legal claims in the event of a security breach is increasing. For example, the CCPA creates a private right of action for certain data breaches. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm Innovid’s reputation. The successful assertion of one or more large claims against Innovid that exceed available insurance coverage, or the occurrence of changes in its insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect Innovid’s reputation, business, financial condition, results of operations and cash flows. Any material disruption or slowdown of Innovid’s systems or those of its third-party vendors or business partners, could have a material adverse effect on Innovid’s business, financial condition, results of operations and cash flows.
Risks Relating to Innovid’s Capital Resources
In the future, Innovid may need to obtain additional financing that may not be available or may reduce its profitability or result in dilution to its stockholders.
Innovid may require additional capital in the future to develop and execute Innovid’s long-term growth strategy. Innovid may need to raise additional funds in the future in order to, among other things:
•finance working capital requirements, capital investments or refinance existing or future indebtedness;
•acquire complementary businesses, technologies or products;
•develop or enhance its technological infrastructure and its existing platform and solutions;
•fund strategic relationships; and
•respond to competitive pressures.
If Innovid incurs additional indebtedness, its profitability may be reduced. Any future indebtedness could be at higher interest rates and may require Innovid to comply with restrictive covenants, which could place limitations on its business operations. Further, Innovid may not be able to maintain sufficient cash flows from its operating activities to service its existing and any future indebtedness. If Innovid’s operating results are not sufficient to service any future indebtedness, it will be forced to take actions such as reducing or delaying its business activities, investments or capital expenditures, selling assets or issuing equity. If Innovid issues additional equity securities, its stockholders may experience significant dilution and the price of our common stock may decline. Alternatively, if adequate funds are not available or are not available on acceptable terms, Innovid’s ability to fund its strategic initiatives, take advantage of unanticipated opportunities, develop or enhance its technology or services or otherwise respond to competitive pressures could be significantly limited.
Additional Risks Related to Ownership of Our Common Stock
The price of our common stock and warrants may be volatile.
The price of our common stock, as well as our warrants, may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•developments involving our competitors;
•changes in laws and regulations affecting our business;
•variations in our operating performance and the performance of our competitors in general;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;
•additions and departures of key personnel;
•commencement of, or involvement in, litigation involving our company;
•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•the volume of shares of our common stock available for public sale; and
•general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.
These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant.
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our stock price and trading volume could decline.
The trading market for our common stock depends in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, the price of our common stock would likely decline. If few analysts cover us, demand for our common stock could decrease and our common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
Future resales of common stock may cause the market price of our securities to drop significantly, even if our business is doing well.
Pursuant to the Sponsor Support Agreement, the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, and pursuant to the Investor Support Agreements, certain holders of shares of common stock issued as consideration in the First Merger are, subject to certain limited exceptions, in each case, contractually restricted from selling or transferring any of such Founder Shares or such shares of common stock issued as consideration in the First Merger (the Founder Shares and such shares issued as consideration in the First Merger, the “Lock-up Shares”). With respect to the Sponsor and its permitted transferees who agree to be bound by the applicable provisions of the Sponsor Support Agreement, such lock-up ends on the earlier of (A) one year after November 30, 2021 or (B) (x) the date on which the last volume-weighted average price of the common stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after November 30, 2021, or (y) the date on which Innovid Corp. completes a liquidation, merger, capital stock exchange, reorganization or similar transaction that results in Innovid Corp. stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up Termination Date”).
With respect to the Lock-up Shares issued as consideration in the First Merger (including, common stock issued to directors, officers and employees of Innovid Corp. upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the First Merger in respect of Innovid stock options outstanding immediately prior to the closing of the First Merger), such lock-up ends on the earlier of (x) the date that is 180 days after November 30, 2021 and (ii) the Lock-Up Termination Date.
Following the expiration of such lock-up, the parties subject to such lock-up will not be restricted from selling shares of our common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in our share price or could reduce the market price of our common stock. Upon the Closing, the Sponsor and the Innovid stockholders collectively owned approximately 81% of our outstanding common stock, and are subject to such lockup.
Prior to the confirmation of the Business Combination, the Company identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). In the SEC Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of the SEC Statement ION’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate ION’s previously issued and audited balance sheet as of February 16, 2021.
Additionally, the Company re-evaluated its application of ASC 480-10-S99-3A on the classification of redeemable shares of common stock that were issuable as part of the units sold in the Company’s IPO. Historically, a portion of the Class A ordinary shares included in the units issued in the Company’s IPO was classified as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company would consummate the Business Combination if it had net tangible assets of at least $5,000,001. Pursuant to such re-evaluation, Company management determined that the Class A ordinary shares originally classified as permanent equity include certain provisions that require classification as temporary equity regardless of the minimum net tangible assets required to complete the Business Combination. As a result, the Company’s management, together with the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), concluded that the Company’s previously issued (i) audited balance sheet as of February 16, 2021 (the “Post IPO Balance Sheet”), filed with the SEC on February 22, 2021, (ii) unaudited interim financial statements as of and for the quarterly period ended March 31, 2021 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 24, 2021; and (iii) unaudited interim financial statements as of and for the three and six months ended June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021 (collectively, the “Affected Periods”), should be further restated to report all Class A ordinary shares of the Company as temporary equity.
Company management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Company management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the consummation of the Business Combination, and in connection with the restatements described above, the Company identified a material weakness in its internal control over financial reporting related to the accounting for a significant transaction related to the warrants and the redeemable Class A ordinary shares that it issued in connection with its IPO. As a result of this material weakness, former management concluded that its internal control over financial reporting was not effective as of June 30, 2021. This material weakness resulted in a material misstatement of its derivative warrant liabilities, change in fair value of derivative warrant liabilities, ION Class A Ordinary Shares subject to possible redemption, accumulated deficit, the classification of certain Class A ordinary shares as permanent equity, earnings per share and related financial disclosures for the Affected Periods.
Management performed additional analyses as deemed necessary to ensure that its financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Company has implemented a remediation plan to remediate the material weakness. However, if it is unable to remediate its material weakness in a timely manner or it identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and it may incorrectly report financial information. Likewise, if the Company’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to timely file will cause the Company to be ineligible to utilize short form registration statements on Form S-3, which may impair its ability to obtain capital in a timely fashion to execute its business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on its business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect the Company’s reputation or investor perceptions of the Company, which could have a negative effect on the trading price of its securities. In addition, the Company will incur additional costs to remediate the material weakness in its internal control over financial reporting.
The company can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if the Company is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.
Innovid may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
Following the issuance of the SEC Staff Statement on April 12, 2021, ION’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued and audited balance sheet as of February 16, 2021 and, as a result of the re-evaluation of the applicability of ASC 480-10-S99-3A on the classification of redeemable shares of common stock that were issuable as part of the units sold in the Company’s IPO, it was appropriate to further restate the previously issued and audited balance sheet as of February 16, 2021 and the unaudited interim financial statements for the Affected Periods. See “— Prior to the consummation of the Business Combination, the Company identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.” As part of the restatements, the Company identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the restatement, the change in accounting for the outstanding warrants and the change in the classification of redeemable shares of common stock, and other matters raised or that may in the future be raised by the SEC, the Company may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in its internal control over financial reporting and the preparation of its financial statements. As of the date of this prospectus, the Company has no knowledge of any such litigation or dispute. However, the Company can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition.

General Risk Factors
We may have to constrain our business activities to avoid being deemed an investment company under the Investment Company Act.
In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. The Company believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in the Company being characterized as an investment company. To avoid being deemed an investment company, the Company may decide not to broaden its offerings, which could require the Company to forgo attractive opportunities. If the Company is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect the Company’s business, financial condition, and results of operations. In addition, the Company may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.
Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.
Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

USE OF PROCEEDS
All of the shares of common stock and warrants offered by the Selling Shareholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
We will receive any proceeds from the exercise of the warrants for cash, but not from the sale of the shares of common stock issuable upon such exercise.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION
Market Price of Our Common Stock and Warrants
Trading of our common stock and warrants began on the NYSE on December 1, 2021, under the ticker symbol “CTV” for common stock and “CTV.WS” for the warrants. Prior to the Business Combination, the ION Units, ION Class A Ordinary Shares and ION Warrants traded under the ticker symbols “IACB.U”, “IACB” and “IACB.WS”, respectively, on the NYSE. On December 28, 2021, the closing sale price of our common stock was $ 7.09 per share and the closing price of our warrants was $1.19 per warrant.
Dividend Policy
We have not paid any cash dividends on our common stock to date and prior to the Business Combination, ION had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), entered into the Merger Agreement with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of ION (“Merger Sub 1”). The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the consummation of the Merger and the PIPE Investment (collectively referred to as the “Transaction”).
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described in this prospectus. The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Innovid, Inc. by ION and other agreements entered into as part of the Merger Agreement, as though such transactions occurred on January 1, 2020.
ION was incorporated on November 23, 2020 (inception) as a Cayman Islands exempted company and a blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses. On December 1, 2020, the Founder Shares (an aggregate of 5,750,000 ION Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Seligsohn, Ms. Gazit and Mr. Shemesh at their original purchase price. Prior to the initial investment in the company of $25,000 by the Sponsor, ION had no assets, tangible or intangible. In January 2021, ION effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. On February 16, 2021, ION completed its initial public offering of 25,300,000 ION Units, including the issuance of 3,300,000 ION Units as a result of the underwriters’ exercise in full of their over-allotment option (the “IPO”). Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one warrant, with each whole warrant entitling the holder thereof to purchase one ION Class A Ordinary Share for $11.50 per share. The ION Units were sold at a price of $10.00 per ION Unit, generating gross proceeds to ION of $253,000,000. In addition, prior to the closing of the IPO, ION completed the sale of the warrants exercisable for one ION Class A Ordinary Share at $11.50 per share (the “ION Warrants”) to ION Holdings 2, LP (the “Private Placement Warrants”) (7,060,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $7,060,000. A total of $253,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in a trust account (the “Trust Account”) established for the benefit of the holders of ION Class A Ordinary Shares sold in the IPO and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective transactions and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remained on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations until the consummation of the Merger. As of September 30, 2021, there was approximately $253,000,000 held in the Trust Account.
Founded in 2007, Innovid is an independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Innovid’s software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including demand side platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Innovid’s offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner.

The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ION and Innovid for the applicable periods included in this prospectus. The pro forma financial statements have been presented for information purposes only and are not necessarily indicative of what Innovid Corp.’s balance sheet or statement of operations actually would have been had the Transaction been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of Innovid Corp. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Transaction.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 present the pro forma effect of the Transaction as if the Closing occurred on January 1, 2020.
The unaudited pro forma condensed combined balance sheet combines the Innovid unaudited historical condensed consolidated balance sheet as of September 30, 2021 and the ION unaudited historical consolidated balance sheet as of September 30, 2021, giving effect to the Transaction as if it had been consummated on September 30, 2021.
We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma financial statements.
The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions of 19,585,174 ION outstanding Public Shares for aggregate redemption payments of $195.9 million out of the trust account at a redemption price of $10.00 per share on the Closing Date of the transactions contemplated by the Merger Agreement.
Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 86,901,792 shares of Innovid common stock issued to Innovid’s stockholders, the 12,039,826 shares of common stock of ION, now Innovid common stock (after giving effect to the redemption of 19,585,174 shares of ION common stock ), and including the 20,000,000 shares of Innovid common stock issued in connection with the PIPE Transaction.
As a result of the Transaction, including the redemption of 19,585,174 shares of ION common stock, Innovid’s stockholders own approximately 73% of the common stock of the combined company, ION public stockholders own approximately 17% of the common stock of the combined company, and investors from the PIPE Transaction own approximately 10% of the common stock of the combined company, based on the number of shares of Company Common Stock outstanding as of September 30, 2021 (in each case, not giving effect to any shares issuable upon exercise of Innovid or ION Options).
Description of the Transaction
On June 24, 2021, ION, Innovid, Merger Sub 1 and Inspire Merger Sub 2, LLC (“Merger Sub 2”) entered into the Merger Agreement. On November 30, 2021, as contemplated by the Merger Agreement, ION consummated the merger transaction contemplated by the Merger Agreement pursuant to the following steps (the “Closing”):
•Merger Sub 1 merged with and into Innovid (the “First Merger”), the separate corporate existence of Merger Sub 1 ceased with Innovid continuing as the surviving corporation (the “Surviving Corporation”),
•immediately thereafter, the Surviving Corporation merged with and into Merger Sub 2 (collectively with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of ION,
•ION changed its name to “Innovid Corp.” (the “Name Change”), pursuant to the terms and subject to the conditions set forth in the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus,

•prior to the consummation of the Mergers, ION was redomiciled (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law, the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION (the “Cayman Constitutional Documents”), in connection with which ION effected a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the other transactions contemplated by the Merger Agreement and documents related thereto were consummated.
In connection with the Mergers and the Name Change, Innovid Corp. (formally ION) issued (a) 86,901,792 shares of common stock, par value $0.0001 per share (“Company Common Stock”) to former equityholders of Innovid, Inc. and (b) 20,000,000 shares of Company Common Stock to PIPE Investors (as defined below).
Pursuant to the Merger Agreement, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share (each an “ION Class B Ordinary Share”) then issued and outstanding automatically converted into one ION Class A Ordinary Share, par value $0.0001 per share (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Shares, the “ION Shares”). Immediately following such conversion, upon the Domestication and the Mergers, (i) each issued and outstanding unit representing one (1) ION Class A Share and one-eighth (1/8) of the warrant to purchase one (1) ION Class A Share at a price of $11.50 per share (the “ION Warrants”) was automatically separated into the underlying ION Class A Share and one-eighth of an ION Warrant, (ii) each ION Class A Share issued and outstanding immediately prior to the Domestication was automatically converted into one share of Company Common Stock, (iii) each whole ION Warrant was automatically converted into a redeemable warrant exercisable for one share of Company Common Stock on the same terms as the ION Warrants (the “Public Warrants”), and (iv) each whole private placement warrant, exercisable for one ION Class A Share at $11.50 per share, issued and outstanding prior to the Domestication was automatically converted into a warrant exercisable for one share of Company Common Stock on the terms and subject to the conditions set forth in the applicable Warrant Agreement (the “Private Placement Warrants” and together with the Public Warrants, the “Company Warrants”). No fractional Company Warrants were issued upon separation of the ION Units.
As a result of the Mergers, among other things, the aggregate consideration to be received in respect of the Mergers by all of the stockholders and warrant holders of Innovid prior to the Closing was an aggregate of 86,901,792 shares of Innovid Corp. Common Stock. In addition, in connection with closing, ION purchased equity securities of Innovid Stockholders for an aggregate purchase price of $68.9 million (the “Secondary Sale Amount”).
The following summarizes the pro forma ownership of Innovid Corp. Common Stock following the Closing:

	Actual Redemptions
Equity Capitalization Summary (shares in thousands)	Shares	%
ION Shareholders(1)	12,039,826	10%
PIPE Investors(2)	20,000,000	17%
Innovid Equity Holders’ interests in ION(3)	86,901,792	73%
Total common stock in Innovid Corp.	118,941,618
__________________
(1)Excluding 4,200,000 shares of Innovid Corp. Common Stock purchased by affiliates of the Sponsor in connection with the PIPE Investment.
(2)Represents the PIPE Investment, including 4,200,000 shares of Innovid Corp. Common Stock purchased by affiliates of the Sponsor.
(3)Represents existing Innovid equity holders’ interest in shares of Innovid Corp. Common Stock.
Accounting Treatment for Transaction
The Transaction was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ION was treated as the “acquired” company for accounting purposes and the Transaction was treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization. The net assets of ION were stated at historical cost, with no goodwill or other intangible assets recorded. The public warrants and the private placement warrants of ION have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings.
•Innovid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Innovid’s existing equity holders will have the greatest voting interest in the combined entity;
•The largest individual minority equity holder of the combined entity is an existing equity holder of Innovid;
•Innovid’s directors will represent the majority Innovid Corp. board of directors;
•Innovid’s senior management will be the senior management of Innovid Corp.; and
•Innovid is the larger entity based on historical revenue and has the larger employee base.
The preponderance of evidence as described above is indicative that Innovid is the accounting acquiror in the Transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
(in thousands, except stock and per stock amounts)

	Historical	Historical	Actual Redemptions
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
CURRENT ASSETS
Cash and cash equivalents	184	14,472	253,043	(a)	162,992
			200,000	(b)
			(27,625)	(c)
			(12,375)	(d)
			(195,852)	(j)
			(68,855)	(h)
Trade receivables, net	—	34,223			34,223
Prepaid expenses and other current assets	526	1,966			2,492
Total current assets	710	50,661	148,336		199,707
NON-CURRENT ASSETS:
Cash and marketable securities held in Trust Account	253,043	—	(253,043)	(a)	—
Long-term lease and other deposit	—	317			317
Long-term restricted deposits	—	445			445
Property and equipment, net	—	3,298			3,298
Goodwill	—	4,555			4,555
Prepaid offering cost	—	3,269	(3,269)	(d)	—
Other non-current assets	—	607			607
Total non-current assets	253,043	12,491	(256,312)		9,222
TOTAL ASSETS	253,753	63,152	(107,976)		208,929
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Trade payables	—	2,564			2,564
Employees and payroll accruals	—	6,861			6,861
Accrued expenses and other current liabilities	3,230	2,171	(3,230)	(d)	2,171

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONT)
As of September 30, 2021
(in thousands, except stock and per stock amounts)

	Historical	Historical	Actual Redemptions
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Accrued offering costs	319	—	(319)	(d)	—
Deferred offering cost accrual	—	2,406	(2,406)	(d)	—
Total current liabilities	3,549	14,002	(5,955)		11,596
NON-CURRENT LIABILITIES:
Long-term debt	—	6,000			6,000
Other non-current liabilities	—	2,854			2,854
Warrants liability	29,640	3,690	(3,690)	(i)	29,640
Deferred underwriting fee payable	8,855	—	(8,855)	(d)	—
Total non-current liabilities	38,495	12,544	(12,545)		38,494
TOTAL LIABILITIES	42,044	26,546	(18,500)		50,090
COMMITMENTS AND CONTINGENT LIABILITIES
Innovid preferred stocks	—	139,990	(139,990)	(i)	—
ION Class A ordinary shares subject to possible redemption	253,000	—	(57,148)	(f)	—
			(195,852)	(j)
ION preference shares	—	—	—		—
ION Class B ordinary shares	1	—	(1)	(e)	—
Innovid common stocks	—	14	(14)	(i)	—
Innovid treasury stocks	—	(1,629)	1,629	(i)	—
Innovid Corp. Class A common Stock	—	—	2	(b)	12
			1	(f)
			1	(e)
			8	(i)
Additional paid-in capital	—	—	(27,625)	(c)	260,596
			199,998	(b)
			57,147	(f)
			(834)	(d)
			(41,292)	(g)
			(68,855)	(h)
			142,057	(i)
Accumulated deficit	(41,292)	(101,769)	41,292	(g)	(101,769)

	Historical	Historical	Actual Redemptions
	ION	Innovid	Transaction Accounting Adjustments	Pro Forma Balance Sheet
Total stockholders’ equity/(deficit)	(41,291)	(103,384)	303,514	158,839
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY /(DEFICIT)	253,753	63,152	(107,976)	208,929

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020
(in thousands, except stock and per stock amounts)

	Historical	Historical	Actual Redemptions
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	—	68,801			68,801
Cost of revenues	—	12,365			12,365
Gross profit	—	56,436	—		56,436
Operating expenses:
Research and development	—	18,283			18,283
Sales and marketing	—	28,810			28,810
General and administrative	—	8,221	6,000	(ac)	14,221
Operating costs	5	—			5
Total operating expenses	5	55,314	6,000		61,319
Operating (loss) profit	(5)	1,122	(6,000)		(4,883)
Finance expenses, net	—	734			734
Income (loss) before taxes	(5)	388	(6,000)		(5,617)
Taxes on Income	—	1,200			1,200
Net loss	(5)	(812)	(6,000)		(6,817)

Net loss per stock attributable to common stockholders - basic and diluted	—	(0.07)			(0.06)	(ab)

Weighted average common stock used to compute net loss per stock attributable to common stockholders	5,500,000	11,986,185			118,972,233	(ab)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2021
(in thousands, except stock and per stock amounts)

	Historical	Historical	Actual Redemptions
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenues	—	64,324			64,324
Cost of revenues	—	12,418			12,418
Gross profit	—	51,906	—		51,906
Operating expenses:
Research and development	—	16,932			16,932
Sales and marketing	—	23,534			23,534
General and administrative	—	10,587			10,587
Operating costs	4,336	—	—		4,336
Total operating expenses	4,336	51,053	—		55,389
Operating (loss) profit	(4,336)	853	—		(3,483)
Finance expenses, net	—	3,878			3,878
Interest income on marketable securities held in Trust Account	(43)	—	43	(aa)	—
Underwriting discounts and transactions costs attributed to warrants liability	300	—			300
Change in fair value of the Warrant Liabilities	(425)	—			(425)
Loss before taxes	(4,168)	(3,025)	(43)		(7,236)
Taxes on Income	—	829			829
Net loss	(4,168)	(3,854)	(43)		(8,065)

Basic and diluted loss per Class B ordinary shares	(0.15)
Weighted average shares outstanding of Class B ordinary shares	6,182,967
Basic and diluted net loss per Class A ordinary shares	(1.62)	(4.32)			(0.07)	(ab)

Weighted average shares outstanding of Class A ordinary shares	20,944,322	13,157,022			118,972,233	(ab)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma Transaction Accounting Adjustments:
(a)Reflects the reclassification of the Trust Account to cash and cash equivalents that becomes available at the time of the Transaction.
(b)Reflects the proceeds of $200.0 million from the issuance and sale of 20,000,000 stocks of Innovid Corp.’s Common Stock at a par value of $0.0001 in the PIPE Investment pursuant to the Subscription Agreements.
(c)Reflects the payment of transaction costs incurred by Innovid and ION for legal, financial advisory and other professional fees reflected as a decrease in additional paid-in capital.
(d)Reflects the settlement of ION and Innovid’s obligations, including $3.2 million in accrued expenses and other current liabilities, $0.3 million in accrued offering costs and deferred offering cost of $2.4 million, and a reclassification of deferred transaction cost of $3.3 million from prepaid offering cost to additional paid in capital. In addition, reflects payment of deferred underwriting fees of $6.4 million. The initial estimate of deferred underwriting fees as of September 30, 2021 was $8.9 million, therefore the difference between the estimate and actual amounts of deferred underwriting fees of $2.5 million was reversed to additional paid in capital.
(e)Reflects the conversion of ION’s Class B ordinary shares into 6,325,000 Innovid Corp’ Class A Common Stock at a par value of $0.0001.
(f)Reflects the reclassification of ordinary shares subject to redemption of $57.2 million to common stock of $1 thousand with the difference to additional paid in capital.
(g)Reflects the elimination of ION’s historical accumulated deficit.
(h)Represents the cash consideration of $68.9 million paid to the Sellers as part of the Secondary Sale Transaction with adjustment to common stock for the par value of the shares assumed to be repurchased and additional paid in capital.
(i)To reflect the recapitalization of Innovid through the contribution of all outstanding common and preferred stock of Innovid to ION and the issuance of 93.8 million shares of Innovid Corp, subsequently reduced to 86.9 million shares as a result of the Secondary Sale (see note h). As a result of the recapitalization, the carrying value of Innovid’s preferred stocks of $140.0 million, common stock of $0.014 million, treasury stock of $1.6 million, and the warrants liability of $3.7 million were derecognized. Innovid Corp.’s stocks issued as part of the recapitalization were recorded to common stock in the amount of $0.008 million and additional paid in capital in amount of $142.1 million.
(j)Reflects ION’s public shareholders exercise of their redemption rights totaling 19,585,174 ION Class A Common Stock prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $195.8 million in cash.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020 and for the Nine Months Ended September 30, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma Transaction Accounting Adjustments:
(aa)To reflect an adjustment to eliminate the interest earned on marketable securities held in the Trust Account of ION.
(ab)The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Innovid Corp. shares outstanding at the closing of the Transaction, assuming the Transaction occurred on January 1, 2020. As the unaudited pro forma condensed combined statements of operation are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.
(ac)To reflect an accrual for estimated transaction bonuses of $6.0 million to be paid to certain executives upon the completion of the Transaction within selling, general and administrative expense. This one-time adjustment was made only to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

BUSINESS
Vision
Innovid was founded with a simple vision: to transform video experiences. Our name stands for innovation in video, and originated from our desire to change how the world engages with video advertisements. Our mission is to provide the infrastructure empowering advertisers to connect with consumers in a more personalized, data-driven and interactive manner.
Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of September 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. In 2020, CTV accounted for 40% of all video impressions served by Innovid, up from 31% in 2019, a year-over-year increase of almost 60%. In 2020, the year-over-year change in impressions for mobile TV was an increase of 15% and for desktop TV was a decrease of 3%. For the nine months ended September 30, 2021, impressions for CTV, mobile TV and desktop TV increased 63%, 35% and 29%, respectively compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client (brand/advertiser).
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content over the top (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including demand side platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31,2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. In 2020 approximately 8% of Innovid’s revenue was generated by our customers outside of the US. During the nine month period ended on September 30, 2021 our non-U.S. customers generated approximately 9% of the total revenue.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
Industry Overview
As consumers rapidly shift their viewing from traditional linear TV to streaming TV, marketers and agencies are recognizing the need to make CTV a strategic focus. We believe that our business benefits from many of the most significant trends in digital marketing and advertising, including:
•Digitalization of TV Advertising. The advertising industry continues to see traditional mediums such as linear TV, radio, and Out of Home (“OOH”) transition to digital channels and platforms. This has created a new environment where the operational silos that existed historically between linear and digital are being removed with new open software and technology platforms enabling this evolution. In particular, according to Dentsu, TV advertising is gravitating toward CTV due to its ability to provide the reach, addressability, interactivity, and measurability most commonly associated with digital media.
•Consumers Are “Cutting the Cord” and Adopting Streaming Services with Advertisers Quickly Following Suit. According to Nielsen, CTV consumption has grown at one of the fastest rates for any sector of the ad market, driven by cord cutters moving from traditional pay TV services to OTT and CTV experiences. According to Nielsen, time spent watching CTV increased to 1 hour and 5 minutes per day during Q3 2020, up from 55 minutes in the third quarter of 2019 and 47 minutes in the third quarter of 2018. According to a 2020 study by Roku, the number of households that don’t have traditional pay TV make up approximately 32% of total TV households in the U.S., additionally cord-cutters and cord-nevers are expected by eMarketer to outnumber pay TV subscribers by 2024. Ad dollars are following suit with spending migrating from traditional TV to CTV. According to eMarketer, CTV advertising spending is expected to reach $13.41 billion in 2021—a figure that is projected to more than double by 2025. Over 60% of CTV ad dollars will come from traditional TV budgets in 2021, according to a November 2020 poll by the Interactive Advertising Bureau (IAB) of US agencies and brand marketers with digital video in their 2021 media budgets.
•Rise of Advertising-Supported Content. Free, ad-supported video-on-demand (“AVOD”) services have emerged as a cost-effective alternative for price-conscious TV viewers. According to eMarketer, thirty-four percent of U.S. streaming households used ad-supported streaming services in January 2021, up 6% from January 2020. Major streaming services who offer both ad-free and ad-supported tiers have seen the majority of subscribers, with 70% in the case of Hulu opting for the cheaper, ad-supported tier, according to a 2020 Decider article. According to Digiday, the market is seeing ad-supported services like The Roku Channel, Hulu, and Pluto TV gaining share. We believe this trend, combined with the rapid introduction of new ad-supported streaming services such as Peacock, HBO Max, Discovery+, and Paramount+, indicates that the move to AVOD is here for the long-term.
•Fragmentation Fuels Technology Consolidation. As of December 2020, there were more than 200 streaming services in the market, according to Gazette, presenting a significant challenge for advertisers trying to reach a large audience at scale. The growing ecosystem of disparate partners, each with their own unique formats, infrastructure and operating procedures has fueled increased demand for open and independent technology platforms that are able to connect and simplify workflows across the various closed ecosystems, or walled gardens, that restrict access to applications, content and/or media and an increasing universe of other media providers. Innovid has built an open and independent software platform with a wide moat driven by deep and exclusive integrations across the fragmented CTV ecosystem, allowing advertisers to consolidate the creation, delivery and measurement of digital TV ads on a single platform, independent of the large technology walled garden players who dominate many other parts of the digital world.
•Renewed Focus on User Experience. We believe untargeted ads served at a high frequency have lost favor to a new model focused on fewer, better ads. Marketers are adopting data-driven advertising strategies to improve creative relevance through personalized ads while at the same time optimizing ad delivery against key metrics such as reach and frequency in real-time. Technology plays a critical role in empowering advertisers to leverage data to improve relevance and provide the infrastructure for real-time optimization of ad delivery based on accurate measures across consumers.
Market Opportunity
We believe there is strong global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media networks and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices. According to eMarketer, there was over $378 billion of global digital ad spend in 2020. Innovid solutions are directly applicable against the portion of this spend focused on digital ad personalization, delivery and measurement across digital channels and devices. Furthermore, we benefit from the fact that every TV ad, regardless of whether it is bought directly from the publisher or programmatically, needs to be served. Direct buying refers to the traditional mode of media buying in which advertisers, or their agency partners, work directly with publishers to negotiate for the purchase of advertising space at a fixed price. Programmatic media buying allows advertisers to buy based on audience(s) and is an automated form of media buying facilitated through demand side platforms where ads are bought and sold on a dynamic pricing model based on real-time metrics. Our ability to support both programmatic and direct buying models allows Innovid to recognize revenue against every digital TV ad impression whereas many technology providers are only able to capture the smaller, programmatic portion of an advertising buy. There is a direct link between the increase in digital TV ad buying, corresponding growth in ad impressions delivered and Innovid revenue. Innovid revenue is based on volume of impressions served with a sliding fee scale based on adoption of advanced feature, such as personalized or interactive ads, garnering a higher rate.
According to eMarketer, CTV ad spend has accelerated in 2021 with spend forecasted to reach $13.41 billion - a figure that eMarketer projects will more than double by 2025. We believe our market leadership positions us well to generate significant growth across this large, underserved market. Our growth is primarily driven by the fastest growing segments of digital ad spend, including CTV, programmatic and social.

About Innovid

CTV is a large and growing industry with significant upside potential, but also its own set of challenges. Innovid’s solutions are designed to solve for three core areas of disruption for large advertisers shifting investment to CTV; the streaming and delivery of creative, personalization of creative, and measurement. Our solutions starts with the workflow for personalizing and delivering ads, a process that allows us to collect relevant information such as IP or device ID within our system to enable measurement of advertising. In the middle of this workflow loop are a complex ecosystem of providers Innovid supports through collaboration and integration, but does not compete with. This includes Demand Side Platforms who enable programmatic ad buying.
The Innovid Platform
Innovid powers many of the leading TV advertisers globally through its integrated solutions across CTV, mobile TV, desktop TV, display and other channels. The Innovid platform consists of three core offerings: Ad Serving, Creative Personalization and Measurement. Together, these offerings allow brands and advertisers to effectively deliver personalized ads to audiences and measure effectiveness across all major TV mediums.
Ad Serving Solutions
Innovid’s ad serving platform consists of three primary offerings:
•Campaign Submission Form (CSF). Our CSF is a web-based portal used by clients to submit all advertising campaign information and creative assets. The CSF allows marketers to upload assets, which are then automatically validated and subjected to quality assurance (“QA”) procedures to ensure compliance with approximately 55 different delivery format specifications. Validated assets are then automatically encoded to deliver multiple publisher-specific versions off a single base asset delivered by our customers. The CSF also allows advertisers to submit relevant vendor integrations (e.g., viewability and verification) and to set up creative ad rotation and swap strategies. We integrate with third-party APIs to seamlessly pass ad creative where third-party ad serving is not allowed.
•Campaign Management Tool (CMT). The CMT is our platform portal for campaign implementation and management. The CMT is our central hub for managing partner integrations, publisher tag generation, click-through and tracking management, as well as supporting QA. This workflow tool leverages multiple integrations and verification partners to streamline day-to-day operations, eliminate unnecessary work, expedite campaign launches and minimize reporting discrepancies.
•Analytics Dashboard: Our analytics dashboard provides a unified visualization of ad performance filterable by delivery, audience reach, device breakdown, viewability, verification and more. Within the user interface (“UI”), our custom report building feature allows users to customize and save their own templated reports, scheduling them for automatic delivery if desired. Our platform also provides several templates to guide users in their report building as well as integrating with third-party data visualization partners.
Creative Personalization Solutions
Our Dynamic Creative Optimization (“DCO”) solution enables advertisers to generate millions of personalized ad versions from a single asset. Multiple tools within our creative optimization solution are proprietary to Innovid.
•Software Development Kit (“SDK”). Our proprietary SDK allows CTV publishers to execute advanced video formats across all CTV devices and enables advanced measurement. The Innovid SDK is integrated with many of the leading CTV apps and devices, including a device-level integration in the Roku Ad Framework, a direct integration with Hulu, as well as integrations with a growing list of publishers and app developers, providing advanced video capabilities into more than 100 apps on all the leading devices.
•Creative Composer Suite: We provide flexibility for designers and developers to author ads through any combination of internal, external, and/or code-based tools. Our ad authoring solutions allow clients to handle the design and development of interactive and personalized templates in tandem, which saves time and allows focus on the creative. Our proprietary suite features CTV Composer, an intuitive tool that enables the design of custom or templated interactive and dynamic CTV ads. We also offer Adobe and

Google Web Designer plug-ins to streamline ad creation and data feed mapping, in addition to an open creative Application Programming Interface (“API”) for a code-based solution.
•Decision Trees. Our decision trees provide flexibility to create and visualize strategies using boolean logic across multiple data sets. Users can combine and prioritize across first-and third-party data sets such as geo, weather, date/time, audience, frequency, sequencing, publisher data, retargeting, and ISP. Within each decision tree branch, creatives can be managed via ad rotation, sequencing, and optimization. We can also connect directly to client APIs to build a custom strategy.
•Dynamic Rendering Engine. Our proprietary dynamic rendering engine is robust, and uses automation to streamline workflows. It is designed to seamlessly pre-render dynamic static images, animations, and videos. These ads are assembled server-side (cloud) and in real-time upon ad request. Our proactive certification includes automated spec compliance and video encoding, ensuring that ads are served at the highest possible quality across all publishers and devices, including 4K CTV.
Measurement Solutions
Our Media Rating Council (“MRC”) accredited measurement solutions are designed to provide holistic and granular household-level analysis for the TV and digital ecosystem. In addition to standard measurement and reporting included within Innovid’s ad serving solutions, we provide two advanced measurement solutions: TV Reach and Frequency, and Innovid Insights. These two solutions can be used individually or in tandem to improve efficiency and return on investment (“ROI”) as well as to power in-flight optimizations for TV marketers. Measurement Solutions is a new offering that we are planning to further develop and scale in the future.
•Real-Time Analysis. Unlike traditional TV panels or legacy measurement providers, Innovid’s pixel-less solutions provide always-on analysis enabling marketers to execute optimizations while campaigns are live in market.
•Frequency Monitoring and Management. Ensure publishers and activation partners are adhering to frequency caps with always-on monitoring.
•Cost-Efficiency Optimizations. Improve ROI and reach efficiency for campaigns with in-flight optimizations based on live effective CPMs.
•Future Planning. View reach, frequency, and cost-based performance goals, aggregated over time for data-backed planning and benchmarking initiatives.
What We Do
We Are TV-Centric, with Omnichannel Reach
Our name Innovid stands for “Innovation in Video” based on our vision that one day the majority of video advertising would be delivered digitally, primarily to CTV devices. Our solutions were purpose-built with TV at the center to bridge the gap between linear TV and CTV, while providing for integrated customer experiences across video, display, social, audio, and more. The world’s leading advertisers have chosen Innovid to expand their CTV expertise while seamlessly managing advertising experiences across CTV, mobile TV, desktop TV, display, social, and audio.
We Are Independent with No Media Buying Conflicts
Innovid provides unbiased, independent data measurement without media buying conflicts. Marketers are able to secure a window into walled garden performance with our preferred measurement solutions. Our independence allows us to work across all parties as a Facebook Preferred Measurement Partner, Google Measurement Partner, and YouTube ADH and Contextual Partner.
We Provide Infrastructure To Improve Advertising
Our goal is to allow customers to do more in less time, with easy-to-use AI-powered workflows that eliminate manual dependencies on individuals. Our easy-to-implement workflows, triggers and machine learning technology reduce reliance on manual processes to optimize investments. By removing tedious tasks that monopolize marketers’ time and energy, effort is able to be refocused on higher-impact strategic areas.
We Unify and Activate Data Across Channels
Data connectivity sets the foundation for addressable marketing. Innovid surfaces an integrated view of customer interactions through a single platform so advertisers can reach customers with true omni-channel messaging regardless of device. Our open platform connects with and unlocks numerous identity solutions, in concert with our proprietary household ID, in a privacy-safe manner to map signals a across partners and approaches to enable an accurate and persistent method of identity in support of data-driven advertising natives.
We Integrate Across the Ecosystem
Innovid solutions are designed to solve for the heavily fragmented CTV ecosystem which is not dominated by specific providers. We provide comprehensive coverage across all key digital channels where our customers advertise. Our technology is integrated into major platforms that support programmatic media buying, measurement, viewability, verification and attribution, including Google, Comscore, DoubleVerify and The Trade Desk. As new media formats emerge, we believe the strength of our solutions and the flexibility of our software platform will allow us to seamlessly onboard new integration partners and secure new partnerships. For example, as CTV continues to become an increasingly prominent advertising channel, we have secured partnership agreements with multiple leading CTV platforms, including Roku and NBCU’s Peacock, that have certified our ad serving solutions for use on their platforms. We believe that we provide the broadest integration and partnership coverage across the industry.
We Personalize Advertising On Every Addressable Screen
We strive to optimize personalized ad delivery everywhere our customers’ audiences are, in any format required. Whether taking full advantage of the combined power of sight, sound and motion through TV ads, or opting into display or audio formats, our solutions span the entire omni-channel universe. Innovid supports interactive and data-driven personalized ads on all digital platforms including connected devices, mobile, tablet, desktop, and DOOH, including access into traditional walled gardens such as Facebook and YouTube.
We Provide Transparent Measurement
We provide transparent, comprehensive measurement across all addressable media. We believe our platform represents the widest breadth of MRC accredited metrics of any buy-side ad server, with accreditations spanning CTV, video, and display. Our measurement solutions reach across an expansive certified video publisher footprint, 25+ devices—including CTV, and all channels. Innovid is also a preferred measurement partner of major walled gardens and has invested in proprietary measurement solutions including reach and frequency reporting across connected and linear TV to consolidate measurement and provide integrated insights to global marketers.
Go-To-Market Strategy
Our go-to-market strategy for new customers is focused on driving awareness for our solutions and fostering relationships with senior executives of leading brands and their agency partners. We employ a global sales team as well as a dedicated account management support team in order to contract with new customers and grow existing relationships. Our team is deployed around the world with sales hubs in New York, Chicago, Detroit, Los Angeles,

London, Singapore, Tokyo, Mexico City, Buenos Aires, and Bogota. Our sellers are supported by regional account management support offices in order to best serve our geographically diverse client base.
•Sales. We sell to advertisers through our global sales team. Our sales team is organized by audience: brand solutions sellers are focused on engaging directly with advertiser brand teams, and agency solutions sellers partner with the agencies and agency holding companies that are driving or influencing technology platform decisions. We onboard new customers through direct outreach from our account management team that operate as the primary point of contact for any campaign support needs. Advertisers can also choose our self-service platform to deliver and measure campaigns.
•Marketing. To support our global sales force, our marketing team’s objectives are to build brand leadership, drive sales empowerment through lead generation and top-of-funnel pipeline growth, and support customer retention and up-sell through industry insights, thought leadership and analysis of customer data.
As of September 30, 2021, we had 131 employees in our sales and marketing organization, including brand solutions, agency solutions, publisher solutions, business development, sales operations, sales strategy and marketing personnel. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.
Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:
A Market-Leading CTV Software Platform
We offer a comprehensive cross-channel TV advertising technology infrastructure spanning publishers, partners, and channels. Our platform maintains a robust global publisher certification footprint with an entire team dedicated to publisher certifications. We are certified to run on all major device types including CTV, mobile TV, desktop TV, and the open web across all major publishers and walled gardens. Our tags provide expansive measurable reach across 25+ connected devices including: Roku, tvOS, Amazon Fire, Samsung, Smart TVs, PS, XBox.
Focus on CTV Innovation
Since inception we have pioneered infrastructure required to support the growth of CTV advertising. We have achieved a growing list of industry first and key milestones including being the first automated content recognition (ACR) integration with Roku, the first buy-side ad server with MRC certification for CTV measurement, the first and only platform delivering ads into NBCU’s Peacock, the exclusive ad delivery platform supporting the 2020 Tokyo Olympic Games, as well as the first interactive Super Bowl ad.
Open and Independent Platform
We are a software infrastructure solution, providing technology that supports and facilitates CTV advertising across a wide footprint of publishers, channels and devices. We do not buy or sell media, which means we do not compete with media providers or other technology platforms who recognize revenue based on a percentage of spend, nor are we incentivized to direct advertising spend based on company interests. Our media independence allows us to take a neutral stance and partner across the ad tech landscape, including with closed ecosystems such as Amazon, Facebook, and YouTube, as well as emerging CTV players like Peacock, where we are the exclusive third-party ad serving partner. Innovid’s independence is critical to advertisers seeking an interoperable, open partner who offers transparent solutions and can work across the fragmented CTV market currently dominated by providers who largely compete with one another.

Deep Technical Expertise and Industry Certifications
Innovid has met the rigorous technical demands of third-party ad serving in live TV viewing experiences, which has led to forging exclusive partnerships with some of the largest streaming providers and events in the market. We have successfully set a new standard for creative quality control in CTV advertising. This has culminated in Innovid being named the exclusive third-party ad server for NBCU’s Peacock as well as for the 2020 Tokyo Olympic Games. These partners and events are using our platform exclusively for the delivery, personalization and measurement of CTV ads.
Growth Strategy
We intend to continue penetrating the advertising market through the following key growth areas, which we believe will help us continue to gain market share in the markets we serve.
Growing with Our Current Customers
As TV investment continues to shift from linear to CTV, we expect to continue to benefit from the natural volume growth of CTV impressions. We have driven consistent positive net revenue retention of our core client base, those that spend $100,000 or more annually, largely through increased CTV advertising volume. As legacy TV budgets migrate from linear TV to CTV we anticipate there will be significant growth upside in the coming years.
Upsell Additional Products and Solutions to Our Existing Customers
We will continue to invest in cross-selling and upselling existing customers. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, launch with standard TV ads then introduce personalized formats over time. We believe there is an opportunity to cross-sell our advanced measurement solutions to provide real-time metrics to inform optimization of TV campaigns while in market, a departure from the traditional delayed post-campaign reporting widely available in market.
Expand Our International Presence
The majority of our clients are global advertisers and operate at a significant scale. We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and accelerate new customer acquisition in key geographies outside of North America.
Win New Client Accounts
We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. We see a significant opportunity to grow our customer base by introducing enhanced capabilities with an emphasis on data, identity resolution and cross-channel measurement.
Pursue M&A Opportunities
Our management team has a proven track record of identifying, evaluating, executing and integrating strategic acquisitions. Innovid completed the acquisition of Dynamo Creative S.R.L., a leading creative management platform, in 2019. Through this acquisition we expanded our technology and solutions offerings to enable the personalization, delivery and measurement of display ads alongside TV ads through our consolidated global platform. Additionally, the acquisition added approximately 40 employees with expertise in dynamic display and R&D while broadening our geographic footprint in Latin America. We maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.

Partnerships and Integrations
In a market that has been trending towards walled garden consolidation, we believe our independence allows us to work with any publisher or partner, without media bias or ad-buying conflicts of interest. Because of this open platform approach, we have been able to develop deep integrations with partners across the ad tech ecosystem.
Innovid’s integrations are designed to automate workflow and streamline the development and distribution of advertisements, all while saving marketers time and money. Innovid integrations include:
•Campaign Workflow Integrations. Campaign management and trafficking integrations with DSPs like The Trade Desk, digital asset management vendors such as AdStream and billing partners such as Mediaocean (Prisma), streamline day-to-day workflow by eliminating unnecessary work, expediting campaign launches, and minimizing reporting discrepancies.
•Brand Safety and Ad Fraud Integrations. Innovid supports deep verification, viewability, and ad blocking capabilities with vendors such as Moat, IAS, DV, Nielsen, and Comscore.
•Media Providers and Walled Garden Integrations. Innovid’s independent third-party ad tags are accepted by media providers and content platforms globally. Innovid is a Google Preferred Measurement Partner and is fully integrated with Google’s Ads Data Hub. Innovid is also a Preferred Measurement and Creative Partner of Facebook and Instagram.
•Data and Creative Personalization Integrations. Innovid maintains server-to-server integrations to enable ad decisioning from audience segments and/or IDs passed from partners. We integrate with leading DMPs such as LiveRamp, Oracle, Neustar, Salesforce, and Adobe. Innovid also supports creative decision-making based on audience data passed directly from the brand’s choice of DSP platform. Examples include, but are not limited to Adobe, Verizon Media and The Trade Desk.
•Creative Ad Authoring Integrations. Innovid provides full flexibility for designers and developers to curate ads through any combination of internal, external, and/or code-based tools. Integrations include Adobe Photoshop, After Effects, and Google Web Designer.
•Brand Research and Attribution Integrations. Brand study partners directly integrated with Innovid include Comscore, Nielsen DAR, and Kantar (Millward Brown). Innovid is also able to implement third-party pixels to support direct tracking or pursue deeper integrations with other third-party measurement providers.
•Data Visualization Integrations. Third-party data processing and analytics tools can tap into Innovid’s Data API or connect to a raw data feed to receive Innovid data for further analysis.

•Third Party Ad Server Integrations. Innovid enables brands to leverage the power of our omni-channel ad serving and analytics platform through 1x1 pixels, while continuing to use other ad servers to manage their search campaigns and multi-touch attribution goals.
Certifications and Accreditations
As an independent ad server, Innovid is deeply invested in ensuring the accuracy of our ad delivery and measurement on behalf of our clients. Proactive publisher certification prior to campaign launch can significantly reduce the number of data discrepancies and/or errors with the rendering of tags.
Innovid’s publisher certification process is supported via a dedicated certification team that maintains a database of thousands of publishers, networks, and exchanges. The process is made up of both a functional and discrepancy test to ensure all ads are rendered at their highest possible quality, all pixels are firing correctly, and reporting is as expected. Our team certifies publishers pre-campaign, verifying compliance with Interactive Advertising Bureau (IAB) and Media Rating Council (MRC) standards. When ads are uploaded to our platform our system automatically references Innovid’s publisher certification database. Our automatic encoding engine then instantly resizes ads to individual publisher specs, from a single asset, to meet the requirements for each partner on a media plan.
Innovid also holds industry-leading MRC accreditations, a common standard for media transacting with leading advertisers, spanning CTV, video and display ad formats. The MRC establishes industry standards for valid, reliable and effective media measurement. Innovid has been accredited with the MRC since 2013 for impressions and viewable impressions on desktop, mobile web, and mobile app. In 2018, the MRC granted Innovid the first ever MRC accreditation for OTT video ad impression measurement, cementing an important milestone in the industry’s ongoing evolution in this space. As a result of this accreditation, Innovid’s accredited metrics and methodologies have been independently vetted by the MRC to confirm they are valid, reliable and effective.
Customers
As of September 30, 2021 Innovid served as the ad delivery platform for over 40% of the top 200 TV advertisers in the US including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client (brand/advertiser). Our clients are comprised of the largest TV advertisers, with the majority of our customers typically coming from large global enterprises. We define a customer as an entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.
We define a core client as an advertiser that generates at least $100,000 of annual revenue. Looking at our core clients on an annual basis and presenting related metrics only on an annual basis rather than also on an interim basis helps us avoid overstating or understating the importance of certain customers to our overall business based on their spending in any particular period. We also believe analyzing customers and revenue retention on an annual basis allows investors to better evaluate the long term performance of our business.
We have a history of strong growth in our core client base. Together our core clients have typically generated more than 80% of our annual revenue from 2018 through 2020 demonstrating our continued focus on large enterprise customers.
The number of advertisers that generated more than $100,000 of annual revenue has increased sequentially year-over-year, driven by our existing customers’ retention as a result of their continued success using our solutions and the growing adoption of our business platform by existing customers for additional use cases, additionally we experienced growth in the number of new advertiser customers that contributed more than $100,000 of revenue.
Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. No single advertiser accounted for more than 13% of our revenue in 2019 or 2020, with such advertisers representing brands that contract with us directly, or through third party agencies and publishers, or some combination thereof.

Competition
We primarily compete with Google, specifically their technology platforms and digital content monetization services. While the markets we serve are highly competitive and rapidly evolving, most of our competitors offer point solutions that represent a subset of the solutions that are available on our business platform. Additional competitors include vendors focused on dynamic creative personalization (DCO); we also compete with advertising measurement point solutions.
Our industry faces the following competitive dynamics:
•the ability to reach and engage with viewers in CTV environments enabled through exclusive premium publisher partnerships and proprietary SDK technology;
•the ability to holistically manage the personalization and delivery of ads dynamically across all addressable formats and channels;
•the ability to automate the ad delivery workflow to reduce rejection rates and decrease manual resources required to deliver TV and other digital ads into addressable environments;
•the ability to provide unified and consistent MRC-accredited measurement of digital ads across all available formats and channels;
•the ability to innovate and adapt product offerings to emerging addressable media technologies and offer products that meet changing customer needs;
•the ability to support large, global customers and develop and maintain complex integrations with key partners across the advertising ecosystem;
•the ability to achieve and maintain industry accreditations; and
•the ability to collect advertising data across platforms and provide independent analytics to our customers.
Talent and Culture
Company Values
Our values are the fundamental beliefs we share at Innovid that unite us and drive our company culture. This culture has led to notable achievements, including Innovid being named to Inc. magazine’s annual list of the Best Workplaces for 2021, in addition to being named a winner in the Established Excellence: 5-14 years in business category.
Our company values are to:
Be DARING, adventurous and bold. Always ready for what’s next.
Technology, brands and life in general are evolving at incredible speeds. That creates new opportunities and also risks for us, our partners and our clients. While we appreciate what we have achieved together so far we focus on pushing the envelope on what’s possible next.
Be GENEROUS, we are people first; united through the knowledge, care and passion we share.
We achieve more when we share more with each other. Give your advice; give your energy; give your time; give your help. Be generous. Be open to kindness, debate and inspiration.
Be UNBEATABLE, with a powerful positive spirit that embraces challenges and change.
We operate in a world where the market forces are strong, sometimes swift and fierce, always changing. Sometimes it shines and sometimes it’s cloudy, that’s nature. At our best we’re tenacious, relentless, unshakable and unbeatable.

Employees
As of September 30, 2021, we had 306 full time employees across 8 offices in 5 countries, with 109 employees in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing on-site work where legally possible.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in CTV, product, analytics and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices. We were named to Inc. magazine’s annual list of the Best Workplaces for 2021. Innovid was also named by Inc. as a winner in the Established Excellence: 5-14 years in business category. Our strong reputation has contributed to over 10,000 candidates applying to work at Innovid in 2021. For new hires, we have a robust onboarding program tailored towards individual roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals and build management skills. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other. We believe in developing and promoting top talent from within: in 2021, one out of every 5 of our employees was offered an opportunity for career advancement within the company.
Diversity, Equity and Inclusion
Innovid is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. We embrace and encourage our employees’ differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, race, religion, sexual orientation, socio-economic status, veteran status, and other characteristics that make our employees unique.
Innovid’s policies are applicable, but not limited, to our practices and policies on recruitment and selection, compensation and benefits, professional development and training, promotions, transfers, social and recreational programs, layoffs, terminations, and the ongoing development of a work environment built on the premise of diversity equity and inclusion that encourages and enforces:
•Respectful communication and cooperation among all employees;
•Teamwork and employee participation, permitting the representation of all individuals and employee perspectives;
•Work/life balance through flexible work schedules to accommodate employees’ varying needs; and
•Contributions to the communities we serve to promote a greater understanding and respect for diversity, equity and inclusion.
All employees of Innovid have a responsibility to treat others with dignity and respect at all times. All employees deserve a work environment free from all forms of discrimination. Innovid similarly prohibits retaliation against employees who file complaints under this policy or who participate in complaint investigations. Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action. Employees who believe they have been subjected to any kind of discrimination are required to advise HR, their department’s VP or a member of the management team.
Innovid’s commitment to diversity, equity, and inclusion achieved measurable results in 2020. During the second half of 2020 Innovid’s new talent pipeline was comprised 53% of Black and Indigenous people of color (BIPOC) candidates and 43% women candidates. New employees hired during this timeframe were 50% BIPOC and 60% women. Existing employee promotions across 2020 were granted to women 50% of the time and BIPOC employees 27% of the time. Additionally several other diversity-focused initiatives including mandatory inherent bias training, compensation audits and a formal employee mentorship program were implemented during calendar year 2020.
Regulatory Matters
Data Privacy and Data Protection Laws
Data privacy and data protection legislation and regulation play a significant role in our business. We and our clients use personal data about Internet users collected through our platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to Internet users based on their particular geographic locations, the type of device they are using, or their interests as inferred from their web browsing or app usage activity. We do not use this data to further identify specific individuals, and we do not seek to associate this data with information that can be used to further identify specific individuals. We take all required steps to comply with applicable data protection and privacy laws, including encryption of personal data and deletion of personal data upon request and automatically after one year. The definitions of personally identifiable information, personal information, personal data and similar terms, however, vary by jurisdiction and are evolving. As a result, our platform and business practices must be assessed regularly in each jurisdiction where we do business to avoid violating applicable legislation and regulation.
Data Privacy Regulation in the U.S.
In the United States, at both the federal and state level, there are laws that govern activities such as the collection and use of data by companies. At the federal level, online advertising activities are subject to regulation by the Federal Trade Commission, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. There are also other data privacy laws that apply. For example, we send marketing emails and are therefore subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which established specific requirements for commercial email messages, specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender.
Some proposed and newly enacted legislation at the state level has affected and will continue to affect our operations and those of our industry partners. For example, the California Consumer Privacy Act of 2018, or CCPA, which came into effect in January 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, such as IP addresses, and establishes a new privacy framework for covered businesses. The CCPA imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data. Moreover, the California Privacy Rights Act, or CPRA, was approved by California voters in November 2020 and will further modify and expand the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. The CPRA will come into effect on January 1, 2023. Further, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, which is also set to take effect on January 1, 2023. Additionally, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023.
Data Privacy Regulation in Europe
Our business activities are also subject to foreign legislation and regulation. In the EEA, separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. Like the CCPA, the EEA General Data Protection Regulation, or EEA GDPR, defines “personal data” broadly, and it significantly enhances data protection obligations for controllers of such data and for service providers, called “processors,” processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates and we have adapted our services to accommodate such rights. From January 1, 2021, we have been subject to the EEA GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, e.g. fines up to the greater of €20 million / £17.5 million or 4% of global turnover. The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision, and remains under review by the Commission during this period. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure.
In any event, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the EEA and the UK. For the transfer of personal data from the EEA to the U.S., we rely upon direct contractual agreements between Innovid’s U.S. corporate entity and our customers. These contractual agreements obligate Innovid’s U.S. operations to uphold adequate data protection measures (appropriate safeguards, enforceable data subject rights, and effective legal remedies for data subjects) on all data that Innovid transfers to the U.S. from the EEA or UK on its own behalf and on behalf of its clients and partners. Recent legal developments in the EEA and the UK have created complexity and uncertainty regarding transfers of personal information from the EEA and the UK to “third countries”, especially the United States. For example, a recent decision of the Court of Justice of the European Union (“Schrems II”) invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EEA to the U.S.) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal data outside the EEA) may not be sufficient, on their own, to provide appropriate safeguards for transfers of personal data from the European Union to the United States (and other non-EEA countries) and that companies that engage in these transfers, like Innovid, need to undertake data transfer risk assessments and implement any “supplementary measures” necessary to address any risks identified in order to ensure that the data they transfer continues to be protected to a standard that is essentially equivalent with the GDPR. We currently rely on standard contractual clauses and these changes are therefore causing us to review our current compliance approach and may result in additional compliance costs or the inability to transfer personal data outside of the EEA and/or the United Kingdom. As supervisory authorities issue further guidance on personal data transfer mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
We are also subject to evolving EEA and UK privacy laws on cookies and e-marketing which require informed consent is required for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. In the EEA and the UK, regulators are increasingly focusing on compliance with these requirements in the online behavioral advertising ecosystem and are increasingly taking action to enforce them. The EEA GDPR and UK GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. In addition, the current national laws in the EEA that implement the e-Privacy Directive are highly likely to be replaced by an EU regulation known as the e-Privacy Regulation which will significantly increase fines for noncompliance. The text of the e-Privacy Regulation is still under development, and recent EU regulatory guidance and court decisions have created uncertainty about the level to which such laws and regulations will be enforced, which may require us to review our compliance approach and increase compliance costs.
Data Privacy Regulation in the Asia-Pacific Region
Our business activities are also subject to legislation and regulation in the Asia-Pacific region. Following the implementation of the GDPR, many jurisdictions have moved to amend, release, review and strengthen their existing data privacy and cyber-security laws, and there has been a progressive effort in the region to work towards coordination of their otherwise disparate laws. Many countries have also sought out adequacy decisions from the EU. New Zealand’s updated Privacy Act and South Korea’s amendments to its Personal Information Protection Act, went into effect in 2020, largely aligning with requirements of the GDPR. Thailand and Japan’s new similar updates and regulations will also become effective in 2021 and 2022, respectively. Other jurisdictions, such as India, Singapore, Malaysia and Hong Kong, are reviewing their existing privacy regimes, with an eye toward similar data protection developments.
To address this range of developments, Innovid’s data protection program is largely rooted in the GDPR and SOC2 security standards, and any international data transfers from the Asia-Pacific region are governed by direct contractual agreements between the regional entities and Innovid’s U.S. parent corporate entity, Innovid, Inc. Otherwise, our compliance team works to oversee compliance with these Asia-Pacific regional requirements and to address compliance with our region-specific clients and business teams.
Innovid’s General Data Protection and Consumer Privacy Practices
Innovid is dedicated to a high standard of consumer privacy and data protection, while maintaining quality online advertising services to various advertisers, agencies, publishers and other businesses across various third party websites and online media.
Innovid has restrictive policies for the collection, use and sharing of consumer data. We maintain membership with the Network Advertising Initiative (the “NAI”), a self-regulatory association dedicated to responsible data collection and its use for digital advertising, and the Digital Advertising Alliance (the “DAA”), an independent organization led by advertising and marketing trade associations that has established self-regulatory principles enforcing responsible privacy practices for digital advertising and consumer transparency. Innovid also maintains accreditation with the MRC.
Innovid’s collection of consumer data generally consists of basic data elements associated with advertisements served or measured by Innovid, such as impressions, clicks, viewing duration, IP address, date and time of interaction, information about the general geographical location from which a consumer is viewing an advertisement, device type, and other generic identifiers made available by the browser or device. Innovid collects these data elements on behalf of its clients in a data privacy-compliant manner, in order to effectively measure and evaluate the performance of the client’s advertising campaigns, deliver, schedule and sequence ads, administer the client’s account, and provide the client with engagement analysis.
At a client’s request, Innovid may assist the client with targeting its ads based on the client’s first-party data or based on data from the client’s selected data management platform. Innovid also offers frequency and ad personalization features such as ad sequencing and creative decisioning based on factors such as general geographic location. Innovid receives user segments from its customers to conduct real-time ad decisioning, but does not create or retain such segments itself. Innovid also does not collect any categories of data deemed sensitive under applicable laws or NAI standards. In a limited number of use cases, the client also has the option to have Innovid collect consumer email addresses or phone numbers on its behalf from selected advertising formats; in these cases, such opt-in data is used solely to fulfill the client’s request.
Innovid upholds consumer choice. Innovid believes consumers should have the right to control how they are targeted across online media. Innovid respects the consumer’s choice to opt-out of interest-based advertising.
Data Security and Compliance with Applicable Laws and Regulations
Innovid is committed to data security and takes a variety of measures in line with industry practice to safeguard the data in its possession from unauthorized alteration, destruction, access or misuse. We maintain tight controls over all the data we collect, retaining it in firewalled and secured databases with strictly limited and controlled access rights, designed to ensure that the data is secure. Additional security measures include encryption of personal information at rest and in transit, maintaining a strict password policy, the use of multi-factor authentication for key systems, maintaining antivirus measures and vulnerability management policies, and the use of various security technologies designed to prevent unauthorized activity.
Innovid maintains compliance with the EU GDPR and UK GDPR. Innovid has in place the EU-approved Standard Contractual Clauses with data exporters from the EU. Innovid has appointed a data protection officer, has a process for responding in a timely manner to data subjects seeking to exercise their rights under GDPR, and takes a proactive approach to putting the necessary contractual provisions in place with its vendors and clients.
Innovid has taken a comprehensive approach to CCPA compliance and will continue to monitor and adjust its approach as the law continues to evolve, to ensure we maintain compliance with the latest regulations, requirements and best practices. As between Innovid and its clients, Innovid is a service provider and does not sell personal information as contemplated under CCPA.
Data policy and privacy regulations are dynamic and constantly changing. In addition to performing yearly internal audits, Innovid continues to monitor its compliance with applicable laws and regulations.
Intellectual Property
We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be important components of our success. We rely on intellectual property laws, including trade secret, copyright and trademark laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
As of July 16, 2021, we have thirteen granted patents, two pending patent applications, and six trademark applications covering a variety of interactive and contextual analysis capabilities. We also have registered domain names for websites that we use in our business, such as www.innovid.com.
We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.
We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position.
Facilities
Our principal facilities are located in New York City and consist of approximately 17,000 square feet (approximately 1,580 square meters) of leased office space. These facilities currently accommodate our principal executive offices, account management, sales, marketing, creative services, business development, finance, user support and other administrative activities. As of September 30, 2021 approximately 96 of our employees were located in New York. The lease for these facilities expires on December 31, 2028, with an option to terminate on December 31, 2023.
We also lease offices in Tel Aviv, Los Angeles, Chicago, Detroit, London, Sydney and Buenos Aires. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.
Legal Proceedings
We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels. We may from time to time be party to litigation and subject to claims incident to the ordinary course of business.

Our History
Our company was founded in 2007 as an interactive video enterprise focused on publisher direct relationships. Innovid represents “Innovation in Video”, which represents our core sole focus of innovative video advertising. We introduced our first video ad serving platform in 2012 and have since enabled over 1,000 of the world’s leading brands and advertisers to transform the TV viewing experience with dynamic creative, ad delivery and measurement across all modes of TV consumption. Several key milestones since our company was founded include:
•2007:    Founded Innovid
Patented ability to insert interactive objects into video content
•2009:    Collaborated with IAB on launch of VPAID
•2012:    Built our first video ad serving platform
•2013:    Introduced first cross-screen interactive ad experience including CTV
•2015:    Launched proprietary SDK - embedded in Roku Ad Framework
•2017:    Acquired real-time data intelligence technology from Taykey
•2018:    First MRC accreditation for CTV ad impression measurement
Launched CTV Composer self-service authoring tool
•2019:    First interactive ad in a live streaming event, Super Bowl LIII
Expansion into omnichannel including display creative via Herolens Acquisition
Exclusive Roku TV Reach & Frequency partnership launch
•2020:    Launched enhanced CTV Insights reporting
Introduced new ad creative quality control infrastructure
Named first/exclusive third-party ad server for NBCU’s Peacock
Expanded MRC accreditation to span CTV, video, and display
Named a leader in the Forrester Wave: Creative Ad Tech Report
•2021:    Launched programmatic interactive CTV consortium
Expansion into audio ad serving
Named first/exclusive third-party ad server for the Olympic games

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNOVID
The following discussion and analysis should be read in conjunction with the unaudited condensed financial statements and audited financial statements and related notes of Innovid appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of the prospectus titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Unless the context otherwise requires, all references in this section to “Innovid,” “we,” “us,” “our” or the “Company” refer to Innovid, Inc. and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of September 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. CTV accounted for 46%, 40% and 31% of all video impressions served by Innovid during the nine months ended September 30, 2021, the year ended December 31, 2020 and the year ended December 31, 2019. During the year ended December 31, 2020, this represented a year-over-year increase of almost 60%. The balance of video impressions served by Innovid during such periods were attributable to Mobile, 40%, 43% and 48%, respectively, and PC, 14%, 16% and 21%, respectively. In 2020, the year-over-year change in impressions for mobile TV was an increase of 15% and for desktop TV was a decrease of 3%. For the nine months ended September 30, 2021, impressions for CTV, mobile TV and desktop TV increased 63%, 35% and 29%, respectively compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client.
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content over the top (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including demand side platforms such as The Trade Desk and Amobee; supply side platforms such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31, 2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Together our core clients have typically generated more than 80% of our annual revenue from 2018 through 2020 demonstrating our continued focus on large enterprise customers. In the years 2018, 2019 and 2020 we had 77, 85, and 95 “core clients”, that generated 84%, 86%, and 89% of the total company revenue in the corresponding periods. We do not include the number of core clients or percentage of revenue attributable to core clients for any interim periods as the calculation of customers that constitute core clients is calculated only at year end based on annual revenue.
Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States (U.S.), United Kingdom (U.K.), Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. Approximately 8% of Innovid’s revenue was generated by our customers outside of the U.S. for the year ended December 31, 2020. Our non-U.S. customers generated approximately 9% of the total revenue for nine months ended September 30, 2021.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
The Transaction
On June 24, 2021, ION, Innovid, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement. On November 30, 2021, as contemplated by the Merger Agreement, ION consummated the merger transaction contemplated by the Merger Agreement pursuant to the following steps:
•Merger Sub 1 merged with and into Innovid, the separate corporate existence of Merger Sub 1 ceased with Innovid continuing as the surviving corporation,
•immediately thereafter, the Surviving Corporation merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of ION,
•ION changed its name to “Innovid Corp.”, pursuant to the terms and subject to the conditions set forth in the Merger Agreement,
•prior to the consummation of the Mergers, ION was redomiciled as a Delaware corporation in accordance with the Delaware General Corporation Law, the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION, in connection with which ION effected a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the other transactions contemplated by the Merger Agreement and documents related thereto were consummated.

In connection with the Mergers and the Name Change, Innovid Corp. (formally ION) issued (a) 86,901,792 shares of common stock, par value $0.0001 per share (“New Innovid Common Stock”) to former equityholders of Innovid, Inc. and (b) 20,000,000 shares of New Innovid Common Stock to PIPE Investors (as defined below).
Pursuant to the Merger Agreement, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share then issued and outstanding automatically converted into one ION Class A Ordinary Share, par value $0.0001 per share . Immediately following such conversion, upon the Domestication and the Mergers, (i) each issued and outstanding unit representing one (1) ION Class A Share and one-eighth (1/8) of the warrant to purchase one (1) ION Class A Share at a price of $11.50 per share was automatically separated into the underlying ION Class A Share and one-eighth of an ION Warrant, (ii) each ION Class A Share issued and outstanding immediately prior to the Domestication was automatically converted into one share of New Innovid Common Stock, (iii) each whole ION Warrant was automatically converted into a redeemable warrant exercisable for one share of New Innovid Common Stock on the same terms as the ION Warrants, and (iv) each whole private placement warrant, exercisable for one ION Class A Share at $11.50 per share, issued and outstanding prior to the Domestication was automatically converted into a warrant exercisable for one share of New Innovid Common Stock on the terms and subject to the conditions set forth in the applicable Warrant Agreement. No fractional Company Warrants were issued upon separation of the ION Units.
As previously announced, on June 24, 2021, concurrently with the execution of the Merger Agreement, ION entered into subscription agreements, pursuant to which certain accredited investors agreed to purchase an aggregate of 15,000,000 Shares of New Innovid Common Stock at $10.00 per share for an aggregate commitment amount of $150,000,000. On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of New Innovid Common Stock at $10.00 per share for an aggregate commitment amount of $50,000,000.
The Transaction were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ION is treated as the “acquired” company for accounting purposes and the Transaction will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization.
Impact of COVID-19
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers. Based on public reporting and our observations, some advertisers in certain industries, such as the automotive industry, decreased their short-term advertising spending in light of supply chain disruptions and/or labor shortage. This in turn could negatively impact our revenues from such advertisers.
We have considered the impact of COVID-19 on our estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the nine months ended September 30, 2021. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.
We obtained an unsecured loan of $3.5 million in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). In May 2020, we received $0.5 million from Special Situations Investing Group II, LLC (“SSIG”), a related party of one of our investors, for the purpose of a partial repayment of the PPP Loan. We have since repaid the PPP Loan in the amount of $3.0 million in June 2021. For more detail refer to our audited consolidated financial statement presented in this prospectus.
Key Factors Affecting Our Performance
There are a number of factors that have impacted, and we believe will continue to impact, our results of operations and growth. These factors include:

Continued market demand. Our performance is dependent on continued global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices.
Our growth is primarily driven by the fastest growing segments of digital ad spend, mostly CTV, and our results depend on our ability to capture continued market growth.
Growth of volume of CTV ad impressions of existing customers. Our results also depend on our ability to retain our existing customers and on our customers’ continued investment in CTV advertising. Customer retention will continue to impact our results as TV investment continues to shift from linear to CTV and the volume of CTV impressions grows.
Upsell of additional services. An additional contributor to our efforts in expanding revenue generated by our customers is our investment in cross-selling our solutions. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, begin using our services with standard TV ads and then introduce personalized formats over time. We also have cross-selling efforts related to our advanced measurement solutions, which provide real-time metrics to inform optimization of TV campaigns while in market. The success of these efforts will impact our results of operations.
Global expansion
The majority of our clients are global advertisers and operate at a significant scale. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, the United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan, Australia, and China. In 2020, less than 10% of Innovid’s revenue was generated outside of the US and Canada.
We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and to accelerate new customer acquisition in key geographies outside of North America. Our results of operations will be impacted by the success of our geographic expansion, and whether the expected ad spend growth in these markets materializes.
New client accounts: We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. Our results of operations will be impacted by our ability to attract new customers.
Seasonality: We experience fluctuations in revenues that coincide with seasonal fluctuations in the digital ad spending of our customers, in particular television ad spending patterns. Advertisers often allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of revenues while the first quarter typically reflects our lowest level of revenues. We expect our revenues to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole and for these seasonal fluctuations in ad spend to impact quarter-over-quarter results. We believe that the year-over-year comparison of results more appropriately reflects the overall performance of our business. However, this traditional seasonality may also be impacted by certain external factors or major events that impact traditional television advertising patterns, such as the COVID-19 pandemic, which led to a lower industry spend in 2020 than we would have expected based on traditional seasonality of television advertising spend. In the first nine months of 2021 we observed more traditional seasonality in television advertising spend relative to the corresponding period of 2020.
Public company costs: We will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements will reflect the impact of these expenses in the future periods.
Components of Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included in this prospectus.

Revenues
We generate revenues from providing Advertising Services to our customers: advertisers, media agencies and publishers. We focus on standard, interactive and data driven digital video advertising. Our major revenue streams are ad serving and creative services. Ad serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units. We also have a new offering, which is focused on measurement of the efficiency of CTV advertising and in-flight optimizations for TV marketers. We are planning to further develop and scale it in the future.
We generate the majority of our revenues from the sale and delivery of our products within the U.S. For information with respect to sales by geographic markets, refer to “Revenue Recognition.” Our chief operating decision maker (our Chief Executive Officer) does not evaluate the profit or loss from any separate geography.
We anticipate that revenues from our U.S. sales will continue to constitute a substantial portion of our revenues in future periods.
Cost of revenues
Cost of revenues consists primarily of costs to run our ad serving and creative services. These costs include hosting fees, personnel costs including stock-based compensation, professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
Research and development
Research and development expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs. We allocate overhead including rent and other facility related costs, communication costs and depreciation expenses based on headcount. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Sales and marketing
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs, as well as costs related to advertising, promotional materials, public relations, other sales and marketing programs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
General and administrative
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
Results of Operations
Nine months ended September 30, 2021 compared to nine months ended September 30, 2020
The following table sets forth our unaudited consolidated results of operations for the nine months ended September 30, 2021 and 2020. Our results of operations for the interim periods have been prepared on the same basis as our audited consolidated financial statements, and we believe reflect all normal recurring adjustments necessary for the fair presentation of our results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included in this prospectus.

These results of operations for the interim periods are not necessarily indicative of our results of operations for a full year or any future period.

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue
Revenues	$64,324	100%	$45,772	100%
Cost of revenues	12,418	19%	8,544	19%
Gross profit	51,906	81%	37,228	81%
Operating expenses:
Research and development	16,932	26%	13,673	30%
Sales and marketing	23,534	37%	22,624	49%
General and administrative	10,587	16%	5,622	12%
Total operating expenses	51,053	79%	41,919	92%
Operating profit/ (loss)	853	1%	(4,691)	(10)%
Finance expenses, net	3,878	6%	528	1%
Loss before taxes	(3,025)	(5)%	(5,219)	(11)%
Taxes on income	829	1%	899	2%
Net loss	$(3,854)	(6)%	$(6,118)	(13)%
Revenues
The growth and scaling of CTV was the key driver of Innovid’s revenue growth. As TV ad spend continues to shift from linear to CTV, we continue to benefit from the natural volume growth of CTV impressions we delivered for our existing and new customers. We have driven consistent positive net revenue retention of our core client base, largely through increased CTV advertising volume, as legacy TV budgets migrate from linear TV to CTV.
Total revenue increased by $18.5 million, or 41%, from $45.8 million for the nine months ended September 30, 2020 as compared to $64.3 million for the nine months ended September 30, 2021, driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. There was no meaningful impact of changes in average cost per impression on total revenue.
Cost of revenues

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$12,418	19%	$8,544	19%	$3,874	45%
Cost of revenues increased by $3.9 million, or 45%, from $8.5 million for nine months ended September 30, 2020 to $12.4 million for the nine months ended September 30, 2021, primarily driven by a $1.5 million increase in serving and hosting fees and a $2.2 million increase in personnel costs due to a higher headcount, both to support our increased volumes.
Research and development

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$16,932	26%	$13,673	30%	$3,259	24%
Research and development expenses increased by $3.2 million, or 24%, from $13.7 million in the nine months ended September 30, 2020 to $16.9 million for the nine months ended September 30, 2021. The increase was primarily due to an increase of $3 million in personnel costs as well an increase in technology infrastructure and hosting fees of $0.8 million, both to support our platform enhancement and maintenance work as well as our product research efforts. The increase was partially offset by a $1 million capitalization of research and development expenses.
Sales and marketing

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$23,534	37%	$22,624	49%	$910	4%
Sales and marketing expenses increased by $0.9 million, or 4%, from $22.6 million for the nine months ended September 30, 2020 to $23.5 million for the nine months ended September 30, 2021. The increase was driven primarily by higher commissions costs as a result of increased revenues.
General and administrative

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$10,587	16%	$5,622	12%	$4,965	88%
General and administrative expenses increased by $5.0 million, or 88%, from $5.6 million for the nine months ended September 30, 2020 to $10.6 million for the nine months ended September 30, 2021. The increase was driven primarily by a $1.4 million increase in share-based compensation due to increase in headcount, value of our underlying common stock and vesting acceleration for several awards, an increase in personnel costs of $1.1 million, and $2 million increase in professional fees.
Finance expenses, net

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses, net	$3,878	6%	$528	1%	$3,350	634%
Finance expenses increased by $3.4 million, or 634%, from $0.5 million for the nine months ended September 30, 2020 to $3.9 million for the nine months ended September 30, 2021. The increase was driven primarily by warrants valuation as a result of significantly increased valuation of the Company due to the announced SPAC merger transaction, improved market conditions and growth projections.
Taxes on income

	Nine months ended September 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$829	1%	$899	2%	$(70)	(8)%
Tax expense decreased by $0.1 million, or 8% from $0.9 million for the period ended September 30, 2020 to $0.8 million for the period ended September 30, 2021. The decrease was primarily due to changes in U.S. state and foreign income taxes and lower discrete impact of changes in uncertain tax positions related to our Israel subsidiary. The changes in U.S. state and foreign income taxes are attributable to decreases in taxable income.

Year ended December 31, 2020 compared to year ended December 31, 2019`
The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. We have derived this data from our annual consolidated financial statements included elsewhere in this prospectus.

	Year ended December 31,
	2020		2019
	Dollars	% of Revenue	Dollars	% of Revenue
Revenues	$68,801	100%	$56,338	100%
Cost of revenues	12,365	18%	10,583	19%
Gross profit	56,436	82%	45,755	81%
Operating expenses:
Research and development	18,283	27%	14,766	26%
Sales and marketing	28,810	42%	29,409	52%
General and administrative	8,221	12%	7,625	14%
Total operating expenses	55,314	80%	51,800	92%
Operating profit (loss)	1,122	2%	(6,045)	(11)%
Finance expenses, net	734	1%	387	1%
Income (loss) before taxes	388	1%	(6,432)	(11)%
Taxes on income	1,200	2%	902	2%
Net loss	$(812)	(1)%	$(7,334)	(13)%
Revenues
The growth and scaling of CTV, as described in the analysis of our quarter results was the main driver of an increase in revenues.
Total revenue increased by $12.5 million, or 22%, from $56.3 million in the year ended December 31, 2019 to $68.8 million in the year ended December 31, 2020, driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. A significant contributor to our revenue growth is the ongoing conversion of advertising investment from linear TV to CTV, both in the market and among our clients. There was no meaningful impact of changes in average cost per impression on total revenue.
For each of the years ended December 31, 2019 and 2020, we generated 97% of our revenues from ad serving services. Our customers use our platform and ad serving services to deliver advertising content across various device types and digital formats across various geographic regions.
Cost of revenues

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$12,365	18%	$10,583	19%	$1,782	17%
Cost of revenue increased by $1.8 million, or 17%, from $10.6 million in the year ended December 31, 2019 to $12.4 million in the year ended December 31, 2020. The increase was primarily due to increased personnel costs and serving and hosting costs to support our increased volumes.

Research and development

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$18,283	27%	$14,766	26%	$3,517	24%
Research and development expenses increased $3.5 million, or 24%, from $14.8 million in the year ended December 31, 2019 to $18.3 million in the year ended December 31, 2020. The increase was primarily due to an increase in personnel , which reflects our continued hiring of resources to support our platform enhancement and maintenance efforts.
Sales and marketing

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$28,810	42%	$29,409	52%	$(599)	(2)%
Sales and marketing expenses decreased by $0.6 million, or 2%, from $29.4 million in the year ended December 31, 2019 to $28.8 million in the year ended December 31, 2020. The decrease was primarily due to a $1.2 million reduction in travel and entertainment as well as a reduction of marketing expenses of $0.8 million, both primarily as a result of the COVID-19 environment. These reductions were partially offset by increases in personnel costs of $1.4 million to support our long-term growth strategy.
General and administrative

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$8,221	12%	$7,625	14%	$596	8%
General and administrative expenses increased $0.6 million, or 8%, from $7.6 million in the year ended December 31, 2019 to $8.2 million in the year ended December 31, 2020. The increase was primarily due to increased personnel costs of $0.6 million due to hiring related to expansion of our operations.
Finance expenses, net

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses, net	$734	1%	$387	1%	$347	90%
Finance expenses increased by $0.3 million, or 90%, from $0.4 million in the year ended December 31, 2019 to $0.7 million in the year ended December 31, 2020. The increase was primarily due to increase in bank fees and charges, as well as decrease in interest income.
Taxes on income

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$1,200	2%	$902	2%	$298	33%

Tax expense increased by $0.3 million, or 33%, from $0.9 million in the year ended December 31, 2019 to $1.2 million in the year ended December 31, 2020. The increase was primarily due to changes in U. S. state and foreign income taxes and changes in uncertain tax positions related to our Israel subsidiary. The changes in U.S. state and foreign income taxes are attributable to an increase in pre-tax booked income.
Liquidity and Capital Resources
We have financed our operations and capital expenditures primarily through utilization of cash generated from operations, as well as borrowings under our credit facilities. As of September 30, 2021, we had cash, cash equivalents and restricted cash of $14.9 million and net working capital, consisting of current assets less current liabilities, of $36.7 million. As of September 30, 2021, we had accumulated deficit of $101.8 million, $49.8 million thereof results from accretion of preferred stock to redemption value driven by an increase of our common stock value due to possible SPAC transaction.
As of December 31, 2020, we had cash, cash equivalents and restricted cash of $16.1 million and net working capital, consisting of current assets less current liabilities, of $40.6 million. As of December 31, 2020, we had an accumulated deficit of $48.1 million.
We believe our existing cash and cash equivalents, together with anticipated net cash provided by operating activities and available borrowings under our credit facility, will be sufficient to meet our working capital requirements for at least the next 12 months. However, if our operating performance during the next 12 months is below our expectations, our liquidity and ability to operate our business could be adversely affected. We are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the COVID-19 pandemic has not had a material negative impact on our cash flow or liquidity. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”
In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of additional indebtedness, we may be subject to increased fixed payment obligations and could also be subject to additional restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that are unfavorable to equity investors. We cannot guarantee that we will be able to raise additional capital in the future on favorable terms, or at all. Any inability to raise capital could adversely affect our ability to achieve our business objectives.
Revolving Line of Credit
In 2016, we entered into additional modifications to the credit line agreement dated 2012 (the “Agreement”), pursuant to which to which certain conditions were amended, the Maturity Date was extended to October 21, 2018 and the line of credit was increased from $6.5 million to $10 million.
On April 7, 2017 we utilized $5 million of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to 0.75% to 1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5 million.
On October 20, 2018, we entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, we entered into an amended and restated Agreement (the “A&R Agreement”), pursuant to which certain conditions were amended, the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10 million to $12 million.
On September 1, 2018 we utilized an additional $1 million of the line of credit. The credit installments bore U.S. dollar denominated interest at an annual rate equal to 0.75% to 1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6 million.
On November 30, 2019, we fully repaid the outstanding balance of the credit line in the amount of $6 million.

During 2020, the we fully drew down on our $12 million credit line. As of December 31, 2020, we had repaid $6 million, leaving a balance of $6 million. On December 29, 2020, we entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15 million.
As of September 30, 2021 the outstanding balance of the credit line was in the amount of $6 million. The credit installments bear U.S. dollar denominated interest at an annual rate equal to 0.75% to 1% plus a prime rate on the outstanding principal of each credit installment. We were in compliance with all the covenants, including by maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&R Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as our unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
During nine months ended September 30, 2021, we continued utilizing $6 million of a $15 million credit line which was drawn during 2020. As of September 30, 2021, the covenants under the Agreement were not changed from the amended Agreement. We are in compliance with all the covenants.
PPP Loan
In April 2020, we obtained an unsecured loan of $3.5 million through SVB under the PPP Loan.
In May 2020, we entered into a grant agreement (the “Grant Agreement”) to receive a grant of $0.5 million from SSIG, a related party of one of our investors, for the purpose of repayment of a portion of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
In June 2021, we repaid the outstanding balance of the PPP Loan of $3.0 million
Interest expenses for the Credit Line and PPP Loan for the nine months ended September 30, 2021 and 2020 were $0.2 million and $0.2 million, respectively. They were recorded in finance expenses, net in the unaudited interim condensed consolidated financial statements of operations.
Cash Flows
Nine months ended September 30, 2021 compared to nine months ended September 30, 2020
The following table summarizes our cash flows for the nine months ended September 30, 2021 and 2020:

	Nine months ended September 30,
	2021	2020
Net cash provided by/ (used in) operating activities	$3,046	$(2,477)
Net cash used in investing activities	(1,944)	(745)
Net cash (used in)/ provided by financing activities	(2,277)	9,559
(Decrease)/ increase in cash, cash equivalents and restricted cash	$(1,175)	$6,337
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel costs as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.
Cash provided by/ (used in) operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation and amortization, stock-based compensation and changes in fair value of warrants.
For the nine months ended September 30, 2021, net cash provided by operating activities was $3.0 million compared to net cash used of $2.5 million for the nine months ended September 30, 2020. The decrease in net cash used in operating activities during 2021 as compared to 2020 was primarily attributable to a decrease in net loss. Our non-cash adjustments increased by $5.0 million mostly driven by valuation of warrants and stock options granted in 2021 as a result of significantly increased valuation of the Company due to possible SPAC transaction, improved market conditions and growth projections, together with vesting acceleration for several awards.
The change in our working capital in the amount of $1.7 million was the result of increases in trade receivables and trade payables related to increased revenue and operating activities, and decrease in accrued liabilities primarily related to timing of payment for personnel cost and leases.
Investing Activities
For the nine months ended September 30, 2021, we used $1.9 million of net cash in investing activities, primarily driven by the investment in software development work of $1.0 million and loan in the amount of $0.5 million issued to our founder. This loan was forgiven in November, 2021.
For the nine months ended September 30, 2020, we used $0.7 million of net cash in investing activities, primarily consisting of leasehold improvements for our office in Israel.
Financing Activities
For the nine months ended September 30, 2021, net cash used in financing activities of $2.3 million was primarily due to repayment of PPP loan in the amount of $3.0 million, partially offset by proceeds received for exercises of options in the amount of $0.9 million.
For the nine months ended September 30 2020, net cash provided by financing activities of $9.6 million was primarily due to proceeds received under our credit line agreement.
Year ended December 31, 2020 compared to year ended December 31, 2019
The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(4,159)	$(8,982)
Net cash used in investing activities	(948)	(6,222)
Net cash provided by financing activities	9,002	23,791
Increase in cash, cash equivalents and restricted cash	$3,895	$8,587
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel related expenses as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.
Cash used in operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation and amortization, stock-based compensation and changes in fair value of warrants.
For the year ended December 31, 2020, net cash used in operating activities was $4.2 million compared to net cash used of $9.0 million for the year ended December 31, 2019. The decrease in net cash used in operating activities during 2020 as compared to 2019 was primarily attributable to a decrease in net loss. Our non-cash adjustments increased by $0.7 million due to an increase in stock-based compensation related to an increase in headcount as well as increase in amortization related to intangible assets acquired as a part of our business combination related to our Argentinian subsidiary.
The change in our working capital in the amount of $2.4 million was primarily driven by an increase in trade receivables related to an increase in our revenues. This was partially offset by decrease in trade payables.

Investing Activities
Our investing activities primarily included investments in leasehold improvements and the acquisition of our Argentinian subsidiary conducted in September 2019.
For the year ended December 31, 2020, we used $0.9 million of net cash in investing activities, primarily consisting of purchases of property and equipment.
For the year ended December 31, 2019, we used $6.2 million of net cash in investing activities, consisting of $1.7 million in purchases of property and equipment, $4.2 million related to the acquisition of our Argentinian subsidiary.
Financing Activities
For the year ended December 31, 2020, net cash provided by financing activities of $9.0 million was primarily due to proceeds received under the A&R Agreement in the net amount of $6.0 million and the PPP Loan in the net amount of $3.0 million.
For the year ended December 31, 2019, net cash provided by financing activities of $23.8 million was primarily due to proceeds of $30 million related to issuance of preferred stock, offset by repayment of a $6 million loan.
Contractual Obligations and Future Cash Requirements
Lease commitments:
We rent our facilities and certain motor vehicles under operating lease agreements that expire on various dates, the latest of which is in 2025. The minimum rental payments under operating leases for rental of premises as of September 30, 2021 for the next five years totaled $6.3 million. Other operating leases are immaterial.
Pledges and bank guarantees:
In connection with the Agreement, we pledged 65,000 shares of common stock of our Israeli Subsidiary, NIS 0.01 par value each.
We have a total of $0.7 million of pledged bank deposits as of September 30, 2021. We obtained bank guarantees in an aggregate amount of $0.3 million in connection with our office lease agreements in the U.S. as of September 30, 2021.
Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, are useful in evaluating our business. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. In addition, other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable financial measure prepared in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,		Year ended December 31,
	2021	2020	2021	2020	2020	2019
Net (loss)/income	$(259)	$2,468	$(3,854)	$(6,118)	$(812)	$(7,334)
Net loss margin	(1)%	13%	(6)%	(13)%	(1)%	(13)%
Depreciation and amortization	156	177	487	475	730	431
Stock-based compensation	591	94	2,311	457	584	378
Finance expense, net (a)	707	175	3,878	528	734	387
Other (b)	—	—	—	153	153	—
Taxes on income	304	178	829	899	1,200	902
Adjusted EBITDA	$1,499	$3,092	$3,651	$(3,606)	$2,589	$(5,236)
Adjusted EBITDA margin	6%	17%	6%	(8)%	4%	(9)%
Finance expense, net consists mostly of remeasurement expense related to our Argentinian subsidiary’s monetary assets, liabilities and operating results, our interest expense and revaluation of our warrants.
Other consists predominantly of the loss related to a one-time loss from sale of fixed assets in our Israel subsidiary.
We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operational efficiency to understand and evaluate our core business operations. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our core business and for understanding and evaluating trends in our operating results on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:
•they do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;
•they do not reflect income tax expense or the cash requirements to pay income taxes;
•they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt; and
•although depreciation and amortization are non-cash charges related mainly to intangible assets, certain assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. You should compensate for these limitations by relying primarily on our U.S. GAAP results and using the non-GAAP financial measures only supplementally. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
Operational Metrics
In addition, Innovid’s management considers Net Revenue Retention and Core Client Retention in evaluating the performance of the business. Net Revenue Retention is defined as the percentage of revenue retained from existing core platform customers (core customers that use our platform as an ad server of record) as compared to the prior year period. Innovid’s management believes that Net Revenue Retention is a useful metric for management and investors in evaluating Innovid’s value proposition to customers and its ability to retain customers. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Net Revenue Retention was 110%, 114% and 121%, respectively. Core Client Retention is defined as the percentage of core platform clients retained by Innovid compared to the prior year period. Innovid’s management believes that Core Client Retention is a useful metric for management and investors in evaluating the strength of core customer relationships. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Core Client Retention was 84%, 88% and 94%, respectively.
Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes to consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, including the ongoing and potential impacts of the COVID-19 pandemic and related government mandates and restrictions. Actual results may differ from these estimates.
While our significant accounting policies are described in more detail in Note 2 of our audited consolidated financial statements included in the prospectus, we believe the following accounting policies to be the most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the creation of interactive or dynamic ad units by adding interactivity and dynamic features to standard ad units.
The Company adopted ASC, Revenue from Contracts with Customers Topic 606 (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit, since the Company does not have enforceable right to payment before delivery. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Costs to obtain a contract
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
Fair value of financial instruments
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the consolidated statements of operations.
Stock-based compensation
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including the Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
Goodwill and intangible assets
Goodwill and certain other purchased intangible assets have been recorded in the Company’s consolidated financial statements as a result of the acquisition of the Argentinian Subsidiary. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
Goodwill is not amortized and is tested for impairment at least annually, on October 1, or more often if and when circumstances indicate that goodwill is not recoverable. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors considered in the assessment include industry and market conditions, overall financial performance, and other relevant events and factors affecting the reporting unit. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then performing a quantitative impairment test is unnecessary. If the Company concludes otherwise, it performs a quantitative goodwill impairment test. The quantitative impairment test, compares the fair value of a reporting unit with its carrying amount. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, any excess of the reporting unit goodwill carrying value over the respective fair value is recognized as an impairment loss.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired.
Capitalized software development costs
Capitalized software development costs, which is included in property and equipment, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended. These costs include personnel and related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing or obtaining the software. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use in providing the Company’s services, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is 3 years. The amortization will be presented within cost of revenues in the consolidated statements of operations.
Income taxes and tax contingencies
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
The Company regularly evaluates deferred tax assets for future realization and establish a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740”) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the Tax Cuts and Jobs Act (the “U.S. Tax Act”). The U.S. Tax Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the U.S. Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a U.S. shareholder of any controlled foreign corporation (“CFC”) is required to include its global intangible low-taxed income (“GILTI”) in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the U.S. shareholder’s net CFC tested income for that tax year, over the U.S. shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
Functional currency
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.

Recent Accounting Pronouncements
See Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included in this prospectus, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Quantitative and Qualitative Disclosures about Market Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Such investments in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U.S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
The Company has customer concentration as disclosed in Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT

Name	Age	Position
Zvika Netter	49	Chief Executive Officer; Director Nominee
Tal Chalozin	40	Chief Technology Officer
Tanya Andreev-Kaspin	44	Chief Financial Officer
Gilad Shany(2)(3)	44	Director
Steven Cakebread(1)	70	Director
Michael DiPiano(1)(2)	63	Director
Rachel Lam(1)(3)	54	Director
Jonathan Saacks(3)	52	Director
__________________
(1)    Member of the audit committee
(2)    Member of the compensation committee
(3)    Member of the nominating and corporate governance committee
Zvika Netter. Mr. Netter serves as Chief Executive Officer of the Company and as a member of the Company’s Board. Mr. Netter has served as the Company’s Chief Executive Officer since inception, and was selected by TIME as one of the “Tech Pioneers Who Will Change Your Life.” He was also named as a World Economic Forum “Technology Pioneer,” as one of “Europe’s Young Entrepreneurs” by Businessweek, and as a 2016 SmartCEO Magazine Fast 50 CEO and he was featured in Business Insider’s 19 Most Interesting Ad-Tech Startups of 2017. Prior to co-founding Innovid, Inc. in 2007, Mr. Netter served in an elite computer unit in the Israeli Defense Forces, and co-founded the non-profit organization GarageGeeks, an innovation hub with more than 8,000 members. Mr. Netter has authored several patents, and has spoken on stage at several industry events including IAB Innovation Days at Internet Week, IAB Digital Video Marketplace, The Israel Conference, and ILovation. Mr. Netter is well qualified to serve on the Company’s Board because of his experience as a co-founder and the Chief Executive Officer of the Company.
Tal Chalozin. Mr. Chalozin serves as Chief Technology Officer of the Company. Mr. Chalozin is a co-founder and has served as the Company’s Chief Technology Officer since inception. Mr. Chalozin also serves as a board member for the Interactive Advertising Bureau’s Digital Video Center of Excellence and for the National Academy of Television Arts and Sciences. Additionally, Mr. Chalozin was named a 2018 inductee in the American Advertising Federation’s Advertising Hall of Achievement for his significant impact on the industry via mentorship, inspiration, volunteerism and training, a “Technology Pioneer” by the World Economic Forum, one of the “Best Young European Entrepreneurs” by Businessweek, a member of Multichannel News’ “40 Under 40” Class of 2016, and to Cynopsis Digital’s 2016 “It List.” Prior to co-founding Innovid, Inc. in 2007, Mr. Chalozin served as an officer in an elite computer unit in the Israeli Air Force, and co-founded GarageGeeks, an innovation hub with more than 8,000 members. Mr. Chalozin owns several global patents in digital video technology, and he is a regular speaker at global events, including Cannes Lion, CES, The Drum’s Programmatic Punch, IAB, MWC, NAB, TVOT, AdExchanger’s Programmatic I/O, Broadcasting & Cable’s Advanced TV, Wired Magazine’s NEXTFEST, Le Web’s Digital Innovation Conference, Ars Electronica, and eConsultancy’s Creative Programmatic.
Tanya Andreev-Kaspin. Ms. Andreev-Kaspin serves as Chief Financial Officer of the Company. Ms. Andreev-Kaspin has served as the Chief Financial Officer of Innovid since January 2020 and prior to that served as Senior Vice President of Global Finance from 2016 through 2019 and as Vice President of Finance from 2012 through 2015. Prior to joining Innovid, Ms. Andreev-Kaspin held finance leadership positions in a number of tech startup companies, and also served as a Public Auditor at PricewaterhouseCoopers. Ms. Andreev-Kaspin received an MBA, Finance Management from Tel Aviv University and BA, Economics and Accounting from Tel Aviv University.
Gilad Shany. Mr. Shany co-founded ION Crossover Partners, an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (NASDAQ: TSLA), Mobileye N.V. (NYSE: MBLY) (acquired by Intel Corporation (NASDAQ: INTC) $15.3BN), Mellanox Technologies (acquired by Nvidia $6.9BN), Varonis Systems Inc. (NASDAQ: VRNS), Fiverr (NYSE: FVRR), BlueVine

Capital Inc. and Monday.com Ltd, among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. in Physics, Astronomy and Philosophy from Tel Aviv University in Israel and an MBA from the Wharton School at the University of Pennsylvania in Philadelphia, Pennsylvania.
Steven Cakebread. Mr. Cakebread has served as the Chief Financial Officer of Yext, Inc. since October 2014. Prior to joining Yext, Mr. Cakebread served in various senior executive roles, including as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, a quantum computing company, from March 2013 to September 2014 and as Chief Financial Officer of Pandora Media Inc., a provider of personalized internet radio and music discovery service, from March 2010 to December 2012. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer, and Chief Financial Officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of Salesforce, a customer relationship management service provider, from March 2008 to February 2009, and as Chief Financial Officer of Salesforce from May 2002 to March 2008. Mr. Cakebread currently serves on the board of directors of Bill.com and Tunein.com. He previously served as a member of the board of directors of Service Source, Solar Winds, and eHealth.com. Mr. Cakebread holds a B.S. in Business from the University of California, Berkeley, and an M.B.A. from Indiana University.
Michael DiPiano. Since December 2001, Mr. DiPiano has been the Chairman of NewSpring Capital where he manages the firm’s investment decisions. Mr. DiPiano currently serves as a director for a number of private companies, including aPriori, Dstillery, Energage, and Interactions where he provides oversight for corporate governance and other business matters. Previously, Mr. DiPiano also served on the Governance and Compensation Committees of NutriSystems. Mr. DiPiano holds a B.S. in Marketing from Penn State University and an MBA from New York University.
Rachel Lam. Ms. Lam is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as SVP and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner’s investments in numerous digital media companies and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on twenty boards of directors over the years and currently serves on the board of Magnite (NASDAQ: MGNI), the leading, independent omni-channel sell-side software platform, empowering programmatic ad sales at a truly global scale, as well as on the non-profit board of The Center for Reproductive Rights. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994.
Jonathan Saacks. Mr. Saacks is currently Managing Partner of F2 Venture Capital. Mr. Saacks was Managing Partner at Genesis Partners and brings extensive early stage investment experience from his roles at operational companies and venture capital funds. Mr. Saacks invested and served on the boards of many successful Israeli companies including Monday.com, PrimeSense and Neebula. Mr. Saacks also served for ten years in the Intelligence Corps of the Israeli Defense Forces (the “IDF”) where he commanded large operational teams. Mr. Saacks was a Lieutenant Colonel in the Israeli Defense Forces and holds an MBA from Oxford University and a BA in Economics and Management from Tel Aviv University.
Corporate Governance Guidelines and Code of Business Conduct
The Board adopted corporate governance guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board adopted a code of business conduct and ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s corporate governance guidelines and its code of business conduct and ethics has been posted on the corporate governance portion of the Company’s website. The Company will post amendments to its code of business conduct and ethics or waivers of its code of business conduct and ethics for directors and officers on the same website.

Board Composition
The Company’s business affairs are managed under the direction of the Board. The Bylaws provide that the total number of directors constituting the Board shall be determined from time to time by resolution of the Board.
The majority of the Company’s directors qualify as “independent directors” under NYSE listing rules.
The Board is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•the Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2022;
•the Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2023; and
•the Class III directors whose terms will expire at the annual meeting of stockholders to be held in 2024.
The Certificate of Incorporation and Bylaws provide that the Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Board. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board may have the effect of delaying or preventing changes in control of the Company.
Each of the Company’s officers serve at the discretion of the Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or officers of the Company.
Director Independence
Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:
(i)the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and
(ii)whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board has determined that Gilad Shany, Steven Cakebread, Michael DiPiano, Rachel Lam, and Jonathan Saacks are considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.
Board Leadership Structure
We believe that the structure of the Board and its committees provides strong overall management of the Company.
Committees of the Board
The Board has an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.
Audit Committee
Each of the members of the Company’s audit committee satisfies the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE. The Company has determined that Steven Cakebread qualifies as an “audit committee financial expert” as defined in the SEC rules and satisfies the accounting or related financial management expertise requirements of the NYSE. The Company’s audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;
•reviewing related person transactions;
•reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
The Board has adopted a written charter for the audit committee, which is available on the Company’s website.
Compensation Committee
Each of the members of the Company’s compensation committee meets the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE. The Company’s compensation committee is responsible for, among other things:
•reviewing, approving and determining the compensation of the Company’s officers and key employees;

•reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;
•administering the Company’s equity compensation plans;
•reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and
•establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.
The Board has adopted a written charter for the compensation committee which is available on its website.
Nominating and Corporate Governance Committee
Each of the members of the nominating and corporate governance committee meets the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;
•evaluating the performance of the Board and of individual directors;
•considering, and making recommendations to the Board regarding, the composition of the Board and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of the corporate governance practices and reporting; and
•developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.
The Board has adopted a written charter for the nominating and corporate governance committee which is available on its website.
Code of Conduct and Ethics
The Company has posted its code of conduct and ethics and intends to post any amendments to or any waivers from a provision of its code of conduct and ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its code of conduct and ethics in a Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of the Company’s officers currently serves, and in the past year has not served, (a) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (b) as a member of the compensation committee of another entity, one of whose officers served on the Board.
Related Person Policy of the Company
The Company has adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s audit committee, subject to the exceptions described below.
A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.
Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Company’s code of conduct and ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Board, determines in the good faith exercise of its discretion.
The Company’s audit committee has determined that certain transactions will not require the approval of the audit committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

EXECUTIVE COMPENSATION
The following sets forth information about the compensation paid to or accrued by Innovid’s principal executive officer and its two other most highly compensated persons serving as executive officers as of December 31, 2020 (“Fiscal 2020”). These executives are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Zvika Netter
Chief Executive Officer	2020	305,600	14,400	1,242,500	225,000	11,400	1,798,900
Tanya Andreev-Kaspin
Chief Financial Officer	2020	257,850	12,150	106,500	110,502	11,400	498,402
Tal Chalozin
Chief Technology Officer	2020	214,875	10,125	142,000	127,277	1,155	495,432
_________________
(1)Represents annual salary earned for 2020 after giving effect to temporary salary reductions implemented in April 2020. For additional information, see below under “Elements of Compensation—Base Salary.”
(2)Amounts reflect discretionary bonus paid in December 2020 equal to the aggregate amount of the temporary reduction in base salary for each named executive officer that occurred during 2020.
(3)Amounts reflect the grant-date fair value of option awards granted during 2020 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to named executive officers in Note 13 to the consolidated financial statements included in this prospectus.
(4)Represents annual bonuses earned for 2020. For additional information, see below under “Elements of Compensation—Annual Bonus.”
(5)Represents employer matching contributions to the named executive officer’s 401(k) plan account.
Narrative to Summary Compensation Table 2020 Base Salary
Elements of Compensation
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for Innovid named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Innovid. In April 2020, to address the economic uncertainty associated with the COVID-19 pandemic, we temporarily reduced our executives’ annual base salary by 18%. Base salaries were restored in July 2020. The base salary amounts shown in the “Summary Compensation Table,” above reflect the actual amounts earned by our named executive officers after giving effect to these reductions. Our named executive officers’ current base salaries, as of August 2, 2021 are as follows:

Name and Title	Current Annual Base Salary
Zvika Netter, Chief Executive Officer	$320,000
Tanya Andreev-Kaspin, Chief Financial Officer	$310,000
Tal Chalozin, Chief Technology Officer	$250,000
Annual Bonus
Innovid provides annual bonuses to its executive officers, including the named executive officers, based on performance for the completed fiscal year based on the Company financial performance for the year, primarily measured based on attainment of metrics relating to revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and individual performance considerations. At the end of each fiscal quarter, the Board reviews and assesses Company and individual performance, including performance relative to the established revenue and EBITDA metrics and determines the earned amount of each executive’s bonus, which is paid on a quarterly basis. The target level annual bonus for each named executive officer for 2020 is set forth in the table below. The aggregate amount of bonuses earned for 2020 are provided in the “Summary Compensation Table” above.

Name and Title	2020 Target Annual Bonus
Zvika Netter, Chief Executive Officer	$180,000
Tanya Andreev-Kaspin, Chief Financial Officer	$140,000
Tal Chalozin, Chief Technology Officer	$150,000
Equity-based compensation
Innovid has historically granted equity awards in the form of stock options to its employees, including the named executive officers, as the long-term incentive component of Innovid’s compensation program. Stock options were granted pursuant to Innovid’s Global Share Incentive Plan, which is described below, and generally have an exercise price equal to fair market value on the date of grant and a term of ten years. Option grants generally vest over 4 years with 25% of the award after one year from the vesting commencement date and the remainder vesting quarterly thereafter. In 2020, the following named executive officers received stock option awards:

Name and Title	Number of Options Granted
Zvika Netter, Chief Executive Officer	1,750,000
Tanya Andreev-Kaspin, Chief Financial Officer	150,000
Tal Chalozin, Chief Technology Officer	200,000
Other Elements of Compensation
Retirement Plan
Innovid maintains a 401(k) retirement savings plan for its employees, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under this plan, Innovid matches 100% of the participants’ first 3% of eligible contributions and 50% on the next 2% of eligible contributions. Innovid believes that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of Innovid’s executive compensation package and further incentivizes our employees, including the named executive officers, in accordance with Innovid’s compensation policies.
Health and Welfare Plans
During their employment, the named executive officers are eligible to participate in Innovid’s employee benefit plans and programs, including medical and dental benefits, to the same extent as other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards as of December 31, 2020
The following table sets forth certain information about outstanding equity awards granted to Innovid’s named executive officers that remain outstanding as of December 31, 2020.

Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date
Zvika Netter	11-16-2020(1)	—	1,750,000	$0.82	11/15/2030
Tanya Andreev-Kaspin	9/4/2012	20,000	—	$0.31	9/3/2022
	11/21/2013	40,000	—	$0.61	11/20/2023
	2/27/2015	140,000	—	$0.46	2/26/2025
	7/14/2016	60,000	—	$0.62	7/13/2026
	11-16-2020(2)	—	150,000	$0.82	11/15/2030
Tal Chalozin	11-16-2020(2)	—	200,000	$0.82	11/15/2030
__________________
(1)25% of the shares subject to the option vested or will vest 12 months after the grant date, and l/12th of the shares subject to the options vested or will vest quarterly thereafter, subject to continued service through each vesting date. Upon a termination by Innovid without cause or by the named executive for good reason, 50% of all unvested option shall vest. In the event such qualifying termination occurs within 12 months following a qualifying corporate transaction, all unvested shares subject to the option will accelerate and vest.
(2)25% of the shares subject to the option vested or will vest 12 months after the grant date, and l/12th of the shares subject to the options vested or will vest quarterly thereafter, subject to continued service through each vesting date. Upon a termination by Innovid without cause or by the named executive for good reason, in each case, within 12 months following a qualifying corporate transaction, all unvested shares subject to the option will accelerate and vest.
Severance Arrangements with the Named Executive Officers of Innovid
Innovid has adopted the Innovid Executive Severance Plan and Executive Change in Control Severance Plan, pursuant to which Innovid’s named executive officers would be entitled to severance payments and benefits in the event their employment is involuntarily terminated without cause (as defined in the applicable plan) or, in the case of a termination within two years following a change in control transaction, the named executive officer resigns employment for a good reason (as defined in the applicable plan). For a qualifying termination not in connection with a change in control transaction, severance generally consists of a lump sum cash payment equal to six months of base salary and healthcare premium costs (12 months for the Chief Executive Officer). In the case of a qualifying termination within 24 months following a change in control transaction, severance consists of (i) a lump sum cash payment equal to six months of base salary and healthcare premium costs (12 months for the Chief Executive Officer), (ii) a lump sum cash payment equal to 50% of the named executive officer’s target annual bonus amount (100% for the Chief Executive Officer), and (iii) accelerated vesting of outstanding equity awards.
Description of the Material Terms of the Incentive Plan
This subsection of the prospectus describes the material terms of the Innovid Corp. 2021 Incentive Plan, referred to as the Innovid Corp. Incentive Plan, but does not purport to describe all of the provisions of the Innovid Corp. Incentive Plan. The following summary is qualified in its entirety by reference to the complete text of the Innovid Corp. Incentive Plan, incorporated by reference in this prospectus. You are urged to read the Innovid Corp. Incentive Plan in its entirety for more complete and detailed information about the terms and conditions of the Innovid Corp. Incentive Plan.
General
The purposes of the Innovid Corp. Incentive Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for the Company to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.
Authorized Shares
A total number equal to 15,617,049 shares of common stock was initially authorized and reserved for issuance under the Innovid Corp. Incentive Plan. The number of shares authorized and reserved for issuance will be subject to an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of Innovid Corp. The maximum number of shares of Company Common Stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Innovid Corp. Incentive Plan will be equal to 30% of the total number of issued and outstanding shares of Company Common Stock on a fully diluted basis as of the Closing.
If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Innovid Corp. Incentive Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Innovid Corp. Incentive Plan, and shares tendered by a participant, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future awards.
Adjustments to Shares Subject to the Innovid Corp. Incentive Plan
In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the administrator (as defined below) has the authority to make appropriate adjustments to the aggregate number of shares and class of shares as to which awards may be granted, the limitations as to grants to non-employee directors, the number of shares covered by each outstanding award and the option price for each related outstanding option and stock appreciation right.
Administration
The compensation committee of the Board administers the Innovid Corp. Incentive Plan (referred to as the “administrator”); provided that such committee consist of at least two members of the Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator has the power to administer the Innovid Corp. Incentive Plan, including but not limited to, the authority to (i) construe, interpret and implement the Innovid Corp. Incentive Plan and each award, (ii) make all determinations necessary or advisable in administering the Innovid Corp. Incentive Plan, (iii) direct the Company to grant awards pursuant to the Innovid Corp. Incentive Plan, (iv) determine the grantees to whom and the times at which awards will be granted, (v) determine the price at which options are granted, (vi) determine the type of option to be awarded and the number of shares subject to such option, (vii) determine the number of shares granted pursuant to each award and (viii) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the Innovid Corp. Incentive Plan or any award are final, binding and conclusive.
Eligibility
Awards may be granted to employees, non-employee directors, consultants and advisors of the Company and any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of the effective date of the Innovid Corp. Incentive Plan, there were approximately 425 employees, 6 non-employee directors and 25 other consultants and advisors who will be eligible to receive awards under the Innovid Corp. Incentive Plan.

Stock Options
Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the Innovid Corp. Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Innovid Corp. Incentive Plan; provided that the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (i) by personal check, (ii) shares of the same class as those to be granted by exercise of the stock option, (iii) any other form of consideration approved by the Company and permitted by applicable law, or (iv) any combination of the foregoing. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator determines the other terms of options.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Innovid Corp. Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable. Innovid Corp. Incentive Plan.
Restricted Stock Awards
Restricted stock may be granted under the Innovid Corp. Incentive Plan. Restricted stock awards are grants of shares of common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Innovid Corp. Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Unless the administrator determines otherwise, during the restricted period, all dividends or other distributions paid upon any restricted stock awards will be retained by the Company for the account of the recipient. Such dividends or other distributions will revert to the Company if for any reason the restricted stock award upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the restricted period, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the recipient.
Restricted Stock Units
Restricted stock units may be granted under the Innovid Corp. Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the criteria and the form and timing of payment. A holder of restricted stock units will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or other securities or property equal in value to one share or a combination thereof, as specified by the administrator.
Dividend Equivalent Rights
Dividend equivalent rights may be granted under the Innovid Corp. Incentive Plan. Dividend equivalent rights are entitlements to receive credits based on cash distributions that would have been paid on the shares of common stock subject to an equity-based award granted to an individual as though such shares had been issued to and held by the grantee. Subject to the terms of the Innovid Corp. Incentive Plan, the administrator determines the terms and conditions of dividend equivalent rights.

Other Stock-Based or Cash-Based Awards
Other types of stock-based, stock-related or cash-based awards (including the grant or offer for sale of unrestricted shares of common stock, performance share awards, or performance units settled in cash) in amounts and under terms and conditions determined by the administrator.
Transferability of Awards
Unless otherwise determined by the administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the Innovid Corp. Incentive Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.
Grants to Non-Employee Directors
Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $750,000 in any one calendar year, increased to $1,000,000 in the fiscal year in which the effective date of the Innovid Corp. Incentive Plan occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director.
Change in Control
The Innovid Corp. Incentive Plan provides that in the event of a change in control, as defined under the Innovid Corp. Incentive Plan, each outstanding award will be treated as the administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards.
Amendment; Termination
The Board has the authority to amend the Innovid Corp. Incentive Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Board has also reserved the right to terminate the Innovid Corp. Incentive Plan at any time.
Summary of U.S. Federal Income Tax Consequences of the Innovid Corp. Incentive Plan
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Innovid Corp. Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price, and such amount should be deductible by the Company for federal income tax purposes. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of common stock or cash received. Any additional gain or loss recognized upon any later disposition of the shares, if any, would be capital gain or loss.
Restricted Stock Awards
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Innovid Corp. Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE INNOVID CORP. INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees, Consultants and Directors
As of the date hereof, no awards have been granted under the Innovid Corp. Incentive Plan.

Description of the Material Terms of the ESPP
This subsection of the prospectus describes the material terms of the ESPP but does not purport to describe all of the provisions of the ESPP. The following summary is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is incorporated by reference in this prospects. You are urged to read the ESPP in its entirety for more complete and detailed information about the terms and conditions of the ESPP.
General
The ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares of our common stock under the ESPP. Specifically, the ESPP authorizes (1) the grant of options to employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non-U.S. laws and other considerations (the “Non-Section 423 Component”). The Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component, except as otherwise required by applicable law, rule or regulation.
Shares Available; Administration. A total of 2,868,438 shares of common stock have been initially reserved for issuance under our ESPP. The compensation committee of our board of directors is the plan administrator of the ESPP and has authority to interpret the terms of the ESPP and determine eligibility of participants. In addition, on the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than 17,383,002 shares of common stock may be issued under the Section 423 Component of the ESPP.
Eligibility. The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of our company and our designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares of common stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares of common stock possessing 5% or more of the total combined voting power or value of all classes of common stock or other class of shares.
If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the Section 423 Component.
Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
Participation in an Offering. Shares of common stock will be offered under the ESPP during offering periods. The length of offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on the last day of each offering period (or such other date as set forth in the offering document). Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. To the extent applicable, in non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase shares of common stock through payroll deductions of up to 15% of their eligible compensation, which will include a participant’s gross base compensation for services to us. The maximum number of shares that may be purchased by a participant during any offering period or purchase period is 100,000 shares. In addition, no employee is permitted to accrue the right to purchase shares under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of common stock as of the first day of the offering period).
On the first trading day of each offering period, each participant automatically will be granted an option to purchase shares of common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. The purchase price of the shares, in the absence of a contrary determination by the plan administrator, will be 85% of the lower of the fair market value of a share of common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period.
Participants may voluntarily end their participation in the ESPP at any time at least one week prior to the end of the applicable offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.
Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.
Certain Transactions. In the event of certain transactions or events affecting shares of common stock, such as any share dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase shares on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Plan Amendment; Termination. The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval of any amendment to the ESPP must be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP.
Summary of U.S. Federal Income Tax Consequences of the Innovid Corp. Employee Stock Purchase Plan
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component. The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component. The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of common stock, generally, will be the fair market value of the shares of common stock on the date the participant exercises his or her option.
Upon the subsequent sale of the shares of common stock acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.
New Plan Benefits
Because the number of shares of common stock that may be purchased under the ESPP depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.

Director Compensation
On November 30, 2021, the Board approved the Innovid Corp. Non-Employee Director Compensation Program (the “Director Compensation Program”). The Director Compensation Program became effective on November 30, 2021, and is designed as a compensation program for our non-employee directors under which each non-employee director will receive the following amounts for their services on the Board and that will supersede any prior compensation arrangements of our non-employee directors for service on our board of directors:
(a)upon the director’s initial election or appointment to our board of directors that occurs after the effective date of the program, a number of restricted stock units equal to $350,000 divided by the closing price of our common stock on the date of grant,
(b)on the date of our annual meeting, if the director has served on our board of directors for at least six months as of the date of an annual meeting of stockholders, a stock based award with a grant date fair market value equal to $175,000, which will be granted in the form of restricted stock units equal to $175,000 divided by the closing price of our common stock on the date of grant (such award, the “Subsequent Award”),
(c)an annual director fee of $30,000, and
(d)if the director serves on a committee of our board of directors or in the other capacities stated below, an additional annual fee as follows:
(1)chair of the audit committee, $20,000,
(2)audit committee member other than the chair, $10,000,
(3)chair of the compensation committee, $20,000,
(4)compensation committee member other than the chair, $10,000,
(5)chair of the nominating and corporate governance committee, $20,000, and
(6)nominating and corporate governance committee member other than the chair, $10,000.
Restricted stock units granted upon a director’s initial election or appointment will vest in three equal annual installments following the date of grant. The Subsequent Award granted annually to directors will vest in a single installment on the earlier of the day before the next annual meeting or the first anniversary of the date of grant. All vesting of equity awards is subject to a director’s continued service on our Board through the vesting date. In addition, all unvested restricted stock units or stock based awards, as applicable, will vest in full upon the occurrence of a change in control.
Director fees under the program will be payable in arrears in quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving as a non-employee director or a committee member on our board and no fee will be payable in respect of any period prior to the effective date of the program. The foregoing description of the Director Compensation Program is qualified in its entirety by reference to the text of the Director Compensation Program which is filed as Exhibit 10.7 hereto and incorporated herein by reference.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of the Closing Date of the Business Combination by:
(a)each person who is a named executive officer or director of Company;
(b)all executive officers and directors of Company as a group; and
(c)each person who is a beneficial owner of more than 5% of our common stock.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
The beneficial ownership of our common stock is based on 118,941,618 shares of our common stock and 10,222,500 warrants to purchase shares of our common stock issued and outstanding as of the Closing Date.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	%
5% Holders
Genesis Partners III L.P.(1)	19,350,638	16.3%
Sequoia Capital Israel IV Holdings L.P.(2)	17,697,224	14.9%
Special Situations Investing Group II, LLC(3)	9,876,359	8.3%
Lauderdale GmbH & Co. KG(4)	7,277,981	6.1%
ION Holdings 2, LP(5)	13,310,000	11.2%
Directors and Executive Officers
Gilad Shany	—	—
Rachel Lam	—	—
Jonathan Saacks	—	—
Steven Cakebread	—	—
Michael DiPiano	—	—
Zvika Netter(6)	6,374,089	5.3%
Tal Chalozin(7)	4,701,861	4.0%
Tanya Andreev-Kaspin	464,276	*
All directors and officers as a group (eight individuals)	11,540,227	9.7%
__________________
*Less than one percent
(1)Genesis Partners III L.P. is controlled by Eyal Kishon and Eddy Shalev. Kishon and Shalev otherwise disclaim beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. The address for Genesis Partners III L.P. is 13 Basel st., Herzeliya, Israel, 4666013.
(2)SC ISRAEL IV GENPAR, LTD is the general partner of SC ISRAEL IV MANAGEMENT, L.P., which is the general partner of SEQUOIA CAPITAL ISRAEL IV L.P., which owns 100% of SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. As such, SC ISRAEL IV GENPAR, LTD shares voting and dispositive power with respect to the shares held by SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. The directors and stockholders of SC ISRAEL IV GENPAR, LTD. who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. are Shmuel Levy and Haim Sadger. As a result, and by virtue of the relationship described in this footnote, each such person may be deemed to share voting and dispositive power with respect to the shares held by the Sequoia Capital Israel IV Holdings, L.P. The address for these entities is 50 Eli Landau Blvd, Herzelia, Israel 4685150.
(3)The shares are held of record by Special Situations Investing Group II, LLC, which is an affiliate of Goldman Sachs & Co. LLC, a New York limited liability company and a broker-dealer. Goldman Sachs & Co. LLC is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs & Co. LLC is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group is a public entity and its common stock is publicly traded on the New York Stock Exchange and it is managed by its board of directors. The shares of common stock held by Special Situations Investing Group II, LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. GS Group may be deemed to beneficially own the securities held by Special Situations Investing Group II, LLC. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address for Special Situations Investing Group II, LLC is 200 West Street, New York, New York 10282.

(4)Lauderdale GmbH & Co. KG, a German limited partnership (“Lauderdale”), is the record holder of such shares. All investment and disposition decisions for Lauderdale are made by an investment committee comprised of Mr. Vicente Vento Bosch (chair) and Mr. Raphael Kuebler. As a result, Mr. Kuebler and Mr. Bosch may be deemed to share dispositive power with respect to the shares held by Lauderdale and thus to have beneficial ownership of such shares. Each of Mr. Kubler and Mr. Bosch otherwise disclaims beneficial ownership of such shares other than to the extent of any pecuniary interest therein.
Lauderdale is managed by its managing limited partner, Deutsche Telekom Capital Partners Management GmbH, a German limited liability company (“DTCP-M”). As the managing limited partner, DTCP-M has voting power with respect to the shares held by Lauderdale and therefore may be deemed to have beneficial ownership of such shares. None of the members of DTCP-M’s investment committee (Beirat) is deemed a beneficial owner of the Shares under Section 13(d) of the Exchange Act due to the approval standard for committee action. Thus, each such committee member disclaims any beneficial ownership of the shares held by Lauderdale other than to the extent of any pecuniary interest therein.
DTCP-M is controlled by Deutsche Telekom AG, a publicly traded company organized under the laws of Germany (“DTAG”), and Deutsche Telekom Capital Partners Executive Pool GmbH & Co. KG, a German limited liability company (“DTCP Executive Partner”). Each of DTAG and DTCP Executive Partner may be deemed to share voting and dispositive power over the shares held directly by Lauderdale and therefore to have beneficial ownership of such shares. DTAG’s stock is traded on seven stock exchanges in Germany, Including the Frankfurt Stock Exchange and OTCQX, and it is managed by its board of directors. DTCP Executive Partner is controlled by Mr. Bosch. DTAG and Mr. Bosch otherwise disclaim beneficial ownership of the shares owned by Lauderdale except to the extent of any pecuniary interest therein. The mailing address for Lauderdale, DTCP-M, DTCP Executive Partner, Mr. Kubler and Mr. Bosch is Am Sandtorpark 2, 20457 Hamburg, Germany,. The mailing address for DTAG is Friedrich-Ebert-Allee 140, 53113 Bonn, Germany.
(5)ION Holdings 2, LP is the record holder of such shares. As the general partner of ION 2 LP, ION Acquisition Corp GP Ltd. (“ION GP”) has voting and investment discretion with respect to the ordinary shares held by ION 2 LP. An investment committee comprised of five individuals — Jonathan Kolber, Gilad Shany, Avrom Gilbert, Stephen Levey and Jonathan Half — makes voting and investment decisions in the ordinary shares indirectly owned by ION GP. As a result, ION GP may be deemed to have beneficial ownership of the shares held directly by ION 2 LP. However, none of the ION GP investment committee’s members is deemed a beneficial owner of the shares held by ION 2 LP under Section 13(d) of the Exchange Act, due to the approval standard for committee action. Thus, each such investment committee member disclaims any beneficial ownership of the shares held by ION 2 LP, other than to the extent of any pecuniary interest therein. Includes 7,060,000 Company Warrants held by ION Holdings 2, LP.
(6)Consists of 3,441,907 shares held directly by Mr. Netter (including 1,027,914 shares underlying options) and 977,394 shares held by each of the Zvika Netter 2021 Family Trust #1, the Zvika Netter 2021 Family Trust #2 and the Zvika Netter 2021 Family Trust #3, respectively.
(7)Consists of 2,294,806 shares held directly by Mr. Chalozin (including 45,132 shares underlying options) and 1,203,528 shares held by each of the Tal Chalozin 2021 Family Trust #1 and the Tal Chalozin 2021 Family Trust #2, respectively.

SELLING SHAREHOLDERS
This prospectus relates to from time to time (i) the resale of an aggregate of 86,321,962 shares of common stock, of Innovid, issued in connection with the Merger by certain of the selling shareholders named in this prospectus, (ii) the resale of 20,000,000 shares of common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the resale of 2,227,482 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the resale of 7,060,000 warrants to purchase common stock. The Selling Shareholders may from time to time offer and sell any or all of the shares of common stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the common stock or warrants other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of shares of common stock and warrants that the Selling Shareholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Genesis Partners III L.P.(1)	19,350,638	—	19,350,638	—	—	—	—
Sequoia Capital Israel IV Holdings L.P.(2)	17,697,224	—	17,697,224	—	—	—	—
Special Situations Investing Group II. LLC(3)	9,876,359	—	9,876,359	—	—	—	—
Lauderdale GmbH & Co. KG(4)	7,277,981	—	7,277,981	—	—	—	—
ION Holdings 2, LP(5)	6,250,000	7,060,000	6,250,000	7,060,000	—	—	—
NewSpring Growth Capital III-A, L.P.(6)	4,976,830	—	4,976,830	—	—	—	—
Vintage Co-Investment Fund I (Cayman) L.P.(7)	3,055,135	—	3,055,135	—	—	—	—
Zvika Netter	3,647,042(8)	—	3,647,042(8)	—	—	—	—
Tal Chalozin	2,379,674(9)	—	2,379,674(9)	—	—	—	—
Vintage Co-Investment Fund I (Israel) L.P.(10)	2,177,157	—	2,177,157	—	—	—	—
Ibex Israel Fund LLLP(11)	1,998,983	—	1,998,983	—	—	—	—
Tal Chalozin 2021 Family Trust #1(12)	1,203,527	—	1,203,527	—	—	—	—
Tal Chalozin 2021 Family Trust #2(13)	1,203,527	—	1,203,527	—	—	—	—
Cisco Systems Inc.(14)	1,069,992	—	1,069,992	—	—	—	—
Zvika Netter 2021 Family Trust #1(15)	977,394	—	977,394	—	—	—	—
Zvika Netter 2021 Family Trust #2(16)	977,394	—	977,394	—	—	—	—
Zvika Netter 2021 Family Trust #3(17)	977,394	—	977,394	—	—	—	—
Vintage Secondary Fund II (Cayman) L.P.(18)	571,996	—	571,996	—	—	—	—
Tanya Andreev-Kaspin	570,116(19)	—	570,116(19)	—	—	—	—
Amos and Daughter Investments and Properties Ltd.(20)	500,158	—	500,158	—	—	—	—
Zohar Gilon Ltd.(21)	432,143	—	432,143	—	—	—	—
Cerca Partners L.P.(22)	248,841	—	248,841	—	—	—	—
Vintage Secondary Fund II (Israel) L.P.(23)	226,881	—	226,881	—	—	—	—
Vintage Secondary Fund III (Cayman) L.P.(24)	201,556	—	201,556	—	—	—	—
Vintage Secondary Fund III (Israel) L.P.(25)	64,735	—	64,735	—	—	—	—
Alyeska Master Fund, L.P.(26)	400,000	—	400,000	—	—	—	—
Baron Global Advantage Fund(27)	2,615,000	—	2,615,000	—	—	—	—
Baron International Growth Fund(28)	650,000	—	650,000	—	—	—	—
Baron Opportunity Fund(29)	1,600,000	—	1,600,000	—	—	—	—
Charles M. Diker	20,000	—	20,000	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Shareholder	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants
Davidoff Group Ltd.(30)	100,000	—	100,000	—	—	—	—
Powhatan & Co., LLC FBO Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund(31)	242,614	—	242,614	—	—	—	—
Mag & Co fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(32)	1,017,722	—	1,017,722	—	—	—	—
Booth & Co fbo Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund(33)	59,313	—	59,313	—	—	—	—
WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(34)	35,509	—	35,509	—	—	—	—
Mag & Co fbo Fidelity Capital Trust: Fidelity Capital Appreciation Fund(35)	337,444	—	337,444	—	—	—	—
Mag & Co fbo Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund(36)	166,306	—	166,306	—	—	—	—
THISBE & CO fbo Fidelity NorthStar Fund - Sub D(37)	41,425	—	41,425	—	—	—	—
THISBE & CO fbo Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC(38)	14,282	—	14,282	—	—	—	—
Ghisallo Master Fund LP(39)	200,000	—	200,000	—	—	—	—
ION Israel Fund Ltd.(40)	275,844	—	275,844	—	—	—	—
Norges Bank Investment Management(41)	2,284,156	—	2,284,156	—	—	—	—
ION Tech Fund Ltd.(42)	40,000	—	40,000	—	—	—	—
ION Crossover Partners LP(43)	1,600,000	—	1,600,000	—	—	—	—
Israeli Shares Partnership (Harel Insurance)(44)	1,000,000	—	1,000,000	—	—	—	—
K Invest Globale Aktier II(45)	235,000	—	235,000	—	—	—	—
Laurion Capital Master Fund Ltd.(46)	Gm	—	100,000	—	—	—	—
Luxor Capital Partners Long Offshore Master Fund, LP(47)	1,084	—	1,084	—	—	—	—
Luxor Capital Partners Long, LP(47)	3,311	—	3,311	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(47)	56,307	—	56,307	—	—	—	—
Luxor Capital Partners, LP(47)	93,636	—	93,636	—	—	—	—
Luxor Gibraltar, LP - Series 1(47)	6,196	—	6,196	—	—	—	—
Luxor Wavefront, LP(47)	39,466	—	39,466	—	—	—	—
Mark N. Diker	20,000	—	20,000	—	—	—	—
MYDA Advantage, LP(48)	250,000	—	250,000	—	—	—	—
MYDA SPAC Select, LP(49)	150,000	—	150,000	—	—	—	—
Next Light Fund, LP(50)	360,000	—	360,000	—	—	—	—
Praesidio 11 Limited(51)	1,900,000	—	1,900,000	—	—	—	—
Shotfut Menayot Chool Phoenix Amitim(52)	2,975,000	—	2,975,000	—	—	—	—
The Phoenix Insurance Company Ltd. (nostro) (53)	525,000	—	525,000	—	—	—	—
RINGOMARSH + CO. FBO Variable Insurance Products Fund III: VIP Dynamic Capital Appreciation Portfolio(54)	11,766	—	11,766	—	—	—	—
Booth & Co., LLC fbo Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio(55)	141,062	—	141,062	—	—	—	—
Gerlach & CO FBO Variable Insurance Products Fund: VIP Growth Portfolio(56)	432,557	—	432,557	—	—	—	—
Gabriel Seligsohn	25,000	—	25,000	—	—	—	—
Rinat Gazit	25,000	—	25,000	—	—	—	—
Menashe Lior Shemesh	25,000	—	25,000	—	—	—	—
__________________
(1)The address of Genesis Partners III L.P. is Ackerstein Towers, Bldg B, 4th Floor, Herzliya, Israel.
(2)The address of Sequoia Capital Israel IV Holdings L.P. is 50 Eli Landau Blvd, Herzelia, Israel 4685150.
(3)The address of Special Situations Investing Group II. LLC is 200 West Street, New York, NY 10282.

(4)The address of Lauderdale GmbH & Co.KG is Am Sandtorpark 2, 20457 Hamburg, Germany.
(5)The address of ION Holdings 2, LP is 89 Medinat Hayehudim Street, Herzliya 4676672, Israel.
(6)The address of NewSpring Growth Capital III-A, L.P. is 555 E. Lancaster Avenue, Suite 444, Radnor, PA 19087.
(7)The address of Vintage Co-Investment Fund I (Cayman) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(8)Includes 1,233,049 shares issuable upon exercise of options.
(9)Includes 130,000 shares issuable upon exercise of options.
(10)The address of Vintage Co-Investment Fund I (Israel) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(11)Shares are held directly by Ibex Israel Fund LLLP (the “Fund”). Ibex Investors LLC (“Ibex”) is the investment manager of the Fund and Ibex GP LLC (“Ibex GP”) is the general partner of the Fund. Justin B. Borus is the manager of Ibex and Ibex GP. Mr. Borus, Ibex and Ibex GP may be deemed to beneficially own the shares held by the Fund. Each of Mr. Borus, Ibex and Ibex GP expressly disclaims beneficial ownership of the shares held by the Fund.
(12)The address of Tal Chalozin 2021 Family Trust #1 is 345 Park Avenue, New York, NY 10154.
(13)The address of Tal Chalozin 2021 Family Trust #2 is 345 Park Avenue, New York, NY 10154.
(14)The address of Cisco Systems Inc. is 170 West Tasman Drive, San Jose CA 95134.
(15)The address of Zvika Netter 2021 Family Trust #1 is 250 Greenwich Street, New York, NY 10007.
(16)The address of Zvika Netter 2021 Family Trust #2 is 250 Greenwich Street, New York, NY 10007.
(17)The address of Zvika Netter 2021 Family Trust #3 is 250 Greenwich Street, New York, NY 10007.
(18)The address of Vintage Secondary Fund II (Cayman) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(19)Includes 302,666 shares issuable upon exercise of options.
(20)The address of Amos and Daughter Investments and Properties Ltd. is 5 Neharde’a St, Tel Aviv 6423505, Israel.
(21)The address of Zohar Gilon Ltd. is Shalva 28, Herzliya Pituach 4670503, Israel.
(22)The address of Cerca Partners L.P. is 75 Fort Street, P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands.
(23)The address of Vintage Secondary Fund II (Israel) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(24)The address of Vintage Secondary Fund III (Cayman) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(25)The address of Vintage Secondary Fund III (Israel) L.P. is 12 Abba Eban Blvd, P.O. Box 2037, Herzliya Pituach 46120, Israel.
(26)The address of Alyeska Master Fund, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-110, Cayman Islands, British West Indies.
(27)Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Global Advantage Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Global Advantage Fund. The address of Baron Global Advantage Fund is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(28)Mr. Ronald Baron has voting and/or investment control over the shares held by Baron International Growth Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron International Growth Fund. The address of Baron International Growth Fund is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(29)Mr. Ronald Baron has voting and/or investment control over the shares held by Baron Opportunity Fund. Mr. Baron disclaims beneficial ownership of the shares held by Baron Opportunity Fund. The address of Baron Opportunity Fund is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(30)The address of Davidoff Group Ltd. is 46 Rothschild Boulevard, Tel Aviv, Israel.
(31)The address of Powhatan & Co., LLC FBO Fidelity Advisor Series I: Fidelity Advisor Equity Growth Fund is P.O. Box 392002, BNY Mellon, Pittsburgh, PA 15230.
(32)The address of Mag & Co fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund is 140 Broadway, c/o Brown Brothers Harriman & Co, Attn: Corporate Actions/Vault, New York, NY 10005.
(33)The address of Booth & Co fbo Fidelity Advisor Series I: Fidelity Advisor Series Equity Growth Fund is 333 South Wabash Ave, 32nd Floor, Attn: Trade Securities Processing, Chicago, IL 60604.
(34)The address of WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund is P.O. Box 5756, State Street Bank & Trust, Attn: WARMWIND + CO fbo Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, Boston, MA 02206.
(35)The address of Mag & Co fbo Fidelity Capital Trust: Fidelity Capital Appreciation Fund is 140 Broadway, c/o Brown Brothers Harriman & Co, Attn: Corporate Actions/Vault, New York, NY 10005.
(36)The address of Mag & Co fbo Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund is 140 Broadway, c/o Brown Brothers Harriman & Co, Attn: Corporate Actions/Vault, New York, NY 10005.
(37)The address of THISBE & CO fbo Fidelity NorthStar Fund - Sub D is P.O. Box 5756, State Street Bank & Trust, Attn: THISBE co fbo Fidelity NorthStar Fund - Sub D, Boston, MA 02206.
(38)The address of THISBE & CO fbo Fidelity U.S. Growth Opportunities Investment Trust is P.O. Box 5756, State Street Bank & Trust, Attn: THISBE co fbo Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC, Boston, MA 02206.
(39)The address of Ghisallo Master Fund LP is 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands, KY 1-9008.
(40)The address of ION Israel Fund Ltd. is Medinat Hayehudim 89, Herzliya, Israel.
(41)The address of Norges Bank Investment Management is Medinat Hayehudim 89, Herzliya, Israel.
(42)The address of ION Tech Fund Ltd. is Medinat Hayehudim 89, Herzliya, Israel.
(43)The address of ION Crossover Partners LP is Medinat Hayehudim 89, Herzliya, Israel.
(44)The address of Israeli Shares Partnership (Harel Insurance) is Abba Hillel 3, P.O. 1951, Ramat Gan 5211802, Israel.
(45)The address of K Invest Globale Aktier II is Kalvebod Brygge 1, 1560 Copenhagen V, Denmark.
(46)The address of Laurion Capital Master Fund Ltd. is c/o Laurion Capital Management LP, 360 Madison Avenue, Suite 1900, New York, NY 10017.
(47)Shares hereby offered consist of (i)1,084 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (ii) 3,311 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iii) 56,307 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (iv) 93,636 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; (v) 39,466 PIPE Shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront; and (vi) 6,196 PIPE Shares held by Luxor Gibraltar, LP - Series 1 ("Luxor Gibraltar") beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Gibraltar. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, Luxor Wavefront, and Luxor Gibraltar. Mr. Leone disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.
(48)MYDA Capital GP, LLC is the general partner of MYDA Advantage, LP. MYDA SPAC Select GP, LLC is the general partner of MYDA SPAC Select, LP. Jason Lieber is the Managing Member of MYDA Capital GP, LLC and the Manager of MYDA SPAC Select GP, LLC, and as such may be deemed to beneficially own the securities held. However, Mr. Lieber disclaims beneficial ownership of these securities. The business address for each of the entities and individual discussed in this footnote is 45 Bayview Avenue, Inwood,
(49)The address of Next Light Fund, LP is 570 Lexington Ave,27th Fl, New York, NY 10022.
(50)The address of Praesidio 11 Limited is 6 Esplanade, St. Helier, Jersey, Channel Islands, JE1 1BX.
(51)The address of Shotfut Menayot Chool Phoenix Amitim is Derech Hashalom 53, Givatayim 5345433, Israel.
(52)The address of The Phoenix Insurance Company Ltd. (nostro) is Derech Hashalom 53, Givatayim, Israel.
(53)The address of RINGOMARSH + CO. FBO Variable Insurance Products Fund III: VIP Dynamic Capital Appreciation Portfolio is State Street Bank & Trust, P.O. Box 5756, Attn: RINGOMARSH + CO. FBO Variable Insurance Products Fund III: VIP Dynamic Capital Appreciation Portfolio, Boston, MA 02206.
(54)The address of Booth & Co., LLC fbo Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio is 333 South Wabash Ave, 32nd Floor, Attn: Trade Securities Processing, Chicago, IL 60604.
(55)The address of Gerlach & CO FBO Variable Insurance Products Fund: VIP Growth Portfolio is Gerlach & Co, IC&D Lock Box, P.O. Box 7247-7057, Philadelphia, PA 19170.
We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares of common stock and warrants.
Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of shares of common stock or warrants registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Amended & Restated Stockholders Agreement
Innovid, Inc. was party to that certain Amended & Restated Stockholders Agreement, dated as of January 7, 2019, by and among Innovid, Inc., Zvika Netter, Tal Chalozin and certain other holders of equity interests of Innovid, Inc. This Agreement was terminated upon the Closing.
Amended & Restated Investors’ Rights Agreement
Innovid, Inc. was party to that certain Amended & Restated Investors’ Rights Agreement, dated as of January 7, 2019, by and among Innovid, Inc., Genesis Partners III L.P., Goldman Sachs & Co. LLC, Sequoia Capital Israel IV Holdings L.P., Lauderdale GmbH & Co. KG, NewSpring Growth Capital III, L.P., Zvika Netter, Tal Chalozin, Vintage Venture Partners III (Israel) L.P., Vintage Investment Partners V (Cayman) L.P., Vintage Investment Partners VI (Cayman) L.P., Vintage Venture Partners III (Cayman) L.P., Vintage Investment Partners VI (Israel) L.P., Vintage Investment Partners V (Israel) L.P. and other stockholder parties thereto. and certain other parties thereto. This agreement terminated upon the Closing.
Promissory Note
In April 2021, the Innovid Board approved the entry into of that certain Secured Full Recourse Promissory Note in the total aggregate amount of $1,199,250, with Mr. Zvika Netter, and Mr. Tal Chalozin (the “Founders Promissory Note”). On June 7, 2021, Innovid granted Mr. Netter a loan in the amount of $1,076,250 pursuant to the Founder Promissory Note (“Zvika Netter Loan”). On June 23, 2021, Innovid granted Mr. Chalozin a loan in the amount of $123,000 pursuant to the Found Promissory Note (the “Tal Chalozin Loan”) The Founders Promissory Note was forgiven in November 2021. $740,000 of the Founders Promissory Note principal amount was used to exercise fully vested options held by the founders on the date of the grant of the Founders Promissory Note and the remainder in the amount of $459,000 was used for other purposes. For additional information, see the unaudited condensed financial statements included elsewhere in this prospectus.
Series F Preferred Stock Purchase Agreement
On January 7, 2019, Innovid, Inc. entered into that certain Series F Preferred Stock Purchase Agreement, by and among Innovid, Inc. and Goldman Sachs & Co. LLC, pursuant to which Goldman Sachs & Co. LLC purchased 9,628,964 shares of Series F Preferred Stock for an aggregate of $30,000,000. Innovid, Inc. remains subject to certain representations and warranties pursuant to such agreement.
Sequoia Management Rights Letter
On August 4, 2011, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Sequoia Capital Israel IV Holdings LLP. This agreement terminated upon the Closing.
Lauderdale GMBH Management Rights Letter
On July 28, 2014, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc., as assigned to Lauderdale GmbH & Co. KG on April 12, 2018. This agreement terminated upon the Closing.
Vintage Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and among Innovid, Inc., Vintage Venture Partners III (Cayman), L.P., Vintage Venture Partners III (Israel), L.P., Vintage Investment Partners V (Cayman), L.P., Vintage Investment Partners (Israel), L.P., Vintage Investment Partners VI (Cayman), L.P. and Vintage Investment Partners VI (Israel), L.P. This agreement terminated upon the Closing.
Genesis Partners Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Genesis Partners II L.P. This agreement terminated upon the Closing.

NewSpring Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and NewSpring Growth Capital III, L.P. This agreement terminated upon the Closing.
Goldman Management Rights Letter
On January 7, 2019, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Goldman Sachs & Co. LLC. This agreement terminated upon the Closing.
SSIG Grant
In May 2020, the Company received $0.5 million from Special Situations Investing Group II, LLC (“SSIG”), related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. It was treated as capital contribution for accounting purposes.
Director and Officer Indemnification
The current Innovid organizational documents and the indemnification agreements with current directors and officers provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by DGCL, subject to customary exceptions. Innovid Corp. has entered into new indemnification agreements for each director of the Board and officer of Innovid Corp. See the section titled “Description of Our Securities—Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law—Limitations on Liability and Indemnification of Officers and Director.”
Secondary Sale Transactions
Certain existing equity holders of Innovid, including members of management, participated in the Secondary Sale Transactions. The primary purpose of the Secondary Sale Transactions was to provide liquidity to existing Innovid equity holders. The amount of proceeds allocated by the board to the Secondary Sale Transactions was approximately $68.9 million.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into pursuant to the Merger Agreement. The agreements described in this section, or forms of such agreements as they were in effect substantially concurrently with the completion of the Transaction, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
Investor Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, Innovid, ION and certain Innovid stockholders entered into company stockholder support agreements (“Innovid Equity Holders Support Agreements”), pursuant to which each of those Innovid stockholders generally agreed, among other things, to:
a.vote all shares of common stock and preferred stock (all such shares, “Innovid Covered Shares”) that it owns, in favor of the Business Combination;
b.appear at any Innovid stockholder meeting to establish a quorum;
c.vote (or execute and return an action by written consent, and cause such consent to be granted with respect to) all Innovid Covered Shares against any other business combination transaction other than the Business Combination contemplated by the Merger Agreement or any other action or agreement that would reasonably be expected to materially frustrate the purposes of, impede or adversely affect, or delay the Transaction, or result in a breach of any covenant, representation, or warranty of Innovid or such Innovid stockholder under the Merger Agreement or cause certain conditions to closing set forth in the Merger Agreement to not be fulfilled and against any change in business, management or board of directors of Innovid or any recapitalization, reorganization, liquidation or winding up of Innovid (other than in connection with the Business Combination); and

d.not redeem any Innovid Covered Shares in connection with the approval of the Transaction by the stockholders of Innovid.
The Innovid Equity Holders Support Agreement entered into with Special Situations Investing Group II, LLC, which is a related party of one of the investors (the “Additional Stockholder Support Agreement”) further provides for:
a.a limited right to terminate the agreement in the case of a material modification, amendment, or waiver of the Merger Agreement that reduced or altered the consideration payable to such Innovid stockholder, violated the termination provisions in the Merger Agreement, was adverse to such Innovid stockholder (or its Innovid Covered Shares) relative to other Innovid stockholders (or the Innovid Covered Shares held by such other Innovid stockholders), or resulted in the consummation of the Business Combination even if there was less than $250,000,000 of Available Cash as of the Closing;
b.certain rights to receive an allocation schedule setting forth the consideration payable to such Innovid stockholder;
c.restrictions on certain amendments to the Merger Agreement that has any of the effects described above as it relates to such Innovid stockholder (or its Innovid Covered Shares); and
d.rights to secondary sale amounts in favor of such Innovid stockholder or in accordance with a mutually agreed upon schedule attached to the Additional Stockholder Support Agreement based on the Available Cash.
The Innovid Equity Holders Support Agreements also provide that the equity securities of ION held by such Innovid stockholders immediately following the consummation of the Closing will be locked-up for the earlier of (i) one hundred eighty (180) days after the Closing Date; or (ii) the Lock-Up Termination Date (as defined above) except that the Additional Stockholder Support Agreement provides for a lock-up period solely of one hundred eighty (180) days following the Closing Date. The lock-up obligations in the Innovid Equity Holders Support Agreements described above are subject to certain customary exceptions (including transfer to any affiliates). Further, Innovid and the Innovid stockholders that are parties to the Innovid Equity Holders Support Agreements generally agreed not to solicit or engage in discussions or negotiations or other agreement concerning any alternative business transaction (other than the Business Combination).
The foregoing descriptions of the Innovid Equity Holders Support Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the applicable Innovid Equity Holders Support Agreements.
Rights Agreement
See the section titled “Description of Our Securities—Investor Registration Rights.”
Innovid Corp. ESPP
See the section titled “Executive Compensation—Description of the Material Terms of the ESPP.”
Innovid Corp. Incentive Plan
See the section titled “Executive Compensation—Description of the Material Terms of the Incentive Plan.”
Secondary Purchase and Sale Agreement
At the Closing, immediately prior to the First Merger, ION purchased from certain Innovid stockholders in accordance with a share purchase agreement (the “Secondary Purchase and Sale Agreement”), an aggregate amount of shares of common stock of Innovid equal to the Secondary Sale Amount. The Secondary Purchase and Sale Agreement includes certain customary representations and warranties.
Statement of Policy Regarding Transactions with Related Persons
The Company has adopted a formal written policy providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to certain exceptions. For more information, see the section titled “Management—Related Person Policy of the Company”.
Indemnification of Directors and Officers
The Bylaws provide that the Company is required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of ION’s or Innovid’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

DESCRIPTION OF OUR SECURITIES
Authorized and Outstanding Stock
The Certificate of Incorporation authorizes the issuance of 500,500,000 shares, consisting of:
•500,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”); and
•500,000,000 shares of Common Stock, par value $0.0001 per share (“common stock”).
Common Stock
As of the date of Closing, there were 118,941,618 shares of our common stock outstanding. All shares of our common stock are fully paid and non-assessable.
Voting rights. Each holder of our common stock is entitled to one vote for each share of our common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of our common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section titled “Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law—Supermajority Provisions” for the list of matters of the Company that will require approval of a supermajority of the then outstanding shares of the Company’s stock.
Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available for such purposes.
Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of our preferred stock or any class or series of stock having a preference over our common stock, then outstanding, if any.
Other rights. The holders of our common stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock may issue in the future.
Preferred Stock
As of the date of this prospectus, no shares of preferred stock have been issued or are outstanding. The Certificate of Incorporation authorizes the Board to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, Redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock of the Company at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on February 16, 2022, provided that we have an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the applicable Warrant

Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock of the Company. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after November 30, 2021, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any common shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a common share of the Company upon exercise of a warrant unless the common share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
If a registration statement covering the common shares issuable upon exercise of the warrants is not effective by the 60th business day after November 30, 2021, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Notwithstanding the above, if our common shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per common share equals or exceeds $18.00.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
• in whole and not in part;
• at a price of $0.01 per warrant;
• upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
• if, and only if, the closing price of the Company’s common shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Company’s common shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per common share equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
• in whole and not in part;
• at a price of $0.10 per warrant;
• upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our common shares except as otherwise described below; and
• if, and only if, the closing price of our common shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.
Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of common shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our common shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our common shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “ Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “ Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Common Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361

27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of common shares of the Company to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our common shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 common shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our common shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 common shares of the Company for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Company common shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Company common shares.
This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Company common shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Company common shares are trading at or above $10.00 per public share, which may be at a time when the trading price of our Company common shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ Redemption of warrants when the price per common share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Company’s common shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Company’s common shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Company common shares than they would have received if they had chosen to wait to exercise their warrants for Company common shares if and when such common shares were trading at a price higher than the exercise price of $11.50.
No fractional Company common shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number the number of Company common shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Company common shares pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.
Redemption procedures.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Company common shares outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding Company common shares is increased by a share capitalization payable in Company common shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Company common shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common shares. A rights offering made to all or substantially all holders of common shares entitling holders to purchase Company common shares at a price less than the fair market value will be deemed a share capitalization of a number of Company common shares equal to the product of (i) the number of Company common shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Company common shares) and (ii) one minus the quotient of (x) the price per Company common share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Company common shares, in determining the price payable for Company common shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Company common shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Company common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of all or substantially all Company common shares on account of such Company common shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Company common shares in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Company common share in respect of such event.
If the number of outstanding Company common shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Company common shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Company common shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Company common shares.
Whenever the number of Company common shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Company common shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Company common shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Company common shares (other than those described above or that solely affects the par value of such Company common shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Company common shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Company common shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Company common shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Company common shares in such a transaction is payable in the form of Company common shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on common shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Company common shares. After the issuance Company common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Private Placement Warrants
The private placement warrants (including the Company common shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days following November 30, 2021 (except pursuant to certain limited exception) and they will not be redeemable by us so long as they are held by our sponsor, members of our sponsor or their permitted transferees. The sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Company common shares equal to the quotient obtained by dividing (x) the product of the number of Company common shares underlying the warrants, multiplied by the excess of the “fair market value” of the Company common shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Company common shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited.
Dividends
The payment of future dividends on the shares of our common stock will depend on the financial condition of the Company and be subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.
In addition, Innovid is generally prohibited under Delaware law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Innovid (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Innovid are generally subject to similar legal limitations on their ability to make distributions to Innovid.
Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law
The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our common stock. The Certificate of Incorporation provides that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of our preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Corporation in the manner forth in Section 228 of the DGCL.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as our common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies
The Certificate of Incorporation provides that the Board will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Board. Upon adoption of the Certificate of Incorporation, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Board.
In addition, the Certificate of Incorporation provides that any vacancy on the Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of our preferred stock.
Quorum
The Bylaws provide that at any meeting of the Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.
General Stockholder Meetings
The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be June 8, 2021). The Bylaws allow the Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Certificate of Incorporation and the Bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Certificate of Incorporation, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of a majority of at least 66 2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provision regarding the Board being authorized to amend the Bylaws without a stockholder vote;
•the provisions providing for a classified Board (the election and term of directors);
•the provisions regarding filling vacancies on the Board and newly created directorships;
•the provisions regarding resignation and removal of directors;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding exclusivity of forum; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company (a) arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws or any of their provisions, (v) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act or any other claims for which United States federal courts have exclusive jurisdiction.

Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to directors, principals, officers, employees, equityholders and other representatives of Sponsor and ICE, or the Company’s non-employee directors or his or her affiliates. The Certificate of Incorporation also provides that, to the fullest extent permitted by law, none of directors, principals, officers, employees, equityholders and other representatives of Sponsor and Innovid or the Company’s non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates will engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that directors, principals, officers, employees, equityholders and other representatives of Sponsor and Innovid or any of the Company’s non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself and the Company or its affiliates or stockholders, will not be liable to the Company or its stockholders or to any affiliates of the Company for breach of any duty as a stockholder, director or officer of the Company solely by reason of the fact that such person pursues or acquires such corporate opportunity of itself, himself or herself, or offers or directs such corporate opportunity to another person or does not present such corporate opportunity to the Company or any of its affiliates or stockholders. The Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. No business opportunity will be deemed to be a potential corporate opportunity for the Company unless (x) it would be permitted to undertake the opportunity, financially, legally and contractually, (y) the opportunity would be in line with the Company’s business or (z) the opportunity is one in which the Company has interest or reasonable expectancy.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from his or her actions as a director.
The Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is currently no pending material litigation or proceeding involving any of the ION’s or Innovid’s respective directors, officers or employees for which indemnification is sought.
Investor Registration Rights
The Company has entered into an Investor Rights Agreement, a form of which is incorporated by reference in this prospectus with ION and the other Innovid Equity Holders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any) pursuant to which such parties will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. This Investor Rights Agreement terminated and replaced the investor rights agreement entered into by ION with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of the ION IPO. In addition, in connection with the PIPE Investment, we agreed to file a registration statement covering the shares purchased by the PIPE Investors.
Transfer Agent and Registrar
The Transfer Agent and registrar for the shares of our common stock is Continental Stock Transfer & Trust Company.
Listing
Our common stock and warrants are listed under the symbols “CTV” and “CTV.WS”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF INNOVID SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a Person who has beneficially owned restricted common stock or warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (b) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of our common stock then outstanding (as of the date of Closing, Innovid had 118,941,618 shares outstanding); or
•the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.
Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION
This prospectus relates to from time to time (i) the resale of an aggregate of 86,321,962 common stock, of Innovid, issued in connection with the Merger by certain of the selling shareholders named in this prospectus, (ii) the resale of 20,000,000 shares of common stock issued in the PIPE Financing by certain of the Selling Shareholders, (iii) the resale of 2,227,482 shares of common stock reserved for issuance upon the exercise of options to purchase common stock and (iv) the resale of 7,060,000 warrants to purchase common stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Stockholders.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Stockholders covered by this prospectus may be offered and sold from time to time by the Selling Stockholders. The term “Selling Stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Stockholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Stockholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the applicable exchange;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.
To the extent required, the shares of common stock to be sold to PIPE Investors (the “PIPE Shares”), the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In connection with the sale of the PIPE Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the PIPE shares short and deliver these securities to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS
Latham & Watkins LLP, New York, New York has passed upon the validity of the securities of Innovid offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Innovid, Inc. as of and for the years ended December 31, 2020 and 2019, included in this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of ION Acquisition Corp 2 Ltd. as of December 31, 2020 and for the period from November 23, 2020 (inception) through December 31, 2020 included in this prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.innovid.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Page

ION ACQUISITION CORP 2 LTD. — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-1

Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 2021 (Unaudited)	F-3

Condensed Consolidated Statement of Changes in Shareholders’ Equity for the three and nine months ended September 30, 2021 (Unaudited)	F-4
Condensed Consolidated Statement of Cash Flows for the nine months ended September 30, 2021 (Unaudited)	F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6
ION ACQUISITION CORP 2 LTD. — AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-26

Consolidated Balance Sheet as of December 31, 2020	F-28

Consolidated Statement of Operations for the Period from November 23, 2020 (Inception) through December 31, 2020	F-29

Statement of Changes in Shareholders’ Equity for the Period from November 23, 2020 (Inception) through December 31, 2020	F-30

Consolidated Statement of Cash Flows for the Period from November 23, 2020 (Inception) through December 31, 2020	F-31

Notes to Consolidated Financial Statements	F-32

ION ACQUISITION CORP 2 LTD. — AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-41
Consolidated Balance Sheet as of February 16, 2021	F-42
Notes to Financial Statements	F-43
INNOVID, INC. — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-57

Condensed Consolidated Statements of Operations for the six months ended June 30, 2021 (Unaudited) and 2020 (Unaudited)	F-59

Condensed Statements of Changes in Temporary Equity and Stockholders’ Deficit for the periods from January 1, 2021 through June 30, 2021 (Unaudited) and from January 1, 2020 through June 30, 2020 (Unaudited)
F-60

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 (Unaudited) and 2020 (Unaudited)	F-61

Notes to Condensed Consolidated Financial Statements	F-62
INNOVID, INC. — AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors	F-76

Consolidated Balance Sheets as of December 31, 2020 and 2019	F-77

Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-78

Statements of Changes in Temporary Equity and Stockholders’ Deficit for the Period from January 1, 2019 through December 31, 2020	F-79

Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-80

Notes to Consolidated Financial Statements	F-81
ION ACQUISITION CORP 2 LTD. and its Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2021	DECEMBER 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$184,007	$—
Prepaid expenses and other current asset	525,677	—
Total Current Assets	709,684	—

Deferred offering costs	—	165,778
Cash and marketable securities held in Trust Account	253,042,565	—
Total Assets	$253,752,249	$165,778

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,230,476	$—
Accrued offering costs	318,589	140,778
Promissory note - related party	—	5,000
Total Current Liabilities	3,549,065	145,778

Warrant Liabilities	29,639,725	—
Deferred underwriting fee payable	8,855,000	—
Total Liabilities	42,043,790	145,778

Commitments
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 25,300,000 and no shares subject to redemption at $10.00 per share as of September 30, 2021 and December 31, 2020, respectively	253,000,000	—

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,325,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	633	633
Additional paid-in capital	—	24,367
Accumulated deficit	(41,292,174)	(5,000)
Total Shareholders’ (Deficit) Equity	(41,291,541)	20,000
Total Liabilities and Shareholders’ (Deficit) Equity	$253,752,249	$165,778
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2021	Nine months Ended September 30, 2021
Operating costs	$3,716,611	$4,336,231
Loss from operations	$(3,716,611)	(4,336,231)

Other income:
Interest income on marketable securities held in Trust Account	17,595	42,687
Unrealized loss on marketable securities held in Trust Account	(122)	(122)
Transactions costs attributed to warrants liabilities	—	(299,770)
Change in fair value of the Warrant Liabilities	2,150,500	425,349
Other income, net	2,167,973	168,144

Net income loss	$(1,548,638)	$(4,168,087)
Weighted average shares outstanding, of Class A ordinary shares	25,300,000	20,944,322
Basic and diluted net income (loss) per Class A ordinary shares	$(0.05)	$1.62
Weighted average shares outstanding of Class B ordinary shares	6,325,000	6,182,967
Basic and diluted net (loss) per Class B ordinary shares	-0.05	-0.15
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(Unaudited) (RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ (Deficit)
	Shares	Amount	Shares	Amount
Balance - January 1, 2021	—	$—	6,325,000	$633	$24,367	$(5,000)	$20,000

Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(24,367)	(37,119,087)	(37,143,454)

Net loss	—	—	—	—	—	(1,880,581)	(1,880,581)
Balance - March 31, 2021	—	$—	6,325,000	$633	$—	$(39,004,668)	$(39,004,035)

Net loss	—	—	—	—	—	(738,868)	(738,868)
Balance - June 30, 2021	—	—	6,325,000	633	—	(39,743,536)	(39,742,903)

Net loss	—	—	—	—	—	(1,548,638)	(1,548,638)
Balance - September 30, 2021	—	$—	6,325,000	$633	$—	$(41,292,174)	$(41,291,541)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(4,168,087)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(42,687)
Unrealized loss on marketable securities held in Trust Account	122
Transactions costs attributed to warrants liabilities	299,770
Change in fair value of the Warrant Liabilities	(425,349)
Changes in operating assets and liabilities:
Prepaid expenses and other current asset	(525,677)
Accounts payable and accrued expenses	3,230,476
Net cash used in operating activities	$(1,631,432)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(253,000,000)
Net cash used in investing activities	(253,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of issuance costs	247,940,000
Proceeds from sale of Private Placement Warrants	7,060,000
Proceeds from promissory note - related party	70,000
Repayment of promissory note - related party	(75,000)
Payment of offering costs	(179,561)
Net cash provided by financing activities	254,815,439

Net Change in Cash and cash equivalents	184,007
Cash and cash equivalents Beginning	—
Cash and cash equivalents Ending	$184,007

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$318,589
Initial classification of Class A ordinary shares subject to possible redemption	$253,000,000
Deferred underwriting fee payable	$8,855,000
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 2 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company has two direct, wholly owned subsidiaries: Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company.
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through September 30, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for the Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 10, 2021. On February 16, 2021, the Company consummated the Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) and one-eighth of one redeemable warrant included in the Units sold (the “Public Warrant”), which gives effect to the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 2, LP (the “Sponsor”), generating gross proceeds of $7,060,000, which is described in Note 5.
Transaction costs amounted to $14,438,150, consisting of $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs.
Following the closing of the Initial Public Offering on February 16, 2021, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company's management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully affect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.
The Public Shareholders will be entitled to redeem their Public Shares, for an amount equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. Such amount is initially $10.00 per Public Share. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). The Class A ordinary shares that are subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company decides not to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 7) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
The Company will have until February 16, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”). (See Note 7).
NOTE 2: RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined it should restate its previously reported financial statements. The Company determined that it had improperly valued its Class A ordinary shares subject to possible redemption at the closing of the Company’s Initial Public Offering . The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share, while also taking into

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A ordinary shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impact was material to previously presented financial statements. As a result, the Company restated its previously filed financial statements to present all redeemable Class A ordinary shares as temporary equity and to recognized accretion from the initial book value to redemption value at the time of its Initial Public Offering. As a result, management has noted an adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.
In connection with the change in presentation for the Class A ordinary shares subject to redemption, the Company also restated its net loss per ordinary share calculation. In order to determine the net income (loss) attributable to both the redeemable Class A ordinary shares and the non-redeemable Class B shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the redeemable ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.
There has been no change in the Company’s total assets, liabilities or operating results.
The impact of the restatement on the Company’s financial statements is reflected in the following table.

Balance Sheet as of February 16, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Class A ordinary shares subject to possible redemption	$210,576,766	$42,423,234	$253,000,000
Class A ordinary shares	$424	$(424)	$—
Additional paid-in capital	$5,303,723	$(5,303,723)	$—
Accumulated deficit	$(304,770)	$(37,119,087)	$(37,423,857)
Total Shareholders’ Equity (Deficit)	$5,000,010	$(42,423,234)	$(37,423,224)

Balance Sheet as of March 31, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Class A ordinary shares subject to possible redemption	$208,995,955	$44,004,045	$253,000,000
Class A ordinary shares	$440	$(440)	$—
Additional paid-in capital	$6,884,518	$(6,884,518)	$—
Accumulated deficit	$(1,885,581)	$(37,119,087)	$(39,004,668)
Total Shareholders’ Equity (Deficit)	$5,000,010	$(44,004,045)	$(39,004,035)

Balance Sheet as of June 30, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Class A ordinary shares subject to possible redemption	$208,257,092	$44,742,908	$253,000,000
Class A ordinary shares	$448	$(448)	$—
Additional paid-in capital	$7,623,373	$(7,623,373)	$—
Accumulated deficit	$(2,624,449)	$(37,119,087)	$(39,743,536)
Total Shareholders’ Equity (Deficit)	$5,000,005	$(44,742,908)	$(39,742,903)

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021

Statements of Operations For the Three months ended March 31, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding, Class A ordinary shares (redeemable)		$12,087,778	$12,087,778
Basic and diluted net income per Class A ordinary shares (redeemable)		$2.97	$2.97
Weighted average shares outstanding, Class B ordinary shares (non redeemable)	$7,921,054	$(2,026,887)	$5,894,167
Basic and diluted net loss per Class B ordinary shares (non redeemable)	$(0.24)	$0.14	$(0.10)

Statements of Operations For the Three months ending June 30, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding, Class A ordinary shares (redeemable)		$25,300,000	$25,300,000
Basic and diluted net loss per Class A ordinary shares (redeemable)		$(0.02)	$(0.02)
Weighted average shares outstanding, Class B ordinary shares (non redeemable)	$10,726,807	$(4,401,807)	$6,325,000
Basic and diluted net loss per Class B ordinary shares (non redeemable)	$(0.07)	$0.05	$(0.02)

Statement of Operations For the Six months ended June 30, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Weighted average shares outstanding, Class A ordinary shares (redeemable)		$18,730,387	$18,730,387
Basic and diluted net income per Class A ordinary shares (redeemable)		$1.88	$1.88
Weighted average shares outstanding, Class B ordinary shares (non redeemable)	$9,386,872	$(3,276,099)	$6,110,773
Basic and diluted net loss per Class B ordinary shares (non redeemable)	(0.28)	0.17	(0.11)
*The “as previously reported” weighted average shares outstanding and basic and diluted net loss per share included Class B shares and Class A shares that were classified to equity.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021

Statement of Changes in Shareholders’ (Deficit) Equity for the Three Months ended March 31, 2021 (unaudited)	As Previously Reported	Adjustment	As Restated
Sale of 25,300,000 Class A shares, $0.0001 par value; 500,000,000 shares authorized; 25,300,000 shares subject to redemption, net of underwriting discounts and offering costs	$208,796,106	$(208,796,106)	$—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,325,000 shares issued and outstanding	$633	$—	$633
Sale of 7,060,000 Private Placement Warrants	$7,060,000	$(7,060,000)	$—
Class A ordinary shares subject to possible redemption	$(208,995,515)	$208,995,515	$—
Accretion for Class A ordinary shares subject to redemption amount	$—	$(37,143,454)	$(37,143,454)
Additional paid-in capital	$6,884,518	$(6,884,518)	$—
Accumulated deficit	$(1,885,581)	$(37,119,087)	$(39,004,668)
Total Shareholders’ Equity (Deficit)	$5,000,010	$(44,004,045)	$(39,004,035)

Statement of Changes in Shareholders’ (Deficit) Equity for the Three Months ended June 30, 2021 (unaudited)
Class A ordinary shares subject to possible redemption	$738,863	$(738,863)	$—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 6,325,000 shares issued and outstanding	$633	$—	$633
Additional paid-in capital	$7,623,373	$(7,623,373)	$—
Accumulated deficit	$(2,624,449)	$(37,119,087)	$(39,743,536)
Total Shareholders’ Equity (Deficit)	$5,000,005	$(44,742,908)	$(39,742,903)

Statement of Cash Flows for the Period from January 1, 2021 through March 31, 2021, Non-Cash Investing and Financing Activities (unaudited)
Initial classification of Class A ordinary shares subject to possible redemption	$—	$253,000,000	$253,000,000

Statement of Cash Flows for the Six Months Ended June 30, 2021, Non-Cash Investing and Financing Activities (unaudited)
Initial classification of Class A ordinary shares subject to possible redemption	$240,641,840	$12,358,160	$253,000,000
Change in value of Class A ordinary shares subject to redemption	$(32,384,748)	$32,384,748	$—
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.
In management’s opinion, the Company has made all adjustments (consisting only of normal, recurring adjustments, except as otherwise indicated) necessary to fairly present its financial position, results of operations and cash flows. The Company’s interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. These financial statements and accompanying notes

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
should be read in conjunction with the 2020 financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 filed with the SEC on March 29, 2021 (the “2020 Form 10-K”). There have been no changes in the significant accounting policies from those that were disclosed in the audited financial statements for the fiscal year ended December 31, 2020 included in the 2020 Form 10-K, unless otherwise stated.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term deposits with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2021, and December 31, 2020, the Company did not have any cash equivalents.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheets date that were directly related to the Initial Public Offering. On February 16, 2021, offering costs amounting to

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
$14,438,150 were charged to shareholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of September 30, 2021, there were $8,855,000 of deferred offering costs recorded in the accompanying balance sheets.
Marketable Securities Held in Trust Account
At September 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Warrants liability
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 8) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At September 30, 2021 and December 31, 2020, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$253,000,000
Less:
Proceeds allocated to Public and Private Warrants	$(30,065,074)
Class A ordinary shares issuance costs	$(14,138,380)
Plus:
Proceeds received from issuance of Private Warrants	$7,060,000
Accretion of carrying value to redemption value	$37,143,454
Class A ordinary shares subject to possible redemption	$253,000,000

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The condensed consolidated statements of operations include a presentation of income (loss) per redeemable Class A ordinary share and income (loss) per non-redeemable Class B ordinary share following the two-class method of income (loss) per share. In order to determine the net income (loss) attributable to both the redeemable Class A ordinary shares and the non-redeemable Class B ordinary shares, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the Class A ordinary shares subject to possible redemption was considered to be dividends paid to the public shareholders.
The following tables reflect the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net loss	$ (1,238,910)	$(309,728)	$(3,218,079)	$(950,008)
Accretion of temporary equity to redemption value			$37,143,454
Allocation of net income (loss), as adjusted	$ (1,238,910)	$(309,728)	$33,925,375	$(950,008)
Denominator:
Basic and diluted weighted average shares outstanding	$25,300,000	$6,325,000	$20,944,322	$6,182,967

Basic and diluted net income (loss) per ordinary share	$(0.05)	$(0.05)	$1.62	$(0.15)
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Level 3:Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 10 for additional information on assets and liabilities measured at fair value.
The fair value of the Company’s assets and liabilities, other than the warrants liability described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. As of September 30, 2021 and February 16, 2021, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.
NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which gives effect to the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,060,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,060,000 in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering which are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included up to 825,000 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On December 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of September 30, 2021 and the completion of the Initial Public Offering. As of February 16, 2021, there was $5,000 outstanding under the Promissory Note, which was subsequently repaid in full during the three months ended March 31, 2021.
Administrative Services Agreement
The Company entered into an agreement commencing on February 10, 2021, pursuant to which it agreed to pay the Sponsor up to $10,000 per month for office space, utilities and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended September 30, 2021, and the period from February 16, 2021 through September 30, 2021 the Company incurred $30,000 and $70,000, respectively, in fees for these services. As of September 30, 2021 $10,000 is included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.
Forward Purchase Agreements
The Company entered into forward purchase agreements on January 26, 2021, pursuant to which the forward purchase investors agreed to purchase 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination (the “Forward Purchase Shares”). Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The Forward Purchase Shares will be identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the Forward Purchase Shares. The proceeds from the sale of the Forward Purchase Shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases will be required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The Forward Purchase Shares will be issued only in connection with the closing of a Business Combination. As of September 30, 2021 as a result of the merger agreement with Innovid the forward purchase agreement is no longer applicable which is described in Note 7.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2021, there were no Working Capital Loans.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 10, 2021, the holders of the Founder Shares, Forward Purchase Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Merger Agreement
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”).
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Company will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the consummation of the Mergers (as defined below) (the “Closing”), and Merger Sub 1 will merge with and into Innovid (the “First Merger” and, the effective time of such First Merger, the “First Effective Time”), with Innovid continuing as the surviving company of the First Merger (the “Surviving Corporation”). The Surviving Corporation will then merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”; the effective time of such Second Merger, the “Second Effective Time”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and the Company will change its name to “Innovid Corp.” (the “Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Surviving Entity will remain a direct, wholly-owned subsidiary of the Company. The Merger Agreement and the Transactions have been approved by the board of directors of each of the Company and Innovid.
Pursuant to the Merger Agreement, immediately prior to the Domestication, each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company will be automatically converted, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of the Company in accordance with the terms of the Company’s organizational documents. Immediately following such conversion, upon the Domestication, (i) each then issued and outstanding Company Class A Share will automatically be converted, on a one-for-one basis, into a share of common stock of the Company (after the Domestication) (“the Company Domesticated Common Stock”), (ii) each issued and outstanding warrant to purchase one (1) the Company Class A Share at a price of $11.50 per share (“the Company Warrants”) will automatically be converted into one corresponding warrant to acquire one (1) share of the Company Domesticated Common Stock (“the Company Domesticated Warrant”) and (iii) each then issued and outstanding unit representing one (1) Company Class A Share and one-eighth (1/8) of an the Company Warrant will be automatically converted into one (1) unit of the Company (after the Domestication) representing one (1) Company Domesticated Common Stock and one-eighth (1/8) of an the Company Domesticated Warrant. No fractional Company Domesticated Warrants will be issued in connection with such conversion such that if a holder of such units would be entitled to receive a fractional Domesticated Acquiror Warrant, the number of Domesticated Acquiror Warrants to be issued to such holder upon such conversion will be rounded down to the nearest whole number of Domesticated Acquiror Warrants.
The Transactions are targeted to be consummated in the fourth quarter of 2021, after receipt of the required approval by the shareholders of the Company (the “the Company Shareholder Approval”)the required approval by the stockholders of Innovid (the “Innovid Stockholder Approval”) and the fulfillment of certain other terms and conditions set forth in the Merger Agreement.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to efforts to satisfy conditions to the consummation of the Transactions and for Innovid to conduct its business in the ordinary course through the Closing subject to certain restrictions, including to prevent leakage. The Merger Agreement also contains additional covenants of the parties, including, among others, (i) a covenant providing for the Company and Innovid to cooperate in the preparation of the Registration Statement on Form S-4 required to be prepared in connection with the Merger (the “Registration Statement”), (ii) covenants requiring the Company to duly call and give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable following the date that the Registration Statement is declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act” and, such effective date, the “Registration Statement Effective Date”), and in any event, within thirty (30) Business Days after the Registration Statement Effective Date, (iii) covenants requiring the board of

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
directors of the Company to recommend to the shareholders of the Company the adoption and approval of the the Company transaction proposals contemplated by the Merger Agreement; (iv) covenants requiring the board of directors of the Company to recommend to the shareholders of the Company the adoption and approval of the the Company transaction proposals contemplated by the Merger Agreement; and (v) covenants prohibiting the Company and Innovid from, among other things, directly or indirectly, soliciting, initiating, entering into or continuing discussions, negotiations or transactions with, or encouraging or responding to any inquiries or proposals by, or providing any information to, any person concerning, any alternative business combination. The board of directors of the Company would be entitled to change its recommendation to the Company’s shareholders under certain circumstances unrelated to an alternative business combination, including after compliance with certain procedural requirements.
The Merger Agreement also includes certain covenants in respect of director and officer indemnification coverage, including obtaining “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions of current and former directors, officers, and employees of the Company, the Company, and each of their respective subsidiaries occurring prior to the First Effective Time.
Conditions to Closing
In addition, the consummation of the Transactions is conditioned upon the satisfaction of certain customary closing conditions, including among other things:
•the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•receipt of the Innovid Stockholder Approval and the Company Shareholder Approval;
•the Company having at least $5,000,001 of net tangible assets immediately after the First Effective Time;
•the absence of any provision of any applicable legal requirement and any temporary, preliminary or permanent restraining order prohibiting, enjoining or making illegal the consummation of the Transactions;
•the approval for listing on the NYSE of the Company Domesticated Common Stock to be issued in connection with the Closing, subject only to official notice of issuance thereof; and
•effectiveness of the Registration Statement in accordance with the provisions of the Securities Act, the absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement, and the absence of any proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending.
The obligation of Innovid to consummate the Transactions are also conditioned upon, among other things:
•the accuracy of the representations and warranties of the Company (subject to certain materiality standards set forth in the Merger Agreement);
•material compliance by the Company with its pre-closing covenants and agreements;
•delivery of an executed Investor Rights Agreement;
•the freely usable cash contained in the Company’s trust account (after giving effect to the Company shareholder redemptions and the payment of deferred underwriting commissions and taxes), together with the aggregate amount of proceeds from the PIPE Investment (as defined below) funded and remaining with the Company (“Available Closing Cash”) equaling or exceeding $250,000,000 (“Minimum Cash Condition”);
•delivery to Innovid of written resignations of certain officers and directors of the Company; and
•consummation of the Domestication in accordance with the Merger Agreement.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
The obligations of the Company and the Merger Subs to consummate the Transactions are also conditioned upon, among other things:
•the accuracy of the representations and warranties of Innovid (subject to certain materiality standards set forth in the Merger Agreement);
•material compliance by Innovid with its pre-closing covenants and agreements; and
•the absence of any change, event, state of facts, development or occurrence since the date of the Merger Agreement that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, financial conditions, or results of operations of Innovid (subject to certain customary exceptions).
Termination
The Merger Agreement may be terminated:
•by mutual written consent of the Company and Innovid;
•by either the Company or Innovid, if the First Effective Time has not occurred by 11:59 p.m., New York City time, on December 24, 2021 (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to November 30, 2021, the Termination Date shall be automatically extended to February 24, 2022; provided, further, that the right to terminate the Merger Agreement will not be available to any Party whose material breach of any provision of therein caused or resulted in the failure of the First Merger to be consummated by such time;
•by either the Company or Innovid, if a governmental entity has issued an order or decree or has taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which order, decree or other action is final and non-appealable;
•by either the Company or Innovid, if, the Company fails to obtain the Company Shareholder Approval upon vote taken thereon at the Company shareholder meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);
•by Innovid, if the Company has breached or failed to perform any of its covenants or representations and warranties or other agreements contained in the Merger Agreement in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement;
•by the Company, if Innovid has breached or failed to perform any of its covenants or representations and warranties or other agreements contained in the Merger Agreement in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement; or
•by the Company, by written notice to Innovid, if the Innovid Stockholder Approval has not have been obtained within five (5) Business Days after the Registration Statement Effective Date, except that the Company will have no right to terminate at any time following the delivery to the Company or its representatives on its behalf of the Innovid Stockholder Approval, even if the Innovid Stockholder Approval is delivered following such five (5) Business Days period after the Registration Statement Effective Date.
Subscription Agreements
In connection with the of the Merger Agreement, the Company entered into certain subscription agreements, each dated June 24, 2021 (the “Subscription Agreements”), with certain accredited and institutional investors, pursuant to which such investors have subscribed to purchase an aggregate of 15,000,000 shares of the Company Class A Common Stock (together, the “Subscriptions”), for a purchase price of $10.00 per share, for an aggregate purchase price of $150,000,000, to be issued immediately prior to or substantially concurrently with the closing (the “PIPE Investment”). The obligations of each party to consummate the Subscriptions are conditioned upon, among

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
In addition, on June 24, 2021, the Company agreed to terminate the previously disclosed forward purchase agreements dated January 26, 2021 (the “Forward Purchase Agreements”), between the Company and a number of the forward purchase investors (the “FPA Subscribers”), pursuant to which the FPA Subscribers confirmed their intent to purchase, and the Company agreed to sell to the FPA Subscribers, an aggregate of 5,000,000 shares of the Company Class A Common Stock for a purchase price of $10.00 per unit and an aggregate of $50 million.
Pursuant to the Subscription Agreements, the Company agreed that, within 30 business days following the closing of the Business Combination, ION will file with the Securities and Exchange Commission (“SEC”) a registration statement registering the resale of the PIPE Shares and the New Class A Common Stock (the “Registration Statement”), and will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review.
Secondary Share Purchase Agreements
The Merger Agreement contemplates that, at the closing, the Company (the “Buyer”) will purchase and one or more Innovid Stockholders (the “Sellers”) will sell in accordance with the share purchase agreement (the “Purchase and Sale Agreement”) an aggregate amount of shares determined by the Company and for an aggregate purchase price determined by the Company (“Secondary Sale Amount”). The Secondary Sale Amount will be determined by the Company based on the amount of cash the Company has on hand at the closing for the transaction minus $150,000,000; however if the amount equals or is less than $150,000,000, the Secondary Sale Amount shall equal zero. The closing of the Secondary Purchases is conditioned upon, among other things, the consummation of the transactions.
NOTE 8. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At September 30, 2021, there were 25,300,000 shares of Class A ordinary shares subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At September 30, 2021 and December 31, 2020, there were 6,325,000 Founder Shares issued and outstanding.
Only holders of Class B ordinary shares will be entitled to vote on the appointment of directors in any election held prior to or in connection with the completion of the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 9. WARRANTS
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and
•If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.
NOTE 10. FAIR VALUE MEASUREMENTS
Fair Value Hierarchy of Assets and Liabilities
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and February 16, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021	February 16, 2021
Assets:
Marketable securities held in Trust Account (1)(2)	1	$253,042,565	$253,000,000
Liabilities:
Private Placement Warrants(1)	3	$26,192,600	$24,812,195
Public Warrants(1)	1	$3,447,125	$5,252,879
______________
(1)Measured at fair value on a recurring basis. As of February 16, 2021 the public warrants were classified as Level 3.
(2)The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.
Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants liability on the Balance Sheets. The warrants liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants liability in the Statements of Operations.
Measurement
The Company established the initial fair value for the Warrants as of February 16, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes simulation model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-eighth of one Public Warrant) and (ii) the sale of Private Placement Warrants first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. The Public Warrants began trading separately on April 5, 2021 and their value is based on the publicly traded price as of September 30, 2021. Due to the use of a quoted price in an active market, the Public Warrants are classified as Level 1 as of September 30, 2021. The Private Placement Warrants continue to be classified as Level 3 as of September 30, 2021 and continue to be valued based on a Black-Scholes simulation model.

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
The key inputs into the Monte Carlo simulation model for the Public Warrants were as follows at initial measurement:

Input	February 16, 2021 (Initial measurement)
Risk-free interest rate	0.73%
Expected term (years)	5.87
Expected volatility	23.2%
Exercise price	$11.50
Fair value of Unit	$10
Fair value of Class A ordinary share	$9.79
The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows:

Input	September 30, 2021	February 16, 2021 (Initial measurement)
Risk-free interest rate	1.01%	0.73%
Expected term (years)	5.2	5.87
Expected volatility	46.3%	42.6%
Exercise price	$11.50	$11.50
Fair value of Unit	$10.05	$10
Fair value of Class A ordinary share	$9.91	$9.79
Measurement
The Company’s use of a Monte Carlo simulation and Black-Scholes model required the use of subjective assumptions:
•The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•The expected term was determined based on the expected date of the initial Business Combination, as the Warrants expire on the date that is 5 years from the completion of the initial Business Combination.
•The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on size and proximity.
•The fair value of the Units, which each consist of one Class A ordinary share and one-eighth of one Public Warrant, represents the price paid in the Initial Public Offering.

The following table presents the changes in the fair value of the Level 3 warrant liabilities:

	Private Placement	Public	Warrants Liability
Fair value as of February 16, 2021 (initial measurement)	$24,812,195	$5,252,879	$30,065,074
Change in fair value	1,380,405	344,746	1,725,151
Transfer to Level 1		$(5,597,625)	$(5,597,625)
Fair value as of September 30, 2021	$26,192,600		$26,192,600
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level

ION ACQUISITION CORP 2 LTD. and its Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
3 measurement to a Level 1 fair value measurement during the nine months ended September 30, 2021 was $5,597,625.
NOTE 11.SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On October 18, 2021, ION entered into new subscription agreements (the “Additional Subscription Agreements”, collectively with the Initial Subscription Agreements, the “Subscription Agreements”) with certain accredited and institutional investors, including funds affiliated with ION, pursuant to which the investors collectively subscribed for an additional 5,000,000 shares of ION Class A Common Stock for an aggregate purchase price equal to $50,000,000 (the “Additional PIPE Investment” and together with the Initial PIPE Investment the “PIPE Investment”). This includes an additional 200,000 shares purchased by funds affiliated with ION. The terms of the Additional Subscription Agreements are the same as the Initial Subscription Agreements. The total anticipated proceeds from the PIPE Investment, after taking into account the Initial PIPE Investment and the Additional PIPE Investment, will total $200 million.
The closing of the Additional Subscription Agreements is conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of ION ACQUISITION CORP 2 LTD.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ION ACQUISITION CORP 2 LTD. (the “Company”) as of December 31, 2020 and the related statement of operations, changes in shareholders’ equity and cash flows for the period from November 23, 2020 (the day of inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for period from November 23, 2020 (the day of inception) to December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 29, 2021
We have served as the Company’s auditor since 2020

ION ACQUISITION CORP 2 LTD.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Deferred offering costs	$165,778
TOTAL ASSETS	$165,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$140,778
Promissory note — related party	5,000
Total Current Liabilities	145,778

Commitments and Contingencies

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,325,000 shares issued and outstanding (1)	633
Additional paid-in capital	24,367
Accumulated deficit	(5,000)
Total Shareholders’ Equity	20,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$165,778
__________________
(1)Included an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$5,000
Net Loss	$(5,000)

Weighted average shares outstanding, basic and diluted (1)	$5,500,000
Basic and diluted net loss per ordinary share	$—
___________________
(1)Excluded an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — November 23, 2020 (inception)	$—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor(1)	6,325,000	633	24,367	—	25,000
Net loss	—	—	—	(5,000)	(5,000)

Balance — December 31, 2020	6,325,000	633	24,367	(5,000)	20,000
__________________
(1)Included an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash Investing and Financing Activities:
Deferred offering costs included in accrued offering costs	$140,778
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000
Deferred offering costs paid through promissory note - related party	$5,000
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 2 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on February 10, 2021. On February 16, 2021, the Company consummated the Initial Public Offering of 25,300,000 Units (the “Public Units”) at $10.00 per Public Share, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,300,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $253,000,000 which is described in Note 6.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 2, LP (the “Sponsor”), generating gross proceeds of $7,060,000, which is described in Note 6.
Transaction costs amounted to $14,438,150, consisting of $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs.
Following the closing of the Initial Public Offering on February 16, 2021, an amount of $253,000,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Unit in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 3) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an initial business combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until February 16, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 16, 2021, offering costs amounting to $14,438,150 were charged to shareholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $165,778 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 825,000 Class B ordinary shares that were subject to forfeiture depending

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

on the extent to which the underwriters’ over-allotment option is exercised (see Note 3). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.
NOTE 3 — RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. The Founder Shares included up to 825,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
Prior to the Initial Public Offering, the Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On December 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2021 and the completion of the Initial Public Offering. As of December 31, 2020, there was $5,000 outstanding under the Promissory Note.
Administrative Services Agreement
The Company entered into an agreement commencing on February 10, 2021, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, utilities and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Forward Purchase Agreements
The Company entered into forward purchase agreements on January 26, 2021, pursuant to which the forward purchase investors will agree to purchase 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 4 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 10, 2021, the holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 5 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A Ordinary Shares issued or outstanding.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,325,000 founder shares issued and outstanding.
Only holders of Class B ordinary shares will be entitled to vote on the appointment of directors in any election held prior to or in connection with the completion of the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and
•If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.
NOTE 6 — SUBSEQUENT EVENTS
Initial Public Offering
On February 16, 2021, the Company consummated its initial public offering (the “Public Offering”), pursuant to which the Company sold 25,300,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 5).
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,060,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,060,000 in a private placement. Each whole Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 5). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering which are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Other
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Innovid Corp. (formerly known as ION ACQUISITION CORP 2 LTD.)
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Innovid Corp. (formerly known as ION ACQUISITION CORP 2 LTD.) (the "Company") as of February 16, 2021 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 16, 2021 in conformity with U.S. generally accepted accounting principles.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the February 16, 2021 financial statements have been restated to correct a misstatement.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2020
Tel-Aviv, Israel
February 22, 2021 except for the effects of the restatement discussed in Notes 2, 3 and 10 as to which the date is December 29, 2021.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
BALANCE SHEET
FEBRUARY 16, 2021
(As Restated)

ASSETS
Current Assets
Cash	$3,550
Due from Sponsor	2,000,000
Total Current Assets	2,003,550

Cash held in Trust Account	253,000,000
TOTAL ASSETS	$255,003,550

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accrued offering costs	$431,700
Promissory note – related party	75,000
Total Current Liabilities	506,700

Warrant Liabilities	30,065,074
Deferred underwriting fee payable	8,855,000
Total Liabilities	39,426,774

Commitments

Class A ordinary shares subject to possible redemption; 25,300,000 shares at redemption value	253,000,000

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,325,000 shares issued and outstanding	633
Additional paid-in capital	—
Accumulated deficit	(37,423,857)
Total Shareholders’ (Deficit) Equity	(37,423,224)
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICT) EQUITY	$255,003,550
The accompanying notes are an integral part of this financial statement.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
Note 1 — Organization and Plan of Business Operations
ION Acquisition Corp. 2 Ltd. (now known as Innovid Corp.) (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of February 16, 2021, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through February 16, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering became effective on February 10, 2021. On February 16, 2021, the Company consummated the Initial Public Offering of 25,300,000 Units (the “Public Units”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,300,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $253,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 2, LP (the “Sponsor”), generating gross proceeds of $7,060,000, which is described in Note 5.
Transaction costs amounted to $14,438,150, consisting of $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs. In addition, at February 16, 2021, cash of $3,550 was held outside of the Trust Account (as defined below) and is available for the payment of offering expenses and for working capital purposes.
Following the closing of the Initial Public Offering on February 16, 2021, an amount of $253,000,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Unit in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor (a) has agreed to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period and (c) will agree not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
The Company will have until February 16, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 – Restatement of Previously Issued Financial Statement
On April 12, 2021, the Staff of the U.S. Securities and Exchange Commission (“SEC”) released the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Company at the time of its initial public offering in February 2021.
As described in note 1 above, in connection with the Company’s Initial Public Offering (“IPO”) on February 16, 2021, the Company issued to investors 25,300,000 units, consisting of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Simultaneously with the closing of the IPO, the Company’s Sponsor purchased an aggregate of 7,060,000 private placement warrants (“Private Placement Warrants”). Each whole Public Warrant and Private Placement Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share, subject to adjustment. Both the Public Warrants and Private Placement Warrants (together the “Warrants”) were classified as equity in the Company’s previously issued audited balance sheet as of February 16, 2021.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

In light of the Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, in particular as applicable to certain provisions in the Warrants related to tender or exchange offer provisions as well as  provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, the Company evaluated the terms of the Warrants agreement entered into in connection with the Company’s IPO and concluded that the Company’s Warrants include provisions that, based on ASC 815-40, preclude the Warrants from being classified as components of equity. The Warrants are not eligible for an exception from derivative accounting, and therefore should be classified as a liability measured at fair value, with changes in fair value reported each period in earnings.
The Company’s management and the audit committee of the Company’s Board of Directors concluded that it is appropriate to restate the Company's audited balance sheet as of February 16, 2021 to reflect these Warrants as liability, with subsequent changes in their fair value recorded as income or expense in the statements of operations for all periods since issuance.
In connection with the preparation of the Company’s financial statement as of September 30, 2021, management determined that it should restate its previously reported financial statements. The Company determined that it had improperly valued its Class A ordinary shares subject to redemption at the closing of the Company’s Initial Public Offering. The Company previously determined the Class A ordinary shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A ordinary share, while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A ordinary shares issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Class A ordinary shares subject to possible redemption, resulting in the Class A ordinary shares subject to possible redemption being equal to their redemption value. As a result, the Company restated its previously issued financial statements to present all redeemable Class A ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As a result, management has noted as adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A ordinary shares.
In accordance with SEC Staff Accounting Bulletin No. 99 “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impact was material to the previously issued audited balance sheet included in the Company’s Current Report on Form 8-K as of February 16, 2021, filed with the SEC on February 22, 2021 (the “Affected Financial Statement”) and such the Affected Financial Statement should no longer be relied upon. Therefore, the Company, in consultation with its Audit Committee of the Board of Directors of the Company, concluded that the Affected Financial Statement should be restated to classify the warrants as derivative liabilities and report all Class A ordinary shares as temporary equity. As such the Company is reporting this restatement to the Affected Financial Statement in this Current Report on Form 8-K/A.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

The impact of the restatement on the Company’s balance sheet is reflected in the following table:

Balance Sheet as of February 16, 2021	As Previously Reported	Adjustment	As Restated
Warrant liabilities	$—	$30,065,074	$30,065,074
Total liabilities	$9,361,700	$30,065,074	$39,426,774
Class A ordinary shares subject to possible redemption	$240,641,840	$12,358,160	$253,000,000
Class A ordinary shares	$124	$(124)	$—
Additional paid-in capital	$5,004,253	$(5,004,253)	$—
Accumulated deficit	$(5,000)	$(37,418,857)	$(37,423,857)
Total Shareholders’ (Deficit) Equity	$5,000,010	$(42,423,234)	$(37,423,224)
Class A ordinary shares subject to possible redemption	24,064,184	1,235,816	25,300,000
Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
Note 3 — Significant Accounting Policies (cont.)
statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of February 16, 2021.
Cash Held in Trust Account
At February 16, 2021, the assets held in the Trust Account were held in cash.
Class A Ordinary Shares Subject to Possible Redemption (As Restated)
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at February 16, 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At February 16, 2021, the Class A ordinary shares reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$253,000,000
Less:
Proceeds allocated to Public and Private Placement Warrants	(30,065,074)
Class A ordinary shares issuance costs	(14,138,380)
Plus:
Proceeds received from issuance of Private Placement Warrants	7,060,000
Accretion of carrying value to redemption value	37,143,454

Class A ordinary shares subject to possible redemption	$253,000,000
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
Note 3 — Significant Accounting Policies (cont.)
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of February 16, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments (As Restated)
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

See Note 10 for additional information on assets and liabilities measured at fair value.
The fair value of the Company’s assets and liabilities, other than the warrants liability described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. As of February 16, 2021, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Warrants liability

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
Note 3 — Significant Accounting Policies (cont.)
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 9) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheets and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statements of Operations in the period of change.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.
Note 4 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Notes 8 and 9).
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,060,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,060,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 9). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering which are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Note 6 — Related Party Transactions
Founder Shares
During the period ended December 1, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. The Founder Shares included up to 825,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
Prior to the Initial Public Offering, the Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

Promissory Note — Related Party
On December 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2021 and the completion of the Initial Public Offering. As of February 16, 2021, there was $75,000 outstanding under the Promissory Note, which is currently due on demand.
Due from Sponsor
At the closing of the Initial Public Offering on February 16, 2021, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $2,000,000 was due to the Company to be held outside of the Trust Account for working capital purposes.
Administrative Services Agreement
The Company entered into an agreement commencing on February 10, 2021, to which it will pay the Sponsor up to $10,000 per month for office space, utilities and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Forward Purchase Agreements
The Company entered into forward purchase agreements on January 26, 2021, pursuant to which the forward purchase investors will agree to purchase 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of February 16, 2021, the Company had no borrowings the Working Capital Loans.
Note 7 — Commitments
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
Note 7 — Commitments (cont.)
results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 10, 2021, the holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 8 — Shareholder’s Equity
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At February 16, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At February 16, 2021, there were 25,300,000 shares of Class A ordinary shares subject to possible redemption which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At February 16, 2021, there are 6,325,000 founder shares issued and outstanding.
Only holders of Class B ordinary shares will be entitled to vote on the appointment of directors in any election held prior to or in connection with the completion of the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 9 - Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.    Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)

NOTE 10. FAIR VALUE MEASUREMENTS (AS RESTATED)
Fair Value Hierarchy of Assets and Liabilities
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at February 16, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	February 16, 2021
Assets:
Marketable securities held in Trust Account (1)(2)	1	$253,000,000
Liabilities:
Private Placement Warrants(1)	3	$24,812,195
Public Warrants(1)	3	$5,252,879
__________________
(1)Measured at fair value on a recurring basis.
(2)The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.
Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants liability on the Balance Sheet. The warrants liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants liability in the Statement of Operations.
Measurement
The Company established the initial fair value for the Warrants as of February 16, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes simulation model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-eighth of one Public Warrant) and (ii) the sale of Private Placement Warrants first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Public Warrants were as follows at initial measurement:

Input	February 16, 2021
Risk-free interest rate	0.73%
Expected term (years)	5.87
Expected volatility	23.2%
Exercise price	$11.50
Fair value of Unit	$10
Fair value of Class A ordinary share	$9.79

INNOVID CORP.
(F/K/A ION ACQUISITION CORP 2 LTD.)
Notes to Financial Statement
(As Restated)
NOTE 10. FAIR VALUE MEASUREMENTS (AS RESTATED) (cont.)
The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:

Input	February 16, 2021
Risk-free interest rate	0.73%
Expected term (years)	5.87
Expected volatility	42.6%
Exercise price	$11.50
Fair value of Unit	$10
Fair value of Class A ordinary share	$9.79
Measurement
The Company’s use of a Monte Carlo simulation and Black-Scholes model required the use of subjective assumptions:
•The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•The expected term was determined based on the expected date of the initial Business Combination, as the Warrants expire on the date that is 5 years from the completion of the initial Business Combination and for certain Private Warrants 5 years from the date of the initial public offering effective date.
•The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on size and proximity.
•The fair value of the Units, which each consist of one Class A ordinary share and one-eighth of one Public Warrant, represents the price paid in the Initial Public Offering.
Note 11 — Subsequent Events (Unaudited)
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to December 29, 2021, the date that the financial statements were available to be issued.
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company and Innovid, Inc., a Delaware corporation (“Innovid”). The Merger Agreement was consummated on November 30, 2021 such that the Company is the surviving entity following the completion of all transactions.
In connection with the Merger Agreement, the Company entered into certain subscription agreements, each dated June 24, 2021 with certain accredited and institutional investors, pursuant to which such investors subscribed to purchase an aggregate of 15,000,000 shares of the Company Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $150,000,000. These transactions were consummated concurrently with the closing of the Merger Agreement on November 30, 2021.
In connection with the Merger Agreement, the Company entered into certain subscription agreements, each dated October 18, 2021 with certain accredited and institutional investors, pursuant to which such investors subscribed to purchase an aggregate of 5,000,000 shares of the Company Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $50,000,000. These transactions were consummated concurrently with the closing of the Merger Agreement on November 30, 2021.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,472	$15,645
Trade receivables, net (allowance for doubtful accounts of $83 and $121 at September 30, 2021 and December 31, 2020, respectively)	34,223	34,804
Prepaid expenses and other current assets	1,966	1,174
Total current assets	50,661	51,623
NON-CURRENT ASSETS:
Long-term other deposit	317	348
Long-term restricted deposits	445	447
Property and equipment, net	3,298	2,325
Goodwill	4,555	4,555
Intangible assets, net	—	33
Deferred offering cost	3,269	—
Other non-current assets	607	127
Total non-current assets	12,491	7,835
TOTAL ASSETS	$63,152	$59,458
LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables	$2,564	$1,854
Employees and payroll accruals	6,861	6,506
Accrued expenses and other current liabilities	2,171	1,155
Current portion of long-term debt	—	1,527
Deferred offering cost accrual	2,406	—
Total current liabilities	14,002	11,042
NON-CURRENT LIABILITIES:
Long-term debt	6,000	7,506
Other non-current liabilities	2,854	3,144
Warrants liability	3,690	499
Total non-current liabilities	12,544	11,149
TOTAL LIABILITIES	26,546	22,191
COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)
TEMPORARY EQUITY
Preferred stocks - Authorized: 55,514,480 at September 30, 2021 (unaudited) and December 31, 2020; Issued and Outstanding: 55,105,773 at September 30, 2021 (unaudited) and December 31, 2020	139,990	86,997
STOCKHOLDERS’ DEFICIT:
Common stocks of $0.001 par value - Authorized: 75,254,333 at September 30, 2021 (unaudited) and December 31, 2020; Issued: 15,704,059 and 13,602,467 stocks at September 30, 2021 (unaudited) and December 31, 2020, respectively, and Outstanding: 14,272,521 and 12,170,929 stocks at September 30, 2021 (unaudited) and December 31, 2020, respectively	14	12
Treasury stocks, at cost (1,431,538 stocks at September 30, 2021 (unaudited) and December 31, 2020)	(1,629)	(1,629)
Accumulated deficit	(101,769)	(48,113)

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

Total stockholders’ deficit	(103,384)	(49,730)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$63,152	$59,458
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except stock and per stock data)

	Nine months ended September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$64,324	$45,772
Cost of revenues	12,418	8,544
Gross profit	51,906	37,228
Operating expenses:
Research and development	16,932	13,673
Sales and marketing	23,534	22,624
General and administrative	10,587	5,622
Total operating expenses	51,053	41,919
Operating profit/ (loss)	853	(4,691)
Finance expenses, net	3,878	528
Loss before taxes	(3,025)	(5,219)
Taxes on income	829	899
Net loss	$(3,854)	$(6,118)

Accretion of preferred stock to redemption value	(52,993)	(3,873)
Net loss attributable to common stockholders	$(56,847)	$(9,991)
Net loss per stock attributable to common stockholders – basic and diluted	$(4.32)	$(0.83)
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	13,157,022	11,973,921
The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except stock data)

	Temporary equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2021	55,105,773	$86,997	12,170,929	$12	1,431,538	$(1,629)	$—	$(48,113)	$(49,730)
Accretion of preferred stocks to redemption value	—	52,993	—	—	—	—	(3,191)	(49,802)	(52,993)
Stock-based compensation	—	—	—	—	—	—	2,311	—	2,311
Stock options exercised	—	—	2,101,592	2	—	—	880	—	882
Net loss	—	—	—	—	—	—	—	(3,854)	(3,854)
Balance as of September 30, 2021 (unaudited)	55,105,773	$139,990	14,272,521	$14	1,431,538	$(1,629)	$—	$(101,769)	$(103,384)

	Temporary Equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2020	55,105,773	$79,700	11,941,841	$12	1,431,538	$(1,629)	$3,048	$(44,218)	$(42,787)
Accretion of preferred stocks to redemption value	—	3,873	—	—	—	—	(3,873)	—	(3,873)
Capital contribution	—	—	—	—	—	—	504	—	504
Stock-based compensation	—	—	—	—	—	—	457	—	457
Stock options exercised	—	—	47,920	—	—	—	30	—	30
Net loss	—	—	—	—	—	—	—	(6,118)	(6,118)
Balance as of September 30, 2020 (unaudited)	55,105,773	$83,573	11,989,761	$12	1,431,538	$(1,629)	$166	$(50,336)	$(51,787)
* Represents an amount less than $1.
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except stock and per stock data)

	Nine months ended September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,854)	$(6,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	487	475
Stock-based compensation	2,311	457
Change in fair value of warrants	3,191	51
Changes in operating assets and liabilities
Decrease/ (increase) in trade receivables, net	581	(115)
(Increase)/ decrease in prepaid expenses and other assets	(1,587)	158
Increase/ (decrease) in trade payables	710	(753)
Increase in employees and payroll accruals	355	1,735
Increase in accrued expenses and other liabilities	852	1,633
Net cash provided by/ (used in) operating activities	3,046	(2,477)
Cash flows from investing activities:
Internal use software capitalization	(1,049)	—
Founders’ note receivable	(459)	—
Purchase of property and equipment	(378)	(799)
(Increase)/ decrease in deposits	(58)	54
Net cash used in investing activities	(1,944)	(745)
Cash flows from financing activities:
Proceeds from loans	—	9,025
Repayment of loans	(3,033)	—
Proceeds from exercise of options	882	30
Capital contribution	—	504
Repayment of acquisition liability	(126)	—
Net cash (used in)/ provided by financing activities	(2,277)	9,559
(Decrease)/ increase in cash, cash equivalents and restricted cash	(1,175)	6,337
Cash, cash equivalents and restricted cash at the beginning of the period	16,092	12,197
Cash, cash equivalents and restricted cash at the end of the period	$14,917	$18,394
Supplemental disclosure of cash flows activities:
(1) Cash paid during the year for:
Income taxes	$216	$221
Interest	$189	$171
(2) Non-cash transactions:
Accrued acquisition liability	$—	$126
Accretion of preferred stocks to redemption value	$52,993	$3,873
Deferred offering cost included in accrued liabilities	$2,406	$—
Reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position
Cash and cash equivalents	$14,472	$17,976
Restricted cash in restricted deposits	445	418
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$14,917	$18,394
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 1:- OVERVIEW
(a)Description of Business:
Innovid Inc. (“Innovid”, Innovid together with its subsidiaries the “Company”) was incorporated on June 21, 2007, under the General Corporation Law of the State of Delaware. The Company is a leading independent software platform that provides ad serving and creative services (together “Advertising Services”) for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
On July 5, 2007, the Company established a wholly-owned subsidiary in Israel, Innovid Media Ltd. (the “Israeli Subsidiary”), which is mainly engaged in research and development (“R&D”).
On November 12, 2012, the Company established a wholly-owned subsidiary in the United Kingdom (U.K.), Innovid EU Limited (the “U.K. Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On October 21, 2013, the Company established a wholly-owned subsidiary in Australia, Innovid AU PTY LTD (the “the Australian Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On September 12, 2019, the Company acquired 100% of the outstanding stocks of Dynamo Creative SRL (the “Argentinian Subsidiary” or “Dynamo Creative”), an Argentinian privately-held company which is engaged in R&D, business development and marketing services. The Argentinian subsidiary provides dynamic creative optimization services, a form of programmatic advertising that allows advertisers to optimize the performance of their creative services using real time technology.
(b)Description of Transaction:
On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), Innovid, Merger Sub 1 and Merger Sub 2 entered into the merger agreement (“Merger Agreement”). The Merger Agreement will be effectuated in the following principal steps:
•Merger Sub 1 will merge with and into Innovid, the separate corporate existence of Merger Sub 1 will cease and Innovid will be the surviving corporation (the “Surviving Corporation”),
•immediately thereafter, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity, which will remain a direct wholly owned subsidiary of ION,
•ION will change its name to “Innovid Corp.”, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus,
•the domestication of ION (“Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION , in which ION will effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the consummation of other transactions contemplated by the Merger Agreement and documents related thereto.
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per stock (each an “ION Class B Ordinary Share”) then issued and outstanding will automatically convert into one ION Class A Ordinary Share, par value $0.0001 per stock (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Share, the “ION Stock”). Following such conversion, as a result of the Domestication and the mergers, (a) each ION Unit then issued and outstanding as of immediately prior to the first merger will automatically be separated into the underlying ION Class A Ordinary Share and ION

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
warrant , (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one stock of Innovid Corp. common stock (provided that each ION Class A Ordinary Share owned by public shareholders who have validly elected to redeem their ION Class A Ordinary Shares will be redeemed for cash in an amount equal to the redemption Price), (c) each ION warrant will automatically convert into a redeemable warrant exercisable for one stock of Innovid Corp. common stock on the same terms as the ION warrants, and (d) each whole Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one stock of Innovid Corp. common stock on the terms and subject to the conditions set forth in the applicable Warrant Agreement. No fractional Innovid Corp. warrants will be issued upon separation of the ION Units.
As a result of the mergers, among other things, the aggregate consideration to be received in respect of the mergers by all of the stockholders and warrant holders of Innovid prior to the closing of the Transaction will be an aggregate of 76,874,354 stocks of Innovid Corp. Common Stock. In addition, pursuant to the Merger Agreement, at the closing of the Transaction (as defined below), immediately prior to the first merger, ION will purchase, and one or more stockholders of Innovid will sell to ION, in accordance with a stock purchase agreement, an aggregate amount of stock of common stock of Innovid, as determined by Innovid and for an aggregate purchase price determined by Innovid. The secondary sale amount will be determined by Innovid based on the amount of cash ION has on hand at the closing of the Transaction minus $150,000, except if the amount of cash ION has on hand at the closing is equal to or less than $150,000, the secondary sale amount will equal zero. The allocation of the secondary sale amount among Innovid equity holders and the amount of the secondary sale amount in excess of $150,000, to the extent ION’s cash on hand exceeds $150,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable maximum secondary sale amount.
In addition ION entered into certain subscription agreements (“Initial PIPE Investment”) with certain accredited and institutional investors, pursuant to which such investors have subscribed to purchase an aggregate of 15,000,000 stock of Innovid Corp. common stock, for a purchase price of $10.00 per stock, to be issued immediately prior to or substantially currently with the closing. The merger and the PIPE Investment are collectively referred to as the “Transaction”. On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 stocks of Innovid Corp. common stock for an aggregate purchase price equal to $50,000 (the “Additional PIPE Investment” and together with the Initial PIPE Investment the “PIPE Investment”). This includes an additional 200,000 stocks purchased by funds affiliated with ION. The total anticipated proceeds from the PIPE Investment, after taking into account the Initial PIPE Investment and the Additional PIPE Investment, will total $200,000. The PIPE Investment will be consummated following the Domestication but immediately prior to the closing of the Transaction.
The Transaction will be accounted for as a reverse recapitalization in accordance with U. S. GAAP. Under this method of accounting, ION will be treated as the “acquired” company for accounting purposes and the Transaction will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization. Refer to the Note 10 Subsequent events for further information on the closing of the Transaction.
NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES
(a)Basis of presentation:
The unaudited interim condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2020, have been applied consistently in these unaudited interim condensed consolidated financial statements, unless otherwise stated.
(b)Use of estimates:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on Company’s customers. Based on public reporting and Company’s observations, some advertisers in certain industries, such as the automotive industry, decreased their short-term advertising spending in light of supply chain disruptions and/or labor shortage. This in turn could negatively impact the Company’s revenues from such advertisers.
The Company have considered the impact of COVID-19 on its estimates and assumptions and determined that there were no material adverse impacts on the unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2021 and year ended December 31, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
The Company obtained an unsecured loan of $3,516 in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) and the maintenance of employee and compensation levels (“Other Conditions”). The Company has been using the proceeds of the PPP Loan, for Qualifying Expenses and complied with Other Conditions.
In May 2020, the Company has entered into grant agreement (“Grant Agreement”) with Special Situations Investing Group II, LLC (“SSIG”) to receive $504 from SSIG, related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
The Company fully repaid the PPP loan in June, 2021 (unaudited).
(c)Goodwill and intangible assets:
Goodwill and certain other purchased intangible assets have been recorded in the Company's financial statements as a result of acquisitions. Goodwill represents excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an impairment test.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
ASC 350, Intangible—Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company operates as one reporting unit. The Company elects to perform an annual impairment test of goodwill as of October 1 of each year, or more frequently if impairment indicators are present. For the nine months ended September 30, 2021 and 2020, no impairments of goodwill were recorded.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. For the nine months ended September 30, 2021 and 2020, no impairments of intangible assets were recorded.
(d)Software development costs:
Software development costs, which are included in property and equipment, net, consists of capitalized costs related to purchase and develop internal-use software. The Company uses it to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended. These costs include personnel and related employee benefits for employees directly associated with the software development and external costs of the materials or services consumed in developing or obtaining the software. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use in providing the Company's services, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is 3 years. The amortization will be presented within cost of revenues in the consolidated statements of operations. During the period ended September 30, 2021, the Company capitalized $1,049 in internal-use software cost.
(e)Fair value of financial instruments:
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The following table present information about the Company’s financial instruments that are measured at fair value on a recurring basis:

	September 30, 2021
	(Unaudited)
	Level 1	Level 2	Level 3
Assets:
Money market funds	$11,013	$—	$—
Liabilities:
Warrants liability	$—	$—	$3,690

	December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Money market funds	$9,009	$—	$—
Liabilities:
Warrants liability	$—	$—	$499
The change in the fair value of the Warrants liability is summarized below:

	September 30,	December 31
	2021	2020
	(Unaudited)
Beginning of the period	$499	$413
Change in fair value	3,191	86
End of the period	$3,690	$499
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the unaudited interim condensed consolidated statements of operations. As of September 30, 2021 (unaudited), and December 2020, the risk-free rate used for the valuation of the warrants was 0.07% and 0.1%, volatility used was 70% and 75%. The time to liquidation were 0.8 years for warrants related to Series A preferred stocks and 0.6 years related to Series C as of September 30, 2021 (unaudited). The time to liquidation were 1.6 years for warrants related to Series A preferred stocks and 1.5 years related to Series C as of December 31, 2020.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
(f)Concentrations of credit risks:
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
During the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited), one of the Company’s customers accounted for the Company’s total revenues as presented below:

	Nine months ended September 30,
	2021	2020
	(Unaudited)	(Unaudited)
Customer A	8%	10%
(g)Warrants:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
(h)Revenue recognition:
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.
The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Ad serving services were 93.8% and 97.0% of the Company’s revenues for the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited), respectively. Creative services were 4.8% and 2.3% for the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited), respectively.
Costs to obtain a contract:
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. The Company did not capitalize any contract costs during the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited).
(i)Recently issued accounting pronouncements not yet adopted by the Company:
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The Company have not adopted any new standards in the periods presented.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In February 2016, the FASB issued an ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASC 842 changes the current lease accounting standard by requiring the recognition of lease assets and lease liabilities for all leases, including those currently classified as operating leases. This new guidance is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
Other issued new guidance is not expected to have impact on the Company’s consolidated financial statements.
NOTE 3:- OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following:

	September 30, 2021	December 31, 2020
	Unaudited
Accrued lease liability	$1,102	$1,445
Tax provision	1,752	1,699
Total	$2,854	$3,144
NOTE 4:- WARRANTS LIABILITY
In connection with a loan and security agreement entered into on June 29, 2010 with SVB, the Company issued warrants to purchase up to 165,654 of the Company's Series A preferred stocks, $0.001 par value each, in the conversion ratio of 1:1 and at an exercise price of $0.3622 subject to adjustments on the occurrence of stock splits, stock dividend, recapitalization, other dividends or distributions. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, SVB shall have the right to exercise its conversion or purchase right in respect of the warrants. The agreement was amended on September 21, 2020 with exercisable period being extended until June 29, 2022. In lieu of exercising the warrants, SVB may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The loan has fully been repaid in 2012. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
In connection with a loan agreement entered into on April 23, 2014 with TriplePoint Capital LLC (“TPC loan agreement”), the Company issued warrants to purchase up to 162,409 of the Company's Series C preferred stocks, $0.001 par value each, and at an exercise price of $1.339 per stock or lower, subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company's initial public offering. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
On May 20, 2015 the Company entered into an amendment of the TPC loan agreement. In connection with the amendment, the Company issued warrants to purchase up to 80,645 of the Company's Series C preferred stocks $0.001 par value each, and at an exercise price of $1.339 per stock or lower subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company's initial public offering. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, the Lender shall have the right to exercise its conversion or purchase right in respect of the warrants issued to the TPC. The TPC loan has been fully repaid in 2018. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
The Warrants’ fair value remeasurement for the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited) were $3,191 and $51, respectively.
NOTE 5:- CREDIT LINE AND OTHER BORROWINGS
Credit Line:
In 2016, the Company entered into additional modifications to credit line agreement dated 2012 (the “Agreement”), pursuant to which certain conditions were amended, and the Maturity Date had been extended to October 21, 2018 and the line of credit increased from $6,500 to $10,000.
On April 7, 2017 the Company utilized $5,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to 0.75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5,000.
On October 20, 2018, the Company entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, the Company entered into an amended and restated Agreement (the “A&A Agreement”), pursuant to which certain conditions were amended and the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10,000 to $12,000.
On September 1, 2018 the Company utilized an additional $1,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6,000.
On November 30, 2019, the Company fully repaid the outstanding balance of the credit line in the amount of $6,000.
During 2020, the Company fully drew down on its $12,000 credit line. As of December 31, 2020, the Company had repaid $6,000, leaving a balance of $6,000. On December 29, 2020, the Company entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15,000.
As of September 30 2021 (unaudited) the outstanding balance of the credit line was in the amount of $6,000. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Company was in compliance with all the covenants, primarily maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&A Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as Company’s unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
PPP Loan:
In April, 2020, the Company obtained an unsecured loan of $3,516 through SVB under the PPP Loan. For more information see Note 2 (b).
In May, 2020, the Company have received a grant of $504 from SSIG, related party of one of its investors, for the purpose of repayment of the portion of the PPP Loan. The PPP loan was partially repaid at in May 2020, according to the Grant Agreement.
In June, 2021, the Company has repaid the outstanding balance of PPP loan of $3,012.
Interest expenses for the Credit Line and PPP Loan for the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited) were $197 and $218, respectively and were recorded in finance expenses, net in the consolidated statements of operations.
NOTE 6:- COMMITMENTS AND CONTINGENT LIABILITIES
(a)Lease commitments:
The Company leases office space and motor vehicles, which expire on various dates, the latest of which is in 2025. Future minimum lease commitments under non-cancelable operating leases as of September 30, 2021 (unaudited), are as follows:

	Rental of premises	Lease of motor vehicles
	Unaudited	Unaudited
2021	$653	$7
2022	2,299	8
2023	1,801	—
2024	796	—
2025	742	—
Total	$6,291	$15
Operating lease expenses for the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited) totaled $1,532 and $1,820, respectively.
(b)Pledges and bank guarantees:
1.In conjunction with the Agreement and its amendments (see Note 5), Innovid pledged 65,000 common stocks of its Israeli Subsidiary, NIS 0.01 par value each.
2.Israeli Subsidiary pledged bank deposits in an aggregate amount of $679 in connection with an office rent agreement and credit cards.
3.Innovid obtained bank guarantees in an aggregate amount of $251 in connection with its office lease agreements.
NOTE 7:- STOCK-BASED COMPENSATION
Under the Company’s stock option plan (the “Plan”), options may be granted to officers, directors, employees and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
A summary of the employees’ stock option activity is as follows:

(Unaudited)	Number of options	Weighted-average exercise price	Remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2020	9,112,121	$0.49	7.20	$3,100
Granted	1,109,750	3.76
Exercised	(1,899,793)	0.29
Forfeited	(163,330)	1.18
Expired	(47,943)	0.79
Outstanding at September 30, 2021	8,110,805	$0.97	5.86	$65,412
Exercisable at September 30, 2021	4,867,399	$0.50	4.50	$41,511
A summary of the consultants’ stock option activity under the Plan is as follows:

(Unaudited)	Number of options	Weighted-average exercise price	Remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2020	762,248	$0.68	6.32	$213
Granted	154,502	3.76
Exercised	(201,799)	1.67
Forfeited	(20,625)	0.82
Outstanding at September 30, 2021	694,326	$1.08	6.46	$5,523
Exercisable at September 30, 2021	469,659	$0.78	5.72	$3,876
As of September 30, 2021, the Company had approximately $4,537 of total unrecognized compensation cost related to non-vested stock-based compensation. That cost is expected to be recognized over a weighted-average period of 2.62 years.
A summary of the employees’ stock option activity under the Plan for the nine months ending September 30, 2021 (unaudited) and 2020 (unaudited) is as follows:

	Nine months ended September 30,
	2021	2020
	Unaudited	Unaudited
Cost of goods sold	$34	$10
Research and development	319	113
Sales and marketing	400	261
General and administrative	1,285	33
Total	$2,038	$417
In connection with the options granted to service providers and non-employee consultants, during the nine months ended September 30, 2021 (unaudited) and 2020 (unaudited), the Company recorded stock compensation expenses in the amount of $273 and $40, respectively. Majority of these expenses were recorded in general and administrative expenses.
In the nine months ended September 30, 2021, the Company’s Board approved an amendment of two awards granted to the Company’s founders Mr. Zvika Netter, and Mr. Tal Chalozin (“Founders Awards”). According to amendments the Founders Awards will vest over three years (four years originally), with 75% of the options vesting upon expiration of one year from the original commencement date of April 1, 2020 and the remaining 25% of the options vesting ratably on a quarterly basis over the following 24 months. In addition, upon a consumption of the transaction as defined by the Plan, if the founders are terminated or leave for “good reason” within 12 months, the remaining unvested awards would vest. In addition, the amendment also included a provision in which any termination of employment (whether by the Company or by the founder), 50% of his unvested award will vest

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
immediately. The amendments were accounted for as a modification. The Company determined that the amendments did not result in an increase in the fair value of the award. The modified vesting conditions resulted in an additional expense of $623.
In April 2021, the Company’s Board approved a transaction in which the Company granted $1,199 and received a secured full recourse promissory note in the total aggregate amount of $1,199, with Mr. Zvika Netter, and Mr. Tal Chalozin (the “Founders Promissory Note”). On June 7, 2021, Innovid granted Mr. Netter a loan in the amount of $1,076 pursuant to the Founder Promissory Note (“Zvika Netter Loan”). On June 23, 2021, Innovid granted Mr. Chalozin a loan in the amount of $123 pursuant to the Found Promissory Note (the “Tal Chalozin Loan”, together with Zvika Netter Loan the “Founders Loans”). The principal balances together with accrued interest is due and payable in full on the seventh anniversary of the date of the loans. The rate is 0.89% per annum, compound annually and is not less than the current minimum annual mid-term applicable federate rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended. Repayment of principal and interest may be made at any time without penalty. In addition, $740 of the Founders Loans was immediately used to exercise fully vested options held by the founders.
The Founders Loans are expected to be repaid in full in connection with Closing. This loan represents a recourse note as the Company has a contractual full recourse right against any real, personal, tangible or intangible assets of the Borrowers and intends to so if the loans amount will not be repaid in full.
The amount of $459 from the Founders Loans was not used by the founders to exercise stock options.
Under ASC 718, when a grantee purchases shares in exchange for a recourse loan, the exercise is considered to be a substantive exercise. A recourse note receivable for the issuance of equity should be presented in accordance with the guidance in ASC 505-10-45 as a component of equity; Thus, the Company recognized the note receivable for the purchase of shares as a component of additional paid in capital. The amount was discounted to its fair value and additional stock-based compensation expense in the amount of $47 was recorded predominantly in general and administrative expenses.
The amount of the loan not used to exercise stock options in the amount of $459 was accounted for as a standard loan and is presented as a non-current asset in these unaudited condensed consolidated financial statements.
NOTE 8: SEGMENT REPORTING
The Company operates as one operating segment, which primarily focuses on advertising and creative services. Our Chief Executive Officer (“CEO”), is the chief operating decision-maker, manages and allocates resources to the operations of the Company on an entity-wide basis. Managing and allocating resources on an entity-wide basis enables the CEO to assess the overall level of resources available and how to best deploy these resources across functions and R&D projects based on needs and, as necessary, reallocate resources among the Company’s internal priorities and external opportunities to best support the long-term growth of the business.
Revenue by geographical location are as follows:

	Nine months ended September 30,
	2021	2020
	Unaudited	Unaudited
U.S.	$58,270	$41,853
Canada	799	381
APAC	2,182	1,660
EMEA	1,842	940
LATAM	1,231	938
Total	$64,324	$45,772

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s property and equipment, net by geographical location are as follows:

	September 30, 2021	December 31, 2020
	Unaudited
Israel	$1,593	$1,625
U. S.	1,331	595
Rest of the World	374	105
Total	$3,298	$2,325
NOTE 9:- BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Nine months ended September 30,
	2021	2020
	Unaudited	Unaudited
Numerator:
Net loss	$(3,854)	$(6,118)
Accretion of preferred stocks to redemption value	(52,993)	(3,873)
Net loss attributable to common stockholders	$(56,847)	$(9,991)
Denominator:
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	13,157,022	11,973,921
Net loss per stock attributable to common stockholders – basic and diluted	$(4.32)	$(0.83)
The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	September 30,
	2021	2020
	Unaudited	Unaudited
Preferred stocks	55,105,773	55,105,773
Options outstanding	8,805,131	6,325,006
Warrants outstanding	508,708	508,708
NOTE 10:- SUBSEQUENT EVENTS
On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of stock of Innovid Corp. Common Stock for an aggregate purchase price equal to $50,000. The total anticipated proceeds from the PIPE Investment will total $200,000.
Founders Loans with a total principal amount of $1,199 and related interest were forgiven in November 2021. $740 of the Founders Loans principal amount was used to exercise fully vested options held by the founders on the

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
date of the grant of the Founders Loans and the remainder in the amount of $459 was used for other purposes as described in detail in Note 7 Stock-based compensation.
On November 30, 2021, as contemplated by the Merger Agreement, ION consummated the merger transaction contemplated by the Merger Agreement (the “Closing”), whereby (i) Merger Sub 1 merged with the Company (the “Merger”) with the Company continuing as the surviving corporation of the Merger, (ii) following the Merger, ION changed its name to “Innovid Corp.” (the “Name Change”), (iii) following the Merger and the Name Change, Innovid Corp. (formally ION) issued 86,901,792 shares of common stock (the “Registered Shares”), par value $0.0001 per share (“Common Stock”) and (iii) Innovid Corp. (formally ION) issued 20,000,000 shares of Common Stock to PIPE Investors. Pursuant to the Merger Agreement, immediately prior to the merger, each issued and outstanding share of Ion Class B Ordinary Stock automatically converted, on a one-for-one basis, into one (1) share of ION Class A Ordinary Share in accordance with the terms of ION’s organizational documents. Immediately following such conversion, upon the Domestication, (i) each then issued and outstanding share of ION Class A Ordinary Share automatically converted, on a one-for-one basis, into a share of common stock of Ion (after the Domestication) (the “Company Domesticated Common Stock”), (ii) each issued and outstanding Ion Warrant automatically converted into one corresponding warrant to acquire one (1) share of the Company Domesticated Common Stock (the “Company Domesticated Warrant”) and (iii) each issued and outstanding unit representing one (1) share of ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant automatically converted into one (1) unit of the Company (after the Domestication) representing one (1) Company Domesticated Common Stock and one-eighth (1/8) of an the Company Domesticated Warrant. No fractional Company Domesticated Warrants were issued in connection with such conversion such that if a holder of such units was entitled to receive a fractional Domesticated Acquirer Warrant, the number of Domesticated Acquirer Warrants to be issued to such holder upon such conversion was rounded down to the nearest whole number of Domesticated Acquirer Warrants.
In addition, as contemplated by the Merger Agreement, on November 30, 2021, immediately prior to the Merger, ION purchased equity securities of Innovid stockholders (the “Secondary Sale”) for an aggregate purchase price of $68,855 (the “Secondary Sale Amount”).
The Company has evaluated subsequent events from the balance sheet date through December 20, 2021, the date at which the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
INNOVID INC.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Innovid Inc. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in temporary equity and stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
August 4, 2021	A Member of Ernst & Young Global

We have served as the Company’s auditor since 2007

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,645	$11,641
Trade receivables, net (allowance for doubtful accounts of $121 and $151 at December 31, 2020 and 2019, respectively)	34,804	26,432
Prepaid expenses and other current assets	1,174	1,582
Total current assets	51,623	39,655
NON-CURRENT ASSETS:
Long-term deposit	348	333
Long-term restricted deposits	447	416
Property and equipment, net	2,325	1,901
Goodwill	4,555	4,555
Intangible assets, net	33	232
Other non-current assets	127	86
Total non-current assets	7,835	7,523
TOTAL ASSETS	$59,458	$47,178
LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables	1,854	2,399
Employees and payroll accruals	6,506	4,591
Accrued expenses and other current liabilities	1,155	1,648
Current portion of long-term debt	1,527	—
Total current liabilities	11,042	8,638
NON-CURRENT LIABILITIES:
Long-term debt	7,506	—
Other non-current liabilities	3,144	1,214
Warrants liability	499	413
Total non-current liabilities	11,149	1,627
TOTAL LIABILITIES	22,191	10,265
COMMITMENTS AND CONTINGENT LIABILITIES (Note 12)
TEMPORARY EQUITY
Preferred stocks - Authorized: 55,514,480 at December 31, 2020 and 2019; Issued and Outstanding: 55,105,773 at December 31, 2020 and 2019	86,997	79,700
STOCKHOLDERS’ DEFICIT:
Common stocks of $0.001 par value - Authorized: 75,254,333 at December 31, 2020 and 2019; Issued: 13,602,467 and 13,373,379 at December 31, 2020 and 2019, respectively; Outstanding: 12,170,929 and 11,941,841 at December 31, 2020 and 2019, respectively	12	12
Treasury stocks, at cost (1,431,538 stocks at December 31, 2020 and 2019)	(1,629)	(1,629)
Additional paid-in capital	—	3,048
Accumulated deficit	(48,113)	(44,218)
Total stockholders’ deficit	(49,730)	(42,787)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$59,458	$47,178
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2020	2019
Revenues	$68,801	$56,338
Cost of revenues	12,365	10,583
Gross profit	56,436	45,755
Operating expenses:
Research and development	18,283	14,766
Sales and marketing	28,810	29,409
General and administrative	8,221	7,625
Total operating expenses	55,314	51,800
Operating profit (loss)	1,122	(6,045)
Finance expenses, net	734	387
Income (loss) before taxes	388	(6,432)
Taxes on income	1,200	902
Net loss	(812)	(7,334)

Accretion of preferred stock to redemption value	(7,297)	(2,007)
Net loss attributable to common stockholders	$(8,109)	$(9,341)
Net loss per stock attributable to common stockholders – basic and diluted	$(0.68)	$(0.79)
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	11,986,185	11,880,295
The accompanying notes are an integral part of the consolidated financial statements.

STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except stock data)

	Temporary equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2019	45,476,809	$48,001	11,781,580	$12	1,431,538	$(1,629)	$4,578	$(36,884)	$(33,923)
Issuance of Series F preferred stocks, net of issuance cost	9,628,964	29,692	—	—	—	—	—	—	—
Accretion of preferred stocks to redemption value	—	2,007	—	—	—	—	(2,007)	—	(2,007)
Stock-based compensation	—	—	—	—	—	—	378	—	378
Stock options exercised	—	—	160,261	*)	—	—	99	—	99
Net loss	—	—	—	—	—	—	—	(7,334)	(7,334)
Balance as of December 31, 2019	55,105,773	79,700	11,941,841	12	1,431,538	(1,629)	3,048	(44,218)	(42,787)
Accretion of preferred stocks to redemption value	—	7,297	—	—	—	—	(4,214)	(3,083)	(7,297)
Capital contribution	—	—	—	—	—	—	504	—	504
Stock-based compensation	—	—	—	—	—	—	584	—	584
Stock options exercised	—	—	229,088	*)	—	—	78	—	78
Net loss	—	—	—	—	—	—	—	(812)	(812)
Balance as of December 31, 2020	55,105,773	$86,997	12,170,929	$12	1,431,538	$(1,629)	$—	$(48,113)	$(49,730)
The accompanying notes are an integral part of the consolidated financial statements.
* Represents an amount less than $1.

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(812)	$(7,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	730	431
Stock-based compensation	584	378
Loss on sale of property and equipment	127	—
Change in fair value of warrants	86	24
Non-cash interest expense	22	—
Changes in operating assets and liabilities
Increase in trade receivables, net	(8,372)	(5,174)
Decrease/ (increase) in prepaid expenses and other assets	78	(546)
(Decrease)/ increase in trade payables	(545)	721
Increase in employees and payroll accruals	1,914	1,579
Increase in accrued expenses and other liabilities	2,029	939
Net cash used in operating activities	(4,159)	(8,982)
Cash flows from investing activities:
Purchase of property and equipment	(1,030)	(1,657)
Proceeds from sale of property and equipment	6	—
Acquisitions of business, net of cash acquired (see Note 5)	—	(4,232)
Decrease/ (increase) in deposits	76	(333)
Net cash used in investing activities	(948)	(6,222)
Cash flows from financing activities:
Capital contributions	504	—
Proceeds from issuance of preferred stocks, net of issuance cost	—	29,692
Proceeds from loans	15,516	—
Loan repayment	(6,504)	(6,000)
Repayment of acquisition liability	(592)	—
Proceeds from exercise of options	78	99
Net cash provided by financing activities	9,002	23,791
Increase in cash, cash equivalents and restricted cash	3,895	8,587
Cash, cash equivalents and restricted cash at the beginning of the year	12,197	3,610
Cash, cash equivalents and restricted cash at the end of the year	$16,092	$12,197
Supplemental disclosure of cash flows activities:
(1) Cash paid during the year for:
Income taxes	$308	$208
Interest	$272	$328
(2) Non-cash transactions:
Accrued acquisition liability (see Note 5)	$126	$718
Accretion of preferred stocks to redemption value	$7,297	$2,007
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 1:- OVERVIEW
(a)Description of Business:
Innovid Inc. (“Innovid”, Innovid together with its subsidiaries the “Company”) was incorporated on June 21, 2007, under the General Corporation Law of the State of Delaware. The Company is a leading independent software platform that provides ad serving and creative services (together “Advertising Services”) for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
On July 5, 2007, the Company established a wholly-owned subsidiary in Israel, Innovid Media Ltd. (the “Israeli Subsidiary”), which is mainly engaged in research and development (“R&D”).
On November 12, 2012, the Company established a wholly-owned subsidiary in the United Kingdom (U.K.), Innovid EU Limited (the “U.K. Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On October 21, 2013, the Company established a wholly-owned subsidiary in Australia, Innovid AU PTY LTD (the “the Australian Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On September 12, 2019, the Company acquired 100% of the outstanding stocks of Dynamo Creative SRL (the “Argentinian Subsidiary” or “Dynamo Creative”), an Argentinian privately-held company which is engaged in R&D, business development and marketing services. The Argentinian subsidiary provides dynamic creative optimization services, a form of programmatic advertising that allows advertisers to optimize the performance of their creative services using real time technology. For further information see Note 5.
NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)Basis of presentation:
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets of the Company as of December 31, 2020 and 2019 and the consolidated results of operations and cash flows for the years ended December 31, 2020 and 2019.
(b)Use of estimates:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
The Company obtained an unsecured loan of $3,516 in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) and the maintenance of employee and compensation levels (“Other Conditions”). The Company has been using the proceeds of the PPP Loan, for Qualifying Expenses and complied with Other Conditions.
In May 2020, the Company has entered into grant agreement (“Grant Agreement”) with Special Situations Investing Group II, LLC (“SSIG”) to receive $504 from SSIG, related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
The Company has not filed an application for forgiveness of the reminder of the PPP Loan in the amount of $3,012 as of December 31, 2020. For further information see Note 18.
Principles of consolidation:
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.
(c)Functional currency:
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.
(d)Cash and cash equivalents:
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.
(e)Restricted deposits and restricted cash:
Restricted deposits presented in prepaid expenses and other current assets and in long-term restricted deposits are deposits used as security for the Company’s credit cards and for the rental of premises. As of December 31, 2020 and 2019, the Company’s restricted deposits were in New Israeli Shekels (“NIS”) and bore interest at weighted average interest rates of 0.01% and 0.03%, respectively. Restricted deposits are presented at their cost, including accrued interest.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position to the consolidated statements of cash flows.

	December 31,
	2020	2019
Cash and cash equivalents	$15,645	$11,641
Restricted cash included in prepaid expenses and other current assets	—	140
Restricted cash included in restricted deposits	447	416
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$16,092	$12,197

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(f)Property and equipment, net:
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

Years
Computers and peripheral equipment	3
Office furniture and equipment	5-7
Lease improvements	The shorter of the lease term or the useful life of the asset
(g)Impairment of long-lived assets:
Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts or circumstances either internally or externally may indicate that the carrying value of an asset may not be recoverable. If there are indications of an impairment, the Company tests for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss.
For the years ended December 31, 2020 and 2019, no impairments of long-lived assets were recorded.
(h)Business combinations:
The Company accounts for business combinations by applying the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.
Acquisition-related expenses are expensed as incurred.
(i)Goodwill and intangible assets:
Goodwill and certain other purchased intangible assets have been recorded in the Company's financial statements as a result of acquisitions. Goodwill represents excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an impairment test.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
ASC 350, Intangible—Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company operates as one reporting unit. The Company elects to perform an annual impairment test of goodwill as of October 1 of each year, or more frequently if impairment indicators are present. For the years ended December 31, 2020 and 2019, no impairments of goodwill were recorded.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. For the years ended December 31, 2020 and 2019, no impairments of intangible assets were recorded.
Amortization is calculated over the estimated useful lives of the assets using straight-line amortization methods:

Years
Technology	3
Customer relationships	1.5
(j)Fair value of financial instruments:
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The following table present information about the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Money market funds	$9,009	$—	$—
Liabilities:
Warrants liability	$—	$—	$499

	December 31, 2019
	Level 1	Level 2	Level 3
Assets:
Money market funds	$11,001	$—	$—
Liabilities:
Warrants liability	$—	$—	$413
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the consolidated statements of operations. As of December 31, 2020, and 2019, the risk free rate used for the valuation of the warrants was 0.1% and 1.2% volatility used was 75% and 70%. The time to liquidation were 1.6 years for warrants related to Series A preferred stocks and 1.5 years related to Series C as of December 31, 2020. The time to liquidation were less than a year for warrants related to Series A preferred stocks and 2.5 years related to Series C as of December 31, 2019. For further information see Note 10.
The change in the fair value of the Warrants liability is summarized below:

	December 31,
	2020	2019
Beginning of the year	$413	$389
Change in fair value	86	24
End of the year	499	413
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
(k)Trade receivable, net:
The Company records trade receivable at the invoiced amount. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The expectation of collectability is based on a review of credit profiles of customers, contractual terms and conditions, current economic trends, and historical payment experience. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine the appropriate amount of allowance for doubtful accounts. Trade receivables deemed uncollectible are charged against the allowance for doubtful accounts when identified.
(l)Accrued post-employment benefits:
i.401(k) profit sharing plans:
The Company has a 401(k) retirement savings plan with a safe harbor employer match with a maximum of 4% employer contribution for its eligible employees in the U.S. During the years ended December 31, 2020 and 2019, the Company recorded expenses for matching contributions in the amount of $705 and $569, respectively.
ii.Severance pay:
The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment, or a portion thereof.
The Israeli Subsidiary’s liability for all of its Israeli employees is covered by the provisions of Section 14 of the Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, continued on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheets.
Severance pay expenses for the years ended December 31, 2020 and 2019, amounted to approximately $600 and $579, respectively.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(m)Income taxes and tax contingencies:
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
The Company regularly evaluates deferred tax assets for future realization and establish a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the Tax Cuts and Jobs Act (the “U. S. Tax Act”). The U.S. Tax Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the U.S. Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a U.S. shareholder of any controlled foreign corporation (“CFC”) is required to include its global intangible low-taxed income (“GILTI”) in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the U.S. shareholder’s net CFC tested income for that tax year, over the U.S. shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
(n)Concentrations of credit risks:
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
During the years ended December 31, 2020 and 2019, two of the Company’s customers accounted for approximately 18% and 21%, respectively, of the Company’s total revenues as presented below:

	Year ended December 31,
	2020	2019
Customer A	8%	11%
Customer B	10%	10%
	18%	21%
(o)Stock-based compensation:
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
(p)Warrants:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
(q)Revenue recognition:
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company adopted ASC, Revenue from Contracts with Customers Topic 606 (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit, since the Company does not have enforceable right to payment before delivery. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Ad serving services were 96.5% and 96.9% of the Company’s revenues for the years ended December 31, 2020 and 2019, respectively.
Costs to obtain a contract:
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. The Company did not capitalize any contract costs during the periods ended December 31, 2020 and 2019, respectively.
(r)Cost of revenues:
Cost of revenues consists primarily of costs to run the ad serving and creative services. These costs include hosting fees and personnel costs including stock-based compensation, professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(s)Research and development:
Research and development costs are charged to the statements of comprehensive loss as incurred. ASC 350-40, Internal-Use Software (“ASC 350-40”), requires the capitalization of certain costs incurred only during the application development stage.
The Company evaluates periodically Research and development costs that may be eligible for capitalization. During the years ended December 31, 2020 and 2019 the Company did not capitalize any costs and concluded that all research and development cost should be expensed as incurred.
(t)Sales and marketing:
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs as well as costs related to advertising, product management, promotional materials, public relations, other sales and marketing programs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.
(u)General and administrative:
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.
(v)Net loss per common stock:
The Company computes net loss per stock using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stocks and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its preferred stocks to be participating securities as the holders of the preferred stocks would be entitled to dividends that would be distributed to the holders of common stocks, on a pro-rata basis assuming conversion of all preferred stocks into common stocks.
These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per stock is calculated by dividing net loss attributable to common stockholders and by the weighted-average number of shares of common stocks outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per stock is the same as basic net loss per stock in periods when the effects of potentially dilutive stock of common stocks are anti-dilutive.
All outstanding preferred stocks, treasury stocks, warrants and options for the years ended December 31, 2020 and 2019 have been excluded from the calculation of the diluted net loss per stock, because all such securities are anti-dilutive for all periods presented. For further information see Note 18.
(w)Recently adopted accounting pronouncements:
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In January 2017, FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). The FASB issued final guidance that eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The Company

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
adopted ASU 2017-04 in the first quarter of 2019. The adoption did not have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 supersedes Subtopic 505-50 by expanding the scope of Topic 718 to include nonemployee awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards (with limited exceptions). The Company adopted ASU 2017-07 in the first quarter of 2018. The adoption did not have a material impact on the consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 improves the effectiveness of disclosures about fair value measurements required under ASC 820. The Company has adopted ASU 2018-13 on the first quarter of 2019. The adoption did not have a material impact on the consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). The amendments require that a statement of cash flows explain the change during the period in restricted cash or restricted cash equivalents, in addition to changes in cash and cash equivalents. That is, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Consequently, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing sections of the cash flow statement. Further, when cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet, an entity must reconcile these amounts to the total shown on the statement of cash flows, either in narrative or tabular format. This information should be provided on the face of the cash flow statement or in the notes to the financial statements. The Company has adopted the requirements of ASU 2016-18 in the first quarter of 2019. The reconciliation information is provided in the notes to the consolidated financial statements.
(x)Recently issued accounting pronouncements not yet adopted by the Company:
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In February 2016, the FASB issued an ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASC 842 changes the current lease accounting standard by requiring the recognition of lease assets and lease liabilities for all leases, including those currently classified as operating leases. This new guidance is effective for fiscal years beginning after 15 December, 2021. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
Other issued new guidance is not expected to have impact on the Company’s consolidated financial statements.
NOTE 3:- PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets consist of the following:

	December 31,
	2020	2019
Prepaid expenses	$862	$888
Deposits	30	261
Government authorities	85	226
Other current assets	197	207
Total	$1,174	$1,582
NOTE 4:- PROPERTY AND EQUIPMENT
Property and equipment consist of the following:

	December 31,
	2020	2019
Cost:
Computers and peripheral equipment	$1,260	$1,083
Office furniture and equipment	633	577
Leasehold improvements	2,162	1,496
	4,055	3,156
Accumulated depreciation	(1,730)	(1,255)
Depreciated cost	$2,325	$1,901
The depreciation expense for the years ended December 31, 2020 and 2019 were $531 and $332, respectively.
NOTE 5:- BUSINESS COMBINATION
On September 12, 2019 (the “Closing Date”), the Company acquired all of the shares of Dynamo Creative for a total consideration of $5,000. Dynamo Creative provides dynamic creative optimization services to advertisers and media agencies and operates mainly in the LATAM region. The primary reason for the acquisition is access to a highly skilled talent pool. The consideration is to be paid in three installments over a period as follows: (i) $4,250 on the Closing Date, (ii) $250 to be paid within 45 days and (iii) $500 to be paid within fifteen months after the Closing Date. As of December 31, 2020 and 2019, the amounts remaining payable were $126 and $718, respectively.
The Company accounted for the transaction using the acquisition method, which requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their respective estimated

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
fair values as of the acquisition date. The following table summarizes the fair values of the assets acquired and liabilities assumed:

Total value
Cash and cash equivalents	$50
Accounts receivables	417
Other current assets	7
Property and equipment	17
Other non-current assets	39
Total tangible assets	530
Customer relationships	198
Goodwill	4,555
Total asset acquired	5,283
Less: assumed liabilities	(283)
Net assets acquired	$5,000
Property and equipment - the fair values of property and equipment acquired from the acquisition were estimated by applying the cost approach. The key assumptions of the cost approach include replacement cost, physical deterioration, functional and economic obsolescence, economic useful life, remaining useful life, and age.
Intangible assets - the fair values of customer relationships acquired from these acquisitions were estimated from applying an income approach, by calculating the present value of estimated future operating cash flows generated from existing customers less costs to realize the revenue. The Company applied a discount rate of 33%, which reflects the nature of the assets as they relate to the risk and uncertainty of the estimated future operating cash flows, as well as the risk of the country within which the acquired business operates. Estimated useful lives are disclosed in Note 2 (j).
Goodwill - is attributable to the workforce of the acquired business, future R&D potential of the Argentinian technology hub and cost savings due to lower level of salaries of the acquired business. Goodwill is not deductible for income tax purposes.
Transaction costs - the Company incurred total transaction costs of $213 for the acquisition, which are included in general and administrative expenses for the year ended December 31, 2019. Acquisition related costs include legal, accounting and finder’s fees and other costs directly related to the acquisition.
Revenues and net loss from operations - during the years ended December 31, 2020 and 2019, the Company’s results of operations included revenues from Argentinian subsidiary in the amount of $273 and $549, respectively. It also included net losses in the amounts of $2,581 and $351 for the years ended December 31, 2020 and 2019.
NOTE 6:- INTANGIBLE ASSETS, NET
Intangible assets consist of the following:

	December 31,
	2020	2019
Cost:
Technology	$200	$200
Customer relationships	198	198
	398	398
Accumulated depreciation	(365)	(166)
Amortized cost	$33	$232

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The amortization expense for the years ended December 31, 2020 and 2019 were $199 and $99, respectively.
NOTE 7:- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liability consist of the following:

	December 31,
	2020	2019
Accrued expenses	$317	$454
Tax payables	126	168
Customer advances	118	83
Accrued lease liability, current portion	391	66
Acquisition liability	126	718
Other current liabilities	77	159
Total	$1,155	$1,648
NOTE 8:- OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following:

	December 31,
	2020	2019
Accrued lease liability	$1,445	$299
Uncertain tax position	1,699	915
Total	$3,144	$1,214
NOTE 9:- WARRANTS LIABILITY
In connection with a loan and security agreement entered into on June 29, 2010 with SVB, the Company issued warrants to purchase up to 165,654 of the Company’s Series A preferred stocks, $0.001 par value each, in the conversion ratio of 1:1 and at an exercise price of $0.3622 subject to adjustments on the occurrence of stock splits, stock dividend, recapitalization, other dividends or distributions. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, SVB shall have the right to exercise its conversion or purchase right in respect of the warrants. The agreement was amended on September 21, 2020 with exercisable period being extended by eighteen months until June 29, 2022. In lieu of exercising the warrants, SVB may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The loan has fully been repaid in 2012. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
In connection with a loan agreement entered into on April 23, 2014 with TriplePoint Capital LLC (“TPC loan agreement”), the Company issued warrants to purchase up to 162,409 of the Company’s Series C preferred stocks, $0.001 par value each, and at an exercise price of $1.339 per stock or lower, subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company’s initial public offering. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
On May 20, 2015 the Company entered into an amendment of the TPC loan agreement. In connection with the amendment, the Company issued warrants to purchase up to 80,645 of the Company’s Series C preferred stocks $0.001 par value each, and at an exercise price of $1.339 per stock or lower subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company’s initial public offering. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, the Lender shall have the right to exercise its conversion or purchase right in respect of the warrants issued to the TPC. The TPC loan has been fully repaid in 2018. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
The Warrants’ fair value remeasurement expenses for the years ended December 31, 2020 and 2019 were $86 and $24, respectively.
NOTE 10:- CREDIT LINE AND OTHER BORROWINGS
In 2016, the Company entered into additional modifications to credit line agreement dated 2012 (the “Agreement”), pursuant to which to which certain conditions were amended and the Maturity Date had been extended to October 21, 2018 and the line of credit increased from $6,500 to $10,000.
On April 7, 2017 the Company utilized $5,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5,000.
On October 20, 2018, the Company entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, the Company entered into an amended and restated Agreement (the “A&A Agreement”), pursuant to which certain conditions were amended and the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10,000 to $12,000.
On September 1, 2018 the Company utilized an additional $1,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6,000.
On November 30, 2019, the Company fully repaid the outstanding balance of the credit line in the amount of $6,000.
During 2020, the Company fully drew down on its $12,000 credit line. As of December 31, 2020, the Company had repaid $6,000, leaving a balance of $6,000. On December 29, 2020, the Company entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15,000.
The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Company was in compliance with all the covenants, primarily maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&A Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as Company’s unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
PPP Loan:
In April, 2020, the Company obtained an unsecured loan of $3,516 through SVB under the PPP Loan. For more information see Note 2 (b).

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
In May, 2020, the Company have received a grant of $504 from SSIG, related party of one of its investors, for the purpose of repayment of the portion of the PPP Loan. For further information see Note 15.
In June, 2021, the Company has repaid the outstanding balance of PPP loan of $3,012. For further information see Note 18.
Interested expenses for the years ended December 31, 2020 and 2019 were $328 and $298, respectively and were recorded in finance expenses, net in the consolidated statements of operations.
NOTE 11:- COMMITMENTS AND CONTINGENT LIABILITIES
(a)Lease commitments:
The Company leases office space and motor vehicles, which expire on various dates, the latest of which is in 2025. Future minimum lease commitments under non-cancelable operating leases as of December 31, 2020, are as follows:

Year ended December 31,	Rental of premises	Lease of motor vehicles
2020	$2,338	$27
2021	2,150	8
2022	1,804	—
2023	799	—
2024 and thereafter	745	—
Total	$7,836	$35
Operating lease expenses for the years ended December 31, 2020 and 2019 were $2,215 and $2,474, respectively.
(b)Pledges and bank guarantees:
1.In conjunction with the Agreement and its amendments (see Note 10), Innovid pledged 65,000 common stocks of its Israeli Subsidiary, NIS 0.01 par value each.
2.Israeli Subsidiary pledged bank deposits in an aggregate amount of $682 in connection with an office rent agreement and credit cards.
3.Innovid obtained bank guarantees in an aggregate amount of $251 in connection with its office lease agreements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 12:- TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Preferred stocks (temporary equity):

	Authorized		Issued and outstanding		Carrying Value		Liquidation Preference/Redemption Value
	December 31,		December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019	2020	2019
Series A preferred stocks	8,447,654	8,447,654	8,282,000	8,282,000	$2,988,788	$2,988,788	3,000,000	3,000,000
Series A-1 preferred stocks	1,588,510	1,588,510	1,588,510	1,588,510	$986,529	$986,529	1,000,000	1,000,000
Series B preferred stocks	3,103,109	3,103,109	3,103,109	3,103,109	$1,500,000	$1,500,000	1,500,000	1,500,000
Series B-1 preferred stocks	1,588,511	1,588,511	1,588,511	1,588,511	$1,000,000	$1,000,000	1,000,000	1,000,000
Series B-2 preferred stocks	10,860,886	10,860,886	10,860,886	10,860,886	$6,971,930	$6,971,930	7,000,000	7,000,000
Series C preferred stocks	8,553,574	8,663,340	8,310,521	8,310,521	$9,445,233	$9,445,233	9,500,002	9,500,002
Series D preferred stocks	5,516,001	5,656,659	5,516,001	5,516,001	$9,972,537	$9,972,537	10,000,001	10,000,001
Series E preferred stocks	6,227,271	6,227,271	6,227,271	6,227,271	$15,000,000	$15,000,000	15,000,000	15,000,000
Series F preferred stocks	9,628,964	9,628,964	9,628,964	9,628,964	$39,131,983	$31,835,154	$39,131,983	31,835,154
Total	55,514,480	55,514,480	55,105,773	55,105,773	$86,997,000	$79,700,171	$87,131,986	79,835,157
Preferred A, A-1, B, B-1, B-2, C, D, E and F stocks have all rights as common stocks. In addition, they have rights of conversion into common stocks and preference in liquidation event.
On January 7, 2019, the Company issued 9,628,964 Series F preferred stocks in a par value of $0.001, resulting in $29,692 equity investments, net of issuance cost.
As of December 31, 2020, the Company’s preferred stocks was classified as temporary equity in the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or change of control of the Company.
The rights, preferences, and privileges of preferred stocks are as follows:
Voting Rights
Each share of the preferred stocks shall entitle the holder to the number of votes equal to the number of shares of common stocks into which such shares of preferred stocks could be converted. Until an initial public offering, written consent, or affirmative vote of the Series F majority, will be required for certain transactions by the Company, as mentioned in the Certificate of Incorporation.
Dividend Rights
Holders of preferred stocks shall be entitled to receive, when and if declared by the Board of Directors, out of any assets legally available, non-cumulative dividends in an amount equal to the original issuance price per share.
Preferred Stockholders are entitled to receive preference in terms of dividend distributions. Dividends for preferred stocks shall be distributed in the sequence listed below:
a.Series F preferred stocks
b.Series E preferred stocks
c.Junior preferred stocks i.e. all preferred stocks other than Series F and E Preferred Stock. These rank on an equal footing as and senior to the common stock and any other capital stock of the Company that is junior to the junior preferred stocks, as to dividends.
d.After all dividend preferences have been paid in full upon the shares of preferred stocks, any remaining dividends declared will be distributed to the holders of common stocks and preferred stocks, pro rata in

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
proportion to the number of shares of common stocks held by each such holder on an as-if converted to common stock basis.
No dividends have been declared to date as of December 31, 2020.
Liquidation Preference
In the event of any liquidation event where liquidation event means liquidation, bankruptcy, dissolution, reorganization or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event (including change in control), all of the holders of preferred stocks shall be entitled to receive, each with respect to its original issue price, an amount per share in accordance with the priorities and liquidation preferences as follows:
1.First, the holders of shares of Series F preferred stock shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock and the other holders of preferred stock, by reason of their ownership thereof, the Series F liquidation preference.
2.Second, the holders of shares of Series E preferred stock shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock and the other holders of preferred stock other than Series F preferred stock.
3.Third, the holders of shares of all other preferred stock, shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock.
If upon the occurrence of a liquidation event, the assets to be distributed among the holders of any class of preferred stocks are insufficient to permit the payment to such holders of their full preferred preference, then the entire assets of the Company legally available for distribution will be distributed ratably among the holders of that class of preferred stocks in proportion to the preferential amounts such holders are entitled to receive.
Conversion Rights
Each share of preferred stocks will be convertible, without payment of additional consideration at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stocks at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stock according to a conversion ratio which is determined by dividing the original issue price (in effect on the date the certificate is surrendered for conversion) by the conversion price. The conversion price per share for shares of preferred stocks shall initially be equal to the original issue price, however, it shall be subject to adjustments pertaining to (i) certain splits and combinations (ii) other distributions (iii) recapitalizations, and (iv) adjustments for dilutive issues.
Each share of preferred stocks would automatically be converted into shares of common stocks at the conversion ratio upon the earlier of (i) the closing of an IPO with gross proceeds for the Company and any other participants in such IPO of at least $60,000 and a price per share reflecting an equity value of the Company of $500,000 or more and that is underwritten by investment bank acceptable to a majority of the outstanding shares of Series F preferred stocks; or (ii) a resolution approved by holders of at least a majority of the voting power underlying the Company’s issued and outstanding shares of preferred stocks and a majority of the outstanding shares of Series F preferred stocks.
Redemption Rights
Series F Preferred stock: At the election of Series F preferred stocks majority, within the five year anniversary of the Series F preferred stocks original issue date or upon occurrence of a liquidation event, each of the Series F preferred stocks unit will be subject to redemption at a price per unit equal to the greater of (i) Series F liquidation preference and (ii) the fair market value of a single share of Series F preferred stocks (or common stocks, as applicable) as of the Series F redemption date.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
If the Company does not have sufficient funds legally available to redeem all shares of Series F preferred stocks and of any other class or series of stock to be redeemed, the Company will first redeem all shares of Series F Preferred stock and then redeem a pro rata portion of each other holder’s shares of such stock. As of December 31, 2020 and 2019 Series F redemption value was $38,824 and $31,835, respectively.
Series E Preferred stock: At the election of Series E preferred stocks majority, and subject to the prior payment in full due to the holders of shares of Series F preferred stocks, shares of Series E preferred stocks will be redeemed by the Company at a price equal to the Series E original issue price per share, plus all declared but unpaid dividends thereon in three annual installments commencing at any time on or after six year anniversary of the Series F preferred stocks original issue date. As of December 31, 2020 and 2019 the Series E redemption value was $15,000.
Balance Sheet Classification and Measurement
Series F preferred stocks are redeemable at the election of the holders within the five-year anniversary of the original issue date; thus, The Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. Since redemption is probable, the Company recognized changes in the redemption value immediately as they occur and adjust the carrying amount of the Series F preferred stocks to equal the redemption value at the end of each reporting period. As of December 31, 2020 and 2019 the Company recorded an adjustment of $7,297 and $1,835 respectively. As there are no retained earnings, the 2019 adjustment was charged against additional paid in capital. The 2020 adjustment was charged against additional paid in capital and accumulated deficit, since the Company does not believe additional paid in capital can be recorded as a negative amount.
Series E preferred stocks are redeemable at the election of the holders if Series F preferred stock will be redeemed; thus, The Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. Since redemption is probable, the Company recognized changes in the redemption value immediately as they occur and adjust the carrying amount of the Series E preferred stocks to equal the redemption value at the end of each reporting period. As of December 31, 2020, and 2019, the Company recorded an adjustment of $0 and $172 respectively. As there are no retained earnings, the 2019 adjustment was charged against additional paid in capital.
All other classes of preferred stocks are redeemable in a deemed liquidation event, which is not under the control of the Company; thus, the Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2019, and 2020, the Company did not adjust the carrying values of the stock to the deemed liquidation values of such shares since a deemed liquidation event was not probable.
Stockholders’ deficit:

	Authorized		Issued		Outstanding
	December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019
Stocks of $0.001, par value each:
Common stocks	75,254,333	75,254,333	13,602,467	13,373,379	12,170,929	11,941,841
i.Common stocks:
The rights and privileges of the common stocks are as follows:
Voting Rights
The holders of the common stocks are entitled to one vote for each share of common stocks.
Dividend Rights
Subject to preferences that may be applicable to dividends of any outstanding preferred stocks, dividends may be paid on the common stocks as and when declared by the Board of Directors. Such dividends will be distributed among the holders of common stocks pro rata in proportion of the number of common stocks held by each.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Liquidation Rights
Upon the completion of the distribution of the applicable preferred preference in the event of any liquidation, bankruptcy, dissolution, reorganization or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event , the remaining assets of the Company available for distribution (the “Remaining Distributable Amount”) will be distributed among the holders of common stocks and the holders of preferred stocks pro rata in proportion to the number of shares of common stocks held by each such holder on an as-if converted to common stock basis.
Redemption Rights
The common stocks are not redeemable.
The Company has reserved the following shares of common stock for issuance:

	December 31,
	2020	2019
Options outstanding	9,874,369	7,443,587
Options available for future option grants	1,158,017	817,887
Total	11,032,386	8,261,474
ii.Treasury stocks:
On December 10, 2012, the Company purchased 1,431,538 common stocks of $0.001 par value each, for a total consideration of $1,629.
iii.Equity classified warrants:
iv.The Company issued 100,000 warrants to American Friends of Tmura, Inc. (the “Holder”) on February 25, 2010 to purchase an aggregate of 100,000 Company’s Common stock, $0.001 par value each, with an exercise price of $0.09 which is subject to an adjustment on the occurrence of certain events. The warrants are exercisable until March 1, 2029. In lieu of exercising the warrants, the Holder may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The warrants were recorded within equity based on their fair value on the date of issuance. These warrants are not remeasured.
NOTE 13:- STOCK-BASED COMPENSATION
Under the Company’s stock option plan (the “Plan”), options may be granted to officers, directors, employees and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants.
A summary of the employees’ stock option activity under the Plan for the years ended December 31, 2020 and 2019 is as follows:

	Year ended December 31, 2020
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	6,721,339	$0.58	7.30	$1,758
Granted	3,698,500	0.82
Forfeited	(814,952)	0.85
Expired	(413,678)	0.55
Exercised	(79,088)	0.68
Outstanding at end of year	9,112,121	$0.49	7.20	$3,100
Exercisable options at end of year	4,567,670	$0.50	4.80	$2,301

	Year ended December 31, 2019
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	5,474,026	$0.52	7.42	$1,920
Granted	1,765,665	0.85
Forfeited	(213,705)	0.82
Expired	(144,386)	0.74
Exercised	(160,261)	0.62
Outstanding at end of year	6,721,339	$0.58	7.30	$1,758
Exercisable options at end of year	4,274,687	$0.45	6.02	$1,725
A summary of the consultants’ stock option activity under the Plan for the years ended December 31, 2020 and 2019 is as follows:

	Year ended December 31, 2020
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	722,248	$0.57	5.30	$201
Granted	340,000	0.53
Expired	(150,000)	0.16
Exercised	(150,000)	0.16
Outstanding at end of year	762,248	$0.68	6.32	$213
Exercisable options at end of year	491,205	$0.65	5.20	$170

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)

	Year ended December 31, 2019
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	682,248	$0.52	9.50	$1,920
Granted	40,000	0.85
Outstanding at end of year	722,248	$0.57	5.30	$201
Exercisable options at end of year	586,622	$—	4.56	$197
The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of the Company’s common stocks as of December 31, 2020. The weighted-average fair value of options granted during the years ended December 31, 2020 and 2019 were $0.71 and $0.47, respectively.
As of December 31, 2020, the Company had approximately $2,246 of total unrecognized compensation cost related to non-vested stock-based compensation. That cost is expected to be recognized over a weighted-average period of 2.65 years.
The Company estimated the fair value of each option on the date of grant using the Black-Scholes option pricing model applying the weighted-average assumptions in the following table:

	Year ended December 31,
	2020	2019
Expected volatility	79%	70%
Expected dividends	—%	—%
Expected term (in years)	6.11	6.11
Risk free interest	0.62%-0.82%	1.65%-1.91%
During the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation expenses for the employees as follows:

	Year ended December 31,
	2020	2019
Cost of goods sold	$11	$6
Research and development	121	77
Sales and marketing	196	200
General and administrative	92	43
Total	$420	$326
In connection with the options granted to service providers and non-employee consultants, during the years ended December 31, 2020 and 2019, the Company recorded stock compensation expenses in the amount of $162 and $52, respectively. The majority of these expenses were recorded in general and administrative expenses.
NOTE 14:- INCOME TAXES

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Income before taxes on income is comprised as follows:

	Year ended December 31,
	2020	2019
Domestic	$1,241	$(6,689)
Foreign	(853)	257
Total income (loss) before income taxes	$388	$(6,432)
Income taxes are comprised as follows:

	Year ended December 31,
	2020	2019
Current income tax provision (benefit):
Domestic	96	25
Foreign	1,104	877
Total current income tax (benefit) provision	1,200	902
A reconciliation of the U. S. statutory income tax rate to the Company’s effective income tax rate for continuing operations is as follows:

	Year ended December 31,
	2020	2019
Income (loss) before income taxes
Domestic	$1,241	$(6,689)
Foreign	(853)	257
Total income (loss) before income taxes	388	(6,432)

U.S. statutory rate	21%	21%
Income taxed computed at U. S. federal
statutory rate	81	(1,351)
Foreign rate differential	(155)	(52)
State and local income taxes	207	(464)
Non-deductible expenses	40	114
Share-based compensation	100	98
GILTI	—	261
Change in valuation allowance	159	1,661
Tax credits	(469)	(301)
Changes in uncertain tax positions	956	880
Foreign currency adjustment	187	22
Withholding tax	113	73
Other	(19)	(39)
Total income tax provision	$1,200	$902
Effective income tax rate	309%	(14)%
The Company’s effective tax rate is subject to significant variation due to several factors, including variability in pre-tax and taxable income (loss) and the mix of jurisdictions to which they relate, intercompany transactions, the applicability of special tax regimes, changes in the Company’s currently established valuation allowance, foreign currency gains (losses), and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Additionally, the Company’s effective tax rate can be more or less volatile based on the amount of pre-tax income or loss. The impact of non-deductible expenses on the Company’s effective tax rate is greater when the Company’s pre-tax income is lower.
A significant factor that impacted the Company’s effective tax rate between 2020 and 2019 was global intangible low-taxed income (“GILTI”). Innovid Argentina generated a taxable loss in 2020 and therefore generated a tested loss for GILTI purposes. As a result, the tested income of the remaining foreign subsidiaries was offset entirely by the tested loss of Innovid Argentina. Thus, the Company does not have a GILTI inclusion for the 2020 tax year.
Deferred income taxes are provided for the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities consisted of the following:
Deferred income taxes are provided for the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
	2020	2019
Deferred tax assets
Loss carryforwards	$9,131	$9,483
Tax credits	891	587
Interest limitation carryforwards	—	79
Accrued expenses	716	512
Share-based compensation	106	87
Fixed assets and intangibles	176	105
Other	164	168
Total deferred tax assets, gross	11,184	11,021
Valuation allowance	(11,184)	(11,021)
Total deferred tax assets, net	—	—
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset certain deferred tax assets at December 31, 2020 and 2019 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
The Israeli corporate tax rate was 23% in 2020 and 2019. The Company’s production facilities in Israel have been granted the status of a “Preferred Enterprise” under the Law for the Encouragement of Capital Investments Law, 1959 (“the Investment Law”). According to the provisions of the Investment Law, the Company has been granted a reduced tax rate. Preferred enterprise located in development area A will be subject to a tax rate of 7.5% instead of 9%. The tax rate applicable to preferred enterprises located in other areas remains at 16%. The Israeli corporate tax rate was 23% in 2020 and 2019.
Foreign withholding taxes and Internal Revenue Code Section 986(c) gains and losses have not been recorded on permanently reinvested earnings of certain subsidiaries aggregating $7,594 and $5,929 as of December 31, 2020 and 2019, respectively. The amount of deferred international withholding taxes and Internal Revenue Code Section 986(c) gains and losses relating to these subsidiaries is approximately $873 and $647 as of December 31, 2020 and 2019, respectively.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s gross NOLs for tax return purposes are as follows:

	Year ended December 31,
	2020	2019
Domestic NOLs (federal)	32,948	34,945
Domestic NOLs (state and local)	29,567	32,611
Foreign NOLs	1,740	241
Total	64,255	67,797
Domestic (federal and state) NOLs expire in various year starting from December 31, 2028 through an indefinite period. Foreign NOLs expire between December 31, 2025 and December 31, 2026. A portion of domestic (federal and state) NOLs are subject to Internal Revenue Code Section 382 or similar provisions, but the net operating loss carryforwards are expected to be fully realized. The table above reflects gross NOLs for tax return purposes which are different than financial statement NOLs, as the Company’s intention is to settle additional income taxes from tax contingencies with NOLs. The other tax credit carryforwards expire in various years beginning in 2032 through 2040. The Company’s intention is to settle the tax contingencies associated with the research and development credits with the attribute.
The Company’s unrecognized tax benefits are reconciled as follows:

	December 31,
	2020	2019
Gross unrecognized tax benefits as of January 1	1,438	586
Increases - current year tax positions	935	852
Gross unrecognized tax benefits as of December 31	2,373	1,438
The balances of unrecognized tax benefits as of December 31, 2020 and 2019 are $2,373 and $1,438 of which $2,373 and $1,438 represent amounts that, if recognized, impact the effective income tax rate in future periods.
The Company recognized interest related to unrecognized tax benefits in its income tax provision. The Company accrued $49 and $27 for interest as of December 31, 2020 and 2019, respectively.
The Company is subject to income taxes in the U. S. and several foreign jurisdictions including Australia, Argentina, United Kingdom and Israel. Significant judgment is required in evaluating the Company’s tax positions and determining the Company’s provision for income taxes. During the ordinary course of business there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite the belief that the Company’s tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
The Company estimates that it is reasonably possible that the balance in unrecognized tax benefits as of December 31, 2020 will increase by approximately $587 in the next twelve months. The unrecognized tax benefits relate to research and development credits and increases to currently established positions in Israel.
The Company is not currently under examination by the taxing authorities in the significant tax jurisdictions in which it operates. The last tax assessment that was received by the Company related to tax years through 2014 in Israel.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 15: RELATED PARTIES
As described in Note 11, SSIG, related party of one of the investors, has provided a grant of $504 to be used for a repayment of the PPP Loan. According to the Grant Agreement the grant proceeds were used in May 2020 for a partial repayment of the PPP loan. This grant has been treated as a capital contribution in equity.
There were no other transactions with related parties.
NOTE 16: SEGMENT REPORTING
The Company operates as one operating segment, which primarily focuses on advertising and creative services. Our Chief Executive Officer (“CEO”), is the chief operating decision-maker, manages and allocates resources to the operations of the Company on an entity-wide basis. Managing and allocating resources on an entity-wide basis enables the CEO to assess the overall level of resources available and how to best deploy these resources across functions and R&D projects based on needs and, as necessary, reallocate resources among Company’s internal priorities and external opportunities to best support the long-term growth of the business.
Revenue by geographical location are as follows:

	December 31,
	2020	2019
U.S.	$62,760	$50,837
Canada	518	311
APAC	2,636	2,657
EMEA	1,463	1,645
LATAM	1,424	888
Total revenues	$68,801	$56,338
The Company’s property and equipment, net by geographical location are as follows:

	Year ended December 31,
	2020	2019
Israel	$1,625	$997
U. S.	595	760
Rest of the World	105	144
Total	$2,325	$1,901
NOTE 17:- BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31,
	2020	2019
Numerator:
Net loss	(812)	(7,334)
Accretion of preferred stocks to redemption value	(7,297)	(2,007)
Net loss attributable to common stockholders - basic and diluted	$(8,109)	$(9,341)
Denominator:
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	11,986,185	11,880,295
Net loss per stock attributable to common stockholders – basic and diluted	$(0.68)	$(0.79)

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended December 31,
	2020	2019
Preferred stocks	55,105,773	55,105,773
Options outstanding	9,874,369	7,443,587
Warrants outstanding	508,708	508,708
NOTE 18:- SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through August 4, 2021, the date at which the consolidated financial statements were available to be issued
i.On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ION (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and the Company. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ION will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the consummation of the Mergers (the “Closing”), and Merger Sub 1 will merge with and into Innovid (the “First Merger” and, the effective time of such First Merger, the “First Effective Time”), with Innovid continuing as the surviving company of the First Merger (the “Surviving Corporation”). The Surviving Corporation will then merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”; the effective time of such Second Merger, the “Second Effective Time”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and ION will change its name to “Innovid Corp.” (the “Future Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Surviving Entity will remain a direct, wholly-owned subsidiary of the Future Company.
ii.In June 2021, the Company has made a decision to repay PPP loan which was repaid in full in the same month.